     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              CLASSIC CABLE, INC.
             (Exact name of registrant as specified in its charter)
For a list of Co-Registrants, refer to the page immediately following this page.
                             ---------------------

           DELAWARE                             4841                            74-2750981
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)          Identification Number)

                              515 CONGRESS AVENUE
                                   SUITE 2626
                              AUSTIN, TEXAS 78701
                                  512/476-9095
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               J. MERRITT BELISLE
                            CHIEF EXECUTIVE OFFICER
                              CLASSIC CABLE, INC.
                              515 CONGRESS AVENUE
                                   SUITE 2626
                              AUSTIN, TEXAS 78701
                                  512/476-9095
(Name, address including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                        Copies of all communications to:
                              PETER C. KRUPP, ESQ.
                             SKADDEN, ARPS, SLATE,
                           MEAGHER & FLOM (ILLINOIS)
                              333 W. WACKER DRIVE
                                   SUITE 2100
                            CHICAGO, ILLINOIS 60606
                                  312/407-0700
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                          AMOUNT TO BE             AMOUNT OF
                SECURITIES TO BE REGISTERED                       REGISTERED(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
10 1/2% Senior Subordinated Notes due 2010..................       $225,000,000             $59,400(1)
Guarantees of the 10 1/2% Senior Subordinated Notes due
  2010......................................................           N/A                  $     0(2)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value, which has been computed as of April 14, 2000, of the outstanding 10 1/2% Senior Subordinated Notes due 2010 of the Registrant to be canceled in the exchange transaction hereunder.

(2) Pursuant to Rule 457(n), no separate registration fee is being paid in respect of the guarantees.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS

                                                                   PRIMARY STANDARD
                                                                      INDUSTRIAL       IRS EMPLOYER
                                                      STATE OF      CLASSIFICATION    IDENTIFICATION
                       NAME                         ORGANIZATION     CODE NUMBER          NUMBER
                       ----                         ------------   ----------------   --------------
Classic Cable Holding, Inc........................    Delaware           4841           74-2807609
Classic Telephone, Inc............................    Delaware           4841           75-2590205
Universal Cable Holdings, Inc.....................    Delaware           4841           75-2077867
Universal Cable Communications, Inc. .............    Delaware           4841           84-0913858
Universal Cable of Beaver Oklahoma, Inc. .........    Delaware           4841           75-2243788
Universal Cable Midwest, Inc. ....................    Delaware           4841           75-2205815
WT Acquisition Corporation........................    Delaware           4841           74-2644608
W.K. Communications, Inc..........................      Kansas           4841           48-1037491
Television Enterprises, Inc.......................       Texas           4841           74-1532349
Black Creek Communications, L.P...................    Delaware           4841           74-2881867
Black Creek Management, L.L.C.....................    Delaware           4841           74-2881870
Friendship Cable of Texas, Inc....................       Texas           4841           75-2237583
Correctional Cable TV, Inc........................       Texas           4841           75-2443515
CallCom 24, Inc...................................       Texas           4841           75-2774129
Friendship Cable of Arkansas, Inc.................       Texas           4841           71-0634055
Classic Network Transmission, L.L.C...............    Delaware           4841           74-2924093

PROSPECTUS

EXCHANGE OFFER FOR
$225,000,000
10 1/2% SENIOR SUBORDINATED NOTES DUE 2010            [CLASSIC CABLE, INC. LOGO]

                            Terms of Exchange Offer

     - Expires 5:00 p.m., New York City time,                , 2000 unless
       extended

     - Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

     - All old notes that are validly tendered and not validly withdrawn will be exchanged

     - Tenders of old notes may be withdrawn any time prior to the expiration of the exchange offer

     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes

     - We will not receive any proceeds from the exchange offer

     - The terms of the exchange notes are substantially identical to the old notes, except for certain transfer restrictions and registration rights relating to the old notes

     - As of December 31, 1999, on a pro forma basis we had approximately $165.5 million of senior indebtedness

     See "Risk Factors" beginning on page 15 to read about certain factors you should consider before buying shares of the Class A common stock.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            , 2000

                             AVAILABLE INFORMATION

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934. We are required to file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements and other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     We, together with the subsidiary guarantors, have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

                                    SUMMARY

     The following summary is intended to highlight certain information contained elsewhere in this prospectus. This summary is not intended to be a complete statement of all material facts of the offering and is qualified in its entirety by the more detailed information and historical and pro forma financial information, including the notes relating to that information, appearing elsewhere in this prospectus. Except as otherwise required by the context, the information presented in this prospectus concerning Classic and its business gives effect to (1) the completed acquisition of Buford Group, Inc. by Classic and the related financing; (2) other acquisitions completed by either Classic or Buford prior to the date of this prospectus; (3) the completed acquisition of substantially all of the assets of Star Cable Associates by a subsidiary of Classic and the related financing; (4) the various redemptions of our 2008 subordinated notes and the related financing; (5) the capital contribution from Classic Communications, Inc. of a portion of the proceeds from their initial public offering; (6) the repayment of a portion of our credit facility; and (7) the offering of the old notes. Reference should be made to "Selected Historical Consolidated Financial Data -- Classic Cable, Inc." and "Selected Historical Consolidated Financial Data -- Buford Group, Inc." and "Unaudited Pro Forma Consolidated Financial Information" for the definition of certain financial terms appearing throughout this prospectus. As used in this prospectus, the terms "Classic," "we," "us" and "our" refer to Classic Cable, Inc. and the term "Classic Communications" refers to our parent, Classic Communications, Inc.

                               THE EXCHANGE OFFER

Exchange Notes.............  The forms and terms of the exchange notes are identical in all material respects to the terms of the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes. These are described elsewhere in this prospectus under "Description of Notes" and "The Exchange Offer."

The Exchange Offer.........  We are offering to exchange up to $225,000,000 of the exchange notes for up to $225,000,000 of the old notes. Old notes may be exchanged only in $1,000 increments.

Expiration Date; Withdrawal
of Tender..................  Unless we extend the exchange offer, it will expire at 5:00 p.m., New York City time, on
                             2000. We will not extend this time period to a date
                             later than              2000. You may withdraw any
                             old notes you tender pursuant to the exchange offer
                             at any time prior to              2000. We will
                             return, as promptly as practicable after the expiration or termination of the exchange offer, any old notes not accepted for exchange for any reason without expense to you.

Certain Conditions to the
  Exchange Offer...........  The exchange offer is subject to the following conditions, which we may waive.

                             These conditions permit us to refuse acceptance of the old notes or to terminate the exchange offer if:

                             - a lawsuit is instituted or threatened in a court
                               or before a government agency which may impair our ability to proceed with the exchange offer;

                             - a law, statute, rule or regulation is proposed or
                               enacted or interpreted by the SEC which may impair our ability to proceed with the exchange offer; or

                             - any governmental approval is not received which
                               we think is necessary to consummate the exchange offer.

Procedures for Tendering
  Old Notes................  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the old notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                             - any exchange notes you receive will be acquired
                               in the ordinary course of your business;

                             - you have no arrangement with any person to
                               participate in the distribution of the exchange notes; and

                             - you are not an affiliate of Classic or, if you
                               are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

                             If you hold your old notes through The Depository Trust Corporation and wish to participate in the exchange offer, you may do so through The Depository Trust Corporation's Automated Tender Offer Program. By participating in the exchange offer, you will agree to be bound by the letter of transmittal as though you had executed such letter of transmittal.

Interest on the Exchange
  Notes....................  Interest on the exchange notes accrues from the date of issuance at the rate of 10 1/2% per annum.

Payment of Interest........  Interest is payable semi-annually in arrears on each March 1 and September 1, commencing on September 1, 2000.

                             After September 1, 2000, interest on the old notes accepted for exchange will stop accruing upon the issuance of the exchange notes.

Special Procedures for
  Beneficial Owners........  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such old notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
  Procedure................  If you wish to tender your old notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."

Registration Rights
  Agreement................  We sold the old notes and the related guarantees to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act on February 16, 2000. At that time, Classic and the initial purchasers entered into an exchange and registration rights agreement which grants the holders of the old notes certain exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the exchange notes.

Certain Federal Tax
  Considerations...........  With respect to the exchange of the old notes for the exchange notes:

                             - the exchange should not constitute a taxable
                               exchange for U.S. federal income tax purposes;

                             - you should not recognize gain or loss upon
                               receipt of the exchange notes;

                             - you must include interest in gross income to the
                               same extent as the old notes; and

                             - you should be able to tack the holding period of
                               the exchange notes to the holding period of the old notes.

Use of Proceeds............  We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.

Exchange Agent.............  We have appointed Chase Bank of Texas, National
                             Association as the exchange agent for the exchange offer.

                               TERMS OF THE NOTES

     The form and terms of the exchange notes are substantially the same as the form and terms of the old notes, except that the exchange notes are registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes.

Issuer........................  Classic Cable, Inc.
                                 515 Congress Avenue, Suite 2626
                                 Austin, Texas 78701

Guarantors....................   The notes are guaranteed by each of our current
                                 and future domestic restricted subsidiaries.
                                 Each guarantor is our wholly owned or majority owned subsidiary. If we cannot make payments on the notes when they are due, the guarantors must make them instead.

Maturity......................   March 1, 2010.

Interest......................  Annual rate -- 10 1/2%.
                                 Payment frequency -- every six months on March 1 and
                                 September 1.
                                 First payment -- September 1, 2000.

Ranking.......................   These notes and the subsidiary guarantees are
                                 senior subordinated debts.

                                 They rank behind all of our and our guarantors' current and future indebtedness, other than trade payables, except indebtedness that expressly provides that it is not senior to these notes and the subsidiary guarantees.

Optional Redemption...........   On or after March 1, 2005, we may redeem some
                                 or all of the notes at any time at the
                                 redemption prices listed in the "Description of Notes" section under the heading "Optional
                                 Redemption."

                                 Before March 1, 2003, we may redeem up to 35% of the notes ever issued under the indenture with the proceeds of one or more Public Equity Offerings by, or Strategic Equity Investments in, Classic or Classic Communications at the price listed in the "Description of Notes" section under the heading "Optional Redemption."

Mandatory Offer to
Repurchase....................   If we sell assets under some circumstances, or
                                 experience specific kinds of changes of
                                 control, we must offer to repurchase the notes at the prices listed in the "Description of Notes" section under the heading "Repurchase at the Option of Holders."

Basic Covenants of
Indenture.....................   We will issue the exchange notes under an
                                 indenture with Chase Bank of Texas, National
                                 Association. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                                 - borrow money;

                                 - pay dividends on stock or repurchase stock;

                                 - make investments;

                                 - distribute proceeds from asset sales;

                                 - use assets as security in other transactions;

                                 - sell certain assets or merge with or into
                                   other companies;

                                 - engage in certain transactions with
                                   affiliates; and

                                 - incur liens.

                                 These covenants are subject to important exceptions. For more details, see the "Description of Notes" section under the heading "Certain Covenants."

Absence of a Public Market for
the Exchange Notes............   In general, you may freely transfer the
                                 exchange notes. However, there are exceptions to this general statement. Holders may not freely transfer the exchange notes if:

                                 - they acquire the exchange notes outside of
                                   their ordinary course of business;

                                 - they have an arrangement with any person to
                                   participate in the distribution of the
                                   exchange notes; or

                                 - they are an affiliate of Classic.

                                Further, the exchange notes will be new
                                securities for which there will not initially be a market. As a result, the development or liquidity of any market for the exchange notes may not occur. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, you should be aware that the initial purchasers are not obligated to do so. In the event such a market may develop, the initial purchasers may discontinue it at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

                                  OUR BUSINESS

     We are a growth oriented cable operator focused on non-metropolitan markets in the United States. We have experienced growth in subscribers, revenues and cash flows, primarily through the successful execution and integration of over 20 acquisitions of cable systems primarily clustered in nine contiguous states. Pro forma for the completed acquisition of Star and assuming completion of other recently publicly announced transactions by other companies in the cable television industry, we believe we are the 14th largest cable operator in the United States. Our systems pass approximately 707,000 homes and serve approximately 414,000 basic subscribers.

     Through the acquisition of clustered non-metropolitan cable systems, and by upgrading these cable systems, we are building a regional platform for the delivery of digital cable and high-speed Internet access to the homes and businesses of our customers. We believe that our strategy combines the attractive characteristics of the non-metropolitan cable market segment with the growth opportunity of broadband services and the Internet. The combination of attractive market characteristics and the successful execution of our acquisition strategy has enabled us to achieve high growth rates and attractive EBITDA margins.

                                  OUR STRATEGY

     Our business strategy is to:

     - FOCUS ON ATTRACTIVE NON-METROPOLITAN MARKETS: We plan to continue to focus on growing communities in or around county seats, which generally tend to have more robust household growth, higher income per household and a stronger business foundation than do other non-metropolitan markets.

     - EXPAND AND IMPROVE CLUSTERS THROUGH SELECTIVE ACQUISITIONS: We plan to continue to leverage our experience in acquiring and integrating cable systems by continuing our acquisition growth strategy when attractive cable systems are available for acquisition at reasonable valuations.

     - FOCUS ON COMMUNITY RELATIONS AND CUSTOMER SATISFACTION: We plan to maintain and enhance our relationships with the local communities in which we operate and utilize our state-of-the-art call centers to complement our existing service to our customers.

     - INCREASE THE REVENUE-GENERATING BANDWIDTH OF OUR CABLE PLANT: We plan to continue to upgrade our cable plant aggressively and systematically, utilizing the most cost-effective and appropriate technology.

     - IMPLEMENT OUR BROADBAND SERVICES: We plan to continue to offer enhanced video services and to selectively expand our high-speed Internet access offerings, a move which we believe will improve our competitiveness and increase our revenues and cash flows.

                         RAPIDLY CONSOLIDATING INDUSTRY

     Consolidation in the cable industry over the past three years has been driven by the benefits derived from scale, including operating efficiencies, increased advertising sales and the ability to deploy new broadband applications efficiently. This consolidation has accelerated recently with the emergence of the Internet as a mass medium for disseminating information, entertainment and commerce. We believe that cable companies are the leaders in the race to become the high-speed data service providers of choice to the consumer. Recent investments and acquisitions by AT&T, Microsoft, and Charter Communications have validated cable's position as a preferred broadband solution.

     While this consolidation has taken place primarily among large-scale metropolitan operators, attention has expanded recently to non-metropolitan markets. Smaller independent operators understand the value created through consolidation and are beginning to make themselves available to be merged or acquired. Additionally, metropolitan focused consolidators are beginning to sell their non-metropolitan area systems. We believe that these circumstances create an opportunity for us to continue and accelerate our focused strategy to consolidate attractive non-metropolitan cable assets.

                             PROVEN MANAGEMENT TEAM

     J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer, founded Classic in 1992 and have assembled a management team with significant experience operating cable television systems and providing quality customer service to cable subscribers. Messrs. Belisle and Seach have 20 years of collective experience in acquiring, operating, integrating and developing cable television systems and have worked together for over ten years.

     As a result of the Buford acquisition, our management team has been further enhanced by the addition of several key members of Buford's management team, including Ron Martin, who became our Executive Vice President of Operations, and Kay Monigold, who became our Executive Vice President of Administration. Mr. Martin and Ms. Monigold have been in the cable industry for over 25 years and 18 years, respectively.

     On April 7, 2000, Classic Communications announced that Dale Bennett will become our Chief Operating Officer. Mr. Bennett, a cable industry veteran, assumes the COO role after spending the last three years as vice president of AT&T Broadband and Internet Service's Texas Metro Region.

                             THE BUFORD ACQUISITION

     On July 28, 1999, we acquired Buford Group, Inc., which operates cable television systems in Arkansas, Louisiana, Missouri and Texas, for approximately $300 million in cash. The Buford cable systems served approximately 170,000 basic subscribers and, we believe, represented an excellent geographic and strategic fit with our other cable systems. In addition, we believe that the Buford acquisition provided other benefits, including an opportunity to reduce programming costs, consolidate headends and enhance customer service. The Buford acquisition was financed through a $350.0 million credit facility and the issuance of $150.0 million of our senior subordinated notes due 2009. See "Description of Other Indebtedness." In addition, Classic Communications contributed approximately $95.7 million in cash to us pursuant to the Brera Classic equity investment. See "--The Brera Classic Equity Investment."

                      THE BRERA CLASSIC EQUITY INVESTMENT

     In connection with the Buford acquisition, Classic Communications received $100.0 million from Brera Classic, LLC, $95.7 million of which Classic Communications contributed in cash to us, $3.3 million of which was paid to Brera Classic pursuant to management and advisory fee agreements, and $750,000 of which was paid to Brera Classic to reimburse Brera Classic for certain of its fees and expenses incurred in connection with the Brera Classic equity investment. This equity investment was financed through the sale of common stock of Classic Communications to Brera Classic. Brera Classic is an indirect subsidiary of Brera Capital Partners Limited Partnership. Brera Capital Partners is a $650 million private equity investment fund based in New York that invests in a very limited number of companies in a few selected industries, including telecommunications and media. Brera Classic owns approximately 36.6% of the outstanding capital stock of Classic Communications, representing an approximate 77.3% voting interest. Certain investors hold an approximate 20% nonvoting equity interest in Brera Classic, including a 9.0% nonvoting equity interest held by affiliates of Goldman Sachs, one of the initial purchasers. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

                              THE STAR ACQUISITION

     On February 16, 2000, one of our subsidiaries acquired substantially all the assets of Star Cable Associates, which operates cable television systems in Texas, Louisiana and Ohio, for an aggregate purchase price of approximately $110 million in cash and 555,555 shares of the Class A common stock of Classic Communications. The Star cable systems serve approximately 57,000 subscribers and represent a continuation of our clustering strategy. In addition, we believe that the Star acquisition provides further benefits in the form of headend consolidation opportunities. We financed the Star acquisition with available cash and a portion of the proceeds from the offering of the old notes.

                                RECENT FINANCING

     In December 1999, Classic Communications completed an initial public offering of 7,250,000 shares of its Class A common stock. Stockholders of Classic Communications sold an additional 2,237,500 shares. Classic Communications raised approximately $168.9 million of proceeds in the offering, net of the underwriting discount. Classic Communications used the proceeds from the offering to pay offering expenses and to redeem all of its outstanding
13 1/4% senior discount notes due 2009. The remainder of the proceeds were contributed by Classic Communications to us. We will use those proceeds for general business purposes, a portion of which was already used to finance part of the Star acquisition. The Classic Communications initial public offering provides us with additional flexibility by making the common stock of Classic Communications a form of currency to make acquisitions and improves our capital structure by providing an expanded equity base.

     In connection with the offering of the old notes, we entered into an amendment to our senior credit facility, which (1) allowed for the offering of the old notes, (2) modified some of the covenants in the credit facility to provide us more flexibility (i.e., maximum total debt ratio, total interest coverage ratio, maximum capital expenditures, limitations on investments, permitted acquisitions, and lines of business), (3) restructured the term loan A facility so that following a prepayment in full of the term loan A facility, and subject to certain additional conditions, we have the ability to reborrow in one or more advances under the term loan A facility until February 10, 2001, and (4) increased the term loan A facility so that an additional $25.0 million may be made available under that facility.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" beginning on page 15 before deciding whether to participate in the exchange offer.

                                ---------------

     Our principal executive offices are located at 515 Congress Avenue, Suite 2626, Austin, Texas 78701. Our telephone number is (512) 476-9095, and our Internet website is www.classic-cable.com. The information on our web site is not a part of this prospectus.

                 SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

     The following table presents summary pro forma financial and operating data about us. The unaudited pro forma data give effect to (1) the completed acquisition of Buford Group, Inc. and the related financing, (2) other acquisitions completed by either Classic or Buford prior to the date of this prospectus, (3) the acquisition of substantially all of the assets of Star by a subsidiary of Classic and the related financing, (4) the partial redemption of our 2008 senior subordinated notes and the related financing, (5) the repurchase of approximately $36 million aggregate principal amount of our 2008 subordinated notes and related costs, (6) the capital contribution from Classic Communications resulting from their initial public offering, (7) the repayment of a portion of our credit facility and (8) the offering of the old notes as if all of these transactions had been consummated on January 1, 1999, in the case of the statement of operations and other financial data, and on December 31, 1999, with respect to the balance sheet data. The pro forma data have been derived from the Unaudited Pro Forma Consolidated Financial Information of Classic, which is included elsewhere in this prospectus. The unaudited pro forma data do not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented nor are they necessarily indicative of results that may be obtained in the future. You should read this information together with "Selected Historical Consolidated Financial Data -- Classic Cable, Inc.," "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Classic's, Buford's and Star's consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS,
                                                                   EXCEPT
                                                              SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................      $181,292
Costs and expenses..........................................       114,503
Depreciation and amortization...............................        85,928
                                                                  --------
Operating loss..............................................       (19,139)
Interest expense............................................       (54,781)
Other income (expense)......................................           337
                                                                  --------
Loss before income tax benefit..............................       (73,583)
Income tax benefit..........................................        25,018
                                                                  --------
Net loss....................................................      $(48,565)
                                                                  ========
BALANCE SHEET DATA:
Total cash and cash equivalents.............................      $ 56,693
Total assets................................................       763,858
Total debt..................................................       543,478
Total liabilities...........................................       611,440
Total stockholder's equity..................................       152,418
OTHER FINANCIAL DATA:
Cash flows from operating activities........................        25,219
Cash flows from investing activities........................      (460,860)
Cash flows from financing activities........................        33,829
Adjusted EBITDA(1)..........................................        70,551
Adjusted EBITDA margin(2)...................................          38.9%
Capital expenditures........................................        45,615
Deficiency of earnings to fixed charges(3)..................       (73,583)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS,
                                                                   EXCEPT
                                                              SUBSCRIBER DATA)
OPERATING DATA:
Homes passed(4).............................................       706,724
Basic subscribers(5)........................................       413,603
Basic penetration(6)........................................          58.5%
Digital subscribers.........................................         3,992
Premium subscribers(7)......................................       222,767
Premium penetration(8)......................................          53.9%
Average monthly basic revenue per basic subscriber(9).......      $  30.15
Average monthly total revenue per basic subscriber(10)......      $  36.70

---------------

 (1) Adjusted EBITDA is defined as operating income (loss) plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges consist of Classic's compensation on Classic Communications restricted stock of $1,920,000 as well as Buford's compensation relating to stock appreciation rights and equity participation agreements of $1,842,000 for the year ended December 31, 1999. Adjusted EBITDA is presented because management believes it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA for the year ended December 31, 1999 was reduced by $5,462,000 of fees paid to certain members of the management team in connection with completed acquisitions and financing transactions, $1,179,000 of non-recurring costs of Buford and Star incurred in connection with the acquisitions' working capital adjustments and $425,000 of costs associated with Star's Deferred Equity Bonus Plan payable upon the sale of cable systems. Without these costs, Adjusted EBITDA for the year ended December 31, 1999 would have been $77,617,000 and the Adjusted EBITDA margin would have been 42.8%.

 (2) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. This measurement is used by management, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance. We do not believe that Adjusted EBITDA margin is intended to be a performance measure that should be regarded as an alternative either to operating income or net income as prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

 (3) Deficiency of earnings consists of loss before income tax benefit and extraordinary loss. Fixed charges consist of interest expense and the interest portion of rental expense.

 (4) Homes passed refers to estimates by us of the approximate number of dwelling units in a particular community that can be connected to our cable television distribution system without any further extension of principal transmission lines.

 (5) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on an equivalent basic unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

 (6) Penetration is calculated as the number of basic subscribers as a percentage of homes passed.

 (7) Each premium channel received is counted as a separate premium subscriber. Multiplexing of premium channels is counted as one subscriber for each premium channel received.

 (8) Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers.

 (9) Average monthly basic revenue per basic subscriber equals revenues from basic subscriptions of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for the respective period.

(10) Average monthly total revenue per basic subscriber equals total revenues of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for such respective period.

               SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA --
                              CLASSIC CABLE, INC.

     The following table presents summary historical financial and operating data about Classic. You should read this information together with "Selected Historical Consolidated Financial Data -- Classic Cable, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Classic's consolidated financial statements and the notes relating to those statements included elsewhere in this offering circular.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1998        1999
                                                                ----        ----        ----
                                                              (IN THOUSANDS, EXCEPT SUBSCRIBER
                                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $ 60,995    $ 69,802    $111,410
Costs and expenses..........................................    36,555      42,070      71,426
Depreciation and amortization...............................    27,832      30,531      51,484
                                                              --------    --------    --------
Operating loss..............................................    (3,392)     (2,799)    (11,500)
Interest expense............................................   (20,759)    (20,688)    (31,201)
Gain on sale of cable systems...............................     3,644          --          --
Write-off of abandoned telephone operations.................      (500)       (220)         --
Other income (expense)......................................        71         192         605
                                                              --------    --------    --------
Loss before income tax benefit and extraordinary loss.......   (20,936)    (23,515)    (42,096)
Income tax benefit..........................................     7,149       2,339      10,128
Extraordinary loss..........................................        --      (5,524)     (4,093)
                                                              --------    --------    --------
Net loss....................................................  $(13,787)   $(26,700)   $(36,061)
                                                              ========    ========    ========
BALANCE SHEET DATA:
Total cash and cash equivalents.............................  $    616    $  2,779    $ 85,855
Total assets................................................   220,218     252,496     677,688
Total debt..................................................   187,967     220,804     454,332
Total liabilities...........................................   202,887     239,354     519,508
Total redeemable preferred stock............................     1,292          --          --
Total stockholder's equity..................................    16,038      13,142     158,180
OTHER FINANCIAL DATA:
Cash flows from operating activities........................  $  7,892    $ 13,996    $ 17,370
Cash flows from investing activities........................    (1,341)    (57,245)   (325,461)
Cash flows from financing activities........................    (6,588)     45,412     391,167
Adjusted EBITDA(1)..........................................    25,498(2)   28,840(3)   41,905(4)
Adjusted EBITDA margin(5)...................................      41.8%       41.3%       37.6%
Capital expenditures........................................    10,135      13,759      32,435
Deficiency of earnings to fixed charges(6)..................   (20,936)    (23,515)    (42,096)
OPERATING DATA (END OF PERIOD, EXCEPT AVERAGE):
Homes passed(7).............................................   254,649     296,995     609,107
Basic subscribers(8)(9).....................................   165,737     188,871     356,804
Basic penetration(9)(10)....................................      65.1%       63.6%       58.7%
Digital subscribers.........................................        --         200       3,599
Premium subscribers(11).....................................    63,819      78,096     201,471
Premium penetration(12).....................................      38.5%       41.3%       56.5%
Average monthly basic revenue per basic subscriber(13)......  $  25.22    $  27.87    $  29.82
Average monthly total revenue per basic subscriber(14)......  $  30.14    $  33.24    $  35.93

---------------

 (1) Adjusted EBITDA is defined as operating loss plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges for the years ended December 31, 1997, 1998, 1999 related to compensation on Classic Communications restricted stock and were $1,058,000, $1,108,000, and $1,921,000, respectively. Adjusted EBITDA is presented because we believe it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

 (2) Adjusted EBITDA for 1997 was reduced by legal, consultant and other one-time non-recurring fees totaling $1,411,000 incurred in connection with the settlement of certain claims that arose in conjunction with divorce proceedings of one of our officers as well as $400,000 in fees paid to certain members of our management team in connection with completed acquisition and divestiture transactions. Without these fees, Adjusted EBITDA would have been $27,309,000.

 (3) Adjusted EBITDA for 1998 was reduced by $775,000 of fees paid to certain members of our executive management team in connection with completed acquisition and financing transactions. Without these fees, Adjusted EBITDA would have been $29,615,000.

 (4) Adjusted EBITDA for 1999 was reduced by $5,462,000 in fees paid to certain members of our management team in connection with the July 1999 Buford acquisition and related financing. Without these fees, Adjusted EBITDA would have been $47,367,000.

 (5) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance. We believe that Adjusted EBITDA margin is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

 (6) Deficiency of earnings consists of loss before income tax benefit and extraordinary loss. Fixed charges consist of interest expense and the interest portion of rental expense.

 (7) Homes passed refers to estimates by us of the approximate number of dwelling units in a particular community that can be connected to our cable television distribution system without any further extension of principal transmission lines.

 (8) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on an equivalent basic unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area. End of period basic and premium subscribers are net of system sales that occurred during 1997.

 (9) End of period subscribers reflect asset sales that were consummated during the second quarter of 1997.

(10) Penetration is calculated as the number of basic subscribers as a percentage of homes passed.

(11) Each premium channel received is counted as a separate premium subscriber. Multiplexing of premium channels is counted as one subscriber.

(12) Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers.

(13) Average monthly basic revenue per basic subscriber equals revenues from basic subscriptions of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for the respective period.

(14) Average monthly total revenue per basic subscriber equals total revenues of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for the respective period.

     SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA -- BUFORD GROUP, INC.

     The following table presents summary historical financial and operating data about Buford. You should read this information together with "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Buford's consolidated financial statements and the notes relating to those statements included elsewhere in this offering circular.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                                ----       ----       ----
                                                                  (IN THOUSANDS, EXCEPT
                                                                     SUBSCRIBER DATA)
INCOME STATEMENT DATA:
Revenues....................................................  $ 49,561   $ 58,136   $ 70,475
Costs and expenses..........................................    32,932     40,858     51,168
Depreciation and amortization...............................    17,175     17,753     21,399
                                                              --------   --------   --------
Operating income (loss).....................................      (546)      (475)    (2,092)
Interest expense............................................    (5,345)    (5,787)    (7,919)
Gain on sale of cable systems...............................     5,418         --         --
Other income (expense)......................................       344        859       (221)
                                                              --------   --------   --------
Loss before income taxes and cumulative effect of change in
  accounting principle......................................      (129)    (5,403)   (10,232)
Income tax benefit (expense)................................       (94)       315        226
Cumulative effect of change in accounting principle, net of
  taxes.....................................................        --         --         --
                                                              --------   --------   --------
Net loss....................................................  $   (223)  $ (5,088)  $(10,006)
                                                              ========   ========   ========
BALANCE SHEET DATA:
Total assets................................................  $117,676   $143,932   $175,953
Total debt..................................................    60,053     85,000    118,000
Total liabilities...........................................    69,182     97,008    131,147
Total stockholders' equity..................................    48,493     46,924     44,806
OTHER FINANCIAL DATA:
Cash flows from operating activities........................  $ 13,628   $ 16,872   $ 20,334
Cash flows from investing activities........................   (20,289)   (39,683)   (53,151)
Cash flows from financing activities........................   (10,927)    24,947     32,830
Adjusted EBITDA(1)..........................................    18,087     20,797     27,195
Adjusted EBITDA margin(2)...................................      36.5%      35.8%      38.6%
Capital expenditures........................................  $ 15,593   $ 22,042   $ 20,469
Deficiency of earnings to cover fixed charges(3)............      (129)    (5,403)   (10,232)
OPERATING DATA (END OF PERIOD, EXCEPT AVERAGE):
Homes passed(4).............................................   234,994    270,430    315,629
Basic subscribers(5)........................................   131,148    143,829    172,557
Basic penetration(6)........................................      55.8%      53.2%      54.7%
Digital subscribers.........................................        --         65      1,254
Premium subscribers(7)......................................    92,247     99,644    122,404
Premium penetration(8)......................................      70.3%      69.3%      70.9%
Average monthly basic revenue per basic subscriber(9).......  $  24.80   $  26.31   $  28.17
Average monthly total revenue per basic subscriber(10)......  $  32.05   $  33.68   $  35.64

---------------

 (1) Adjusted EBITDA is defined as operating income (loss) plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges for the years ended December 31, 1996, 1997 and 1998 related to employee stock compensation were $1,458,000, $3,519,000 and $7,888,000, respectively. Adjusted EBITDA is presented because we believe it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to cash provided by operations as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

 (2) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance. We believe that Adjusted EBITDA margin is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

 (3) Deficiency of earnings consists of loss before income tax benefit (expense) and cumulative effect of change in accounting principle. Fixed charges consist of interest expense and the interest portion of rental expense.

 (4) Homes passed refers to estimates by us of the approximate number of dwelling units in a particular community that can be connected to our cable television distribution system without any further extension of principal transmission lines.

 (5) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on an equivalent basic unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

 (6) Penetration is calculated as the number of basic subscribers as a percentage of homes passed.

 (7) Each premium channel received is counted as a separate premium subscriber.

 (8) Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers.

 (9) Average monthly basic revenue per basic subscriber equals revenues from basic subscriptions of cable systems during the respective period divided by the months in the period and divided by the weighted average number of Buford's basic subscribers for the respective period.

(10) Average monthly total revenue per basic subscriber equals total revenues of cable systems during the respective period divided by the months in the period and divided by the weighted average number of Buford's basic subscribers for the respective period.

                                  RISK FACTORS

     Before you participate in the exchange offer, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus.

WE HAVE SIGNIFICANT DEBT WHICH MAY LIMIT FUNDS AVAILABLE TO OPERATE AND COMPETE EFFECTIVELY.

     We have a significant amount of debt outstanding. As of December 31, 1999, pro forma for the Star acquisition and the offering of the old notes, we would have owed approximately $543.5 million under our various debt agreements. We are currently able to borrow $175 million under our credit facility, subject to certain limitations. Under our credit facility, we are required to make minimum principal payments totaling approximately $0.4 million beginning in 2001, increasing to $1.9 million by 2007, with all unpaid amounts due by 2008. You should be aware that this significant amount of debt could have important consequences to you, including the following:

     - We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

     - A significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, which will reduce the amount of cash we have available for other purposes;

     - We may be disadvantaged as compared to our competitors as a result of the significant amount of debt we now owe; and

     - Our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we now owe. It may also make us more vulnerable in a market downturn.

     Our earnings on a pro forma basis were not sufficient to cover our fixed charges by $73.6 million for the year ended December 31, 1999. However, you should know that these amounts reflect non-cash charges for depreciation, amortization and compensation totaling approximately $87.8 million for the year ended December 31, 1999.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries will be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our credit facility permits additional borrowing of up to $175 million, subject to certain limitations, and all of those borrowings would be senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness" and "Description of Notes."

WE MAY NOT HAVE ENOUGH CASH TO SERVICE OUR INDEBTEDNESS AND TO FUND OUR CAPITAL EXPENDITURES AND ACQUISITIONS.

     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. Over the next four years, we plan to spend approximately $200 million to maintain, expand and upgrade the systems we own, including the systems recently acquired from Star. We have never managed a capital expenditure program of this size and the cost of our plans could increase if we fail to effectively execute our plan. Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and acquisitions will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations and that currently anticipated cost savings and operating improvements will be realized on schedule in an amount sufficient to enable us to pay our indebtedness, including indebtedness under these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.

WE MAY NOT BE ABLE TO CONTINUE OUR ACQUISITION STRATEGY.

     A significant element of our growth strategy is to expand by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a regional cluster. We cannot assure you that we will be able to identify and acquire additional cable systems or that we will be able to finance significant acquisitions in the future. See "Business -- Our Strategy."

IF THE OPERATIONS OF THE COMPANIES THAT WE ACQUIRE ARE NOT SUCCESSFULLY INTEGRATED WITH OUR OPERATIONS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     The benefits we anticipate in our combination with Buford and Star may not be realized if combining our business, Buford's business and Star's business cannot be accomplished in an efficient and effective manner. This combination will require, among other things, the integration of management philosophies and personnel, arrangements with third party vendors, standardization of training programs, realization of operating efficiencies and effective coordination of sales and marketing and financial reporting efforts. Acquisitions in general pose a number of special risks for us, including adverse short-term effects on our reported operating results, diversion of management's attention, and unanticipated problems or legal liabilities. Future acquisitions and the integration of other companies' operations into ours may not be successful or accomplished efficiently. If we fail to integrate Buford's and Star's operations successfully, our operations and our financial results could be affected, both materially and adversely.

IF WE CANNOT ADEQUATELY MANAGE OUR INCREASED SIZE RESULTING FROM OUR ACQUISITION OF BUFORD AND STAR, OUR FUTURE OPERATIONS MAY BE ADVERSELY AFFECTED.

     Our operations approximately doubled with the purchase of Buford. The Star acquisition resulted in the addition of 37 systems to our operations. Our future operations depend largely upon our ability to manage this sizeable and growing business successfully. In addition, our management team now manages a larger number of cable operations than it has previously operated. If we fail to manage the size and the growth of our business or our expansion plans, a material adverse effect could result.

WE EXPECT TO CONTINUE TO INCUR NET LOSSES.

     We had a pro forma consolidated net loss of $48.6 million for the year ended December 31, 1999. We expect to continue to incur net losses for the foreseeable future. These losses reflect significant depreciation and amortization charges and interest expense on debt we incurred. We cannot assure you that we will become profitable in the foreseeable future, if ever. You should also be aware that there are restrictions and limitations on our ability to utilize our net operating losses for federal income tax purposes in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Classic Cable."

OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OR PROHIBIT US FROM ENGAGING IN CERTAIN TRANSACTIONS.

     The indenture governing the notes, our other indentures and our credit facility impose significant operating and financial restrictions on us and our subsidiaries.

     The loan documents we signed to borrow money to acquire Buford impose significant restrictive covenants on us and require us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to meet such tests. In addition, the restrictions contained in our credit facility could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or in the economy or otherwise conduct necessary corporate activities. Our failure to comply with the restrictions in our indentures and our credit facility could lead to a default under the terms of those documents. In the event of such a default, the lenders could declare all amounts borrowed and all amounts due under other instruments that contain certain provisions for cross-acceleration or cross-default due and payable. In addition, the lenders could terminate their commitments to lend to us in the future. If that occurs, we cannot assure you that we would be able to meet debt service and other obligations or that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

     You should also be aware that the existing indebtedness under our credit facility is secured by substantially all of our and our subsidiaries' assets. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or a part of what is owed. See "Description of Notes -- Certain Covenants" and "Description of Other Indebtedness."

YOUR RIGHTS TO PAYMENT ON THE NOTES ARE SUBORDINATE TO OUR SENIOR DEBT.

     The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including obligations under our credit facility. As a result, in the event of a default in payment of or acceleration of our other indebtedness, or upon our liquidation, reorganization, insolvency, bankruptcy, or dissolution, holders of senior indebtedness will be entitled to receive payment in full prior to any payment being made on the notes. As of December 31, 1999, pro forma for the Star acquisition, we would have had approximately $165.5 million of senior indebtedness. If any default exists with respect to certain senior indebtedness under our credit facility and certain other conditions are satisfied, we may not make any payments on the notes for a designated period of time. As a result of the subordination provisions, upon the occurrence of any such event, there may be insufficient assets remaining after payment of senior indebtedness to pay amounts due on the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Notes -- Subordination."

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE TO PURCHASE THESE NOTES.

     If we or Classic Communications has a change of control, we will be required to make an offer to purchase all of the notes under the indenture then outstanding. We would be required to purchase the notes at 101% of their principal amount, plus accrued interest and special interest, if any, to the date of repurchase. If a change of control occurs, we cannot be sure that we would have enough funds to pay for all of the notes. If we are required to purchase the notes, we would need to secure third-party financing if we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to secure such financing on favorable terms, if at all.

     Also, our financing arrangements will restrict our ability to repurchase the notes, including pursuant to a change of control. Furthermore, a change of control will result in an event of default under our credit facility and may lead to an acceleration of any other senior indebtedness we may have at that time. In such event, the subordination provisions of the notes would require us to pay our credit facility and any other senior indebtedness in full before repurchasing notes. In addition, a change of control could require us to repurchase our existing notes. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." The inability to repay senior indebtedness, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

BRERA CLASSIC IS THE CONTROLLING STOCKHOLDER OF CLASSIC COMMUNICATIONS.

     Classic Communications has two classes of voting common stock -- Class A common stock, which carries one vote per share, and Class B common stock which carries ten votes per share. Holders of Class B common stock control approximately 87.9% of the voting power of Classic Communications. Brera Classic owns approximately 88.0% of the Class B common stock, representing an approximate 77.3% voting interest. Since we are wholly-owned by Classic Communications, Brera Classic controls us and has the ability to select the majority of our directors. The board, in turn, may appoint new senior management. The interests of Brera Classic and its respective affiliates may conflict with the interests of the holders of the notes.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL. THE LOSS OF ANY ONE OF THESE PERSONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our continued success is highly dependent upon the personal efforts and abilities of our senior management, including J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer. Although we have employment contracts with these officers, we cannot assure you that their services will continue to be available to us and the loss of either one of them could impact us in a negative way.

WE CANNOT ASSURE YOU THAT OUR FRANCHISES WILL BE RENEWED OR THAT A FRANCHISING AUTHORITY WILL NOT GRANT A FRANCHISE IN OUR MARKETS TO A COMPETITOR.

     Our business is dependent upon the retention and renewal of our local franchises. Franchises typically impose conditions relating to the operation of cable television systems, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. We may not be able to retain or renew such franchises, or renew these franchises on terms as favorable to us as our existing franchises. Furthermore, it is possible that a franchising authority might grant a franchise to another cable company or other telecommunications provider seeking to provide cable services. The non-renewal or termination of franchises relating to a significant portion of our subscribers could have a material adverse effect on our results of operations. See
"Business -- Franchises."

OUR BUSINESS IS SUBJECT TO COMPREHENSIVE LEGISLATION AND GOVERNMENT REGULATION.

     The cable television industry is subject to extensive regulation at the federal and local levels, and in some cases, at the state level. The 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act establish a national policy to guide the development and regulation of cable television systems. Principal responsibility for implementing the policies of the Cable Acts and 1996 Telecom Act has been allocated between the FCC and state or local regulatory authorities. We cannot predict the effect that ongoing or future developments may have on the cable communications industry or on our operations and we cannot assure you that our revenues and results of operations will not be adversely affected in the future by regulation of cable system rates.

     In June 1999, a federal district court in Oregon held that, as a condition of approving AT&T's acquisition of TCI's cable franchises, the City of Portland had the authority to require AT&T to provide competing Internet and other on-line services providers with open access to AT&T's cable platforms. This case has been appealed. Open access requirements have also been adopted in approximately a dozen communities nationwide and are being considered by a number of other franchising authorities. Some of these decisions are on appeal. Similar conditions could be imposed upon us, either pursuant to a local franchising authority's approval of a merger or other transaction between us and another company or through future regulatory or legislative developments at the federal, state or local level. On the other hand, future regulatory or legislative developments at the federal or state level could limit the authority of local franchising authorities to impose such conditions. Restrictions along these lines, if upheld or enacted, could prohibit us from entering into exclusive agreements with affiliated, and possibly unaffiliated, providers of Internet access services. As a result of such open-access pressure, AT&T, Time Warner, Comcast and Cox have recently announced that they would open their cable platforms to unaffiliated Internet service providers in 2002. These actions may lead other cable operators to provide contractually for open access, especially if regulatory or legislative pressure to provide open access increases. In addition, we may face increased competition in the provision of Internet access services and other services from other Internet access service providers and other providers of video services via the Internet and we cannot assure you that our revenues and results of operations will not be adversely affected in the future by open-access regulations or legislation. See "Legislation and Regulation -- Federal Regulation -- Cable Entry into Telecommunications and Broadband Services."

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies. Although no state in which we currently operate has enacted state level regulation, we cannot assure you that the states in which we do operate will not enact such regulation, or that we will not acquire any other cable systems in a state that does regulate our business. See "Legislation and Regulation -- State and Local Regulation." Government regulations at any level may affect our ability to obtain a sufficient return on our investments. Furthermore, the regulations are changing rapidly to allow significantly increased competition among various service providers. See "Legislation and Regulation."

THE CABLE TELEVISION INDUSTRY IS EXTREMELY COMPETITIVE AND WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL IN REMAINING COMPETITIVE.

     We compete with other operators of cable systems, including systems operated by local governments, and with other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite systems, known as DBS, and multichannel multipoint distribution service systems, known as wireless cable, which use low-power microwave frequencies to transmit video programming over the air to customers. Within the home video programming market, we compete with other cable franchise holders and with DBS and wireless cable providers. In recent years, the FCC has adopted policies providing for a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems. Programming comparable to that of cable systems is currently available to the owners of home satellite dish earth stations through high-powered satellites. Two companies offer DBS service in the United States. In recent years there has been significant national growth in the number of subscribers to DBS services, and such growth will be assisted by the recent passage of legislation authorizing the carriage of local broadcast signals by DBS providers.

     In addition, recent FCC and judicial decisions and federal legislation have enabled local telephone companies to provide a wide variety of video and data services competitive with services provided by cable systems and to provide cable services directly to customers. We cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering video programming to the home or other potential competitors, or, if such competition materializes, the extent of its effect on us. Various local exchange carriers currently are providing video programming services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband cable facilities and the use of wireless transmission facilities. In addition, a substantial transaction involving a cable system operator and an Internet services provider has recently been announced, and other transactions in the cable system, content and Internet services industries have been or soon may be announced. Our services and the competition we face may be affected by such industry consolidation. As a result, we cannot predict the eventual effect of these regulations. Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. As a result, we cannot predict the effect that ongoing or future developments might have on the cable industry. See "Business -- Competition" and "Legislation and Regulation."

WE COULD BE ADVERSELY AFFECTED IF OUR OR OUR VENDORS' COMPUTER SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     Year 2000 issues exist when dates are recorded in computers using two digits, rather than four, and are then used for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. During 1999, we planned, inventoried and evaluated systems, remediated, replaced where and when necessary and tested such remediation and replacements. We used internal information systems technology, personnel and other personnel. As a result, we experienced no year 2000 related issues on January 1, 2000. We recognize that there may be residual effects related to year 2000 issues. Our assessment of our year 2000 readiness will be ongoing as we continue to develop our operating systems and rely on our vendors' or their vendors' systems. We do not have any way to assess the costs related to remediation of any residual year 2000 effect. We intend to use internal resources for such remediation where possible. We may in the future identify a significant internal or external year 2000 related residual issue which, if not remedied in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

WE ARE A HOLDING COMPANY AND ARE DEPENDENT ON THE OPERATIONS OF OUR
SUBSIDIARIES.

     We are a holding company and are dependent on the cash flow generated by our direct and indirect operating subsidiaries. We must rely on dividends or other intercompany transfers from our operating subsidiaries to generate the funds necessary to meet debt service and other obligations, including the payment of principal and interest on the notes. The ability of our subsidiaries to pay dividends or make other payments will be subject to applicable state laws.

THE INCURRENCE OF THIS INDEBTEDNESS MAY BE VOIDED BY A COURT IF THE COURT DETERMINES THAT THE INCURRENCE OF THIS INDEBTEDNESS RESULTED IN A FRAUDULENT TRANSFER.

     In the event of the bankruptcy or insolvency of any of the subsidiary guarantors, the incurrence by each subsidiary guarantor of its guarantee of these notes would be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such subsidiary guarantor. Under those statutes, if a court were to find that the subsidiary guarantee was incurred with the intent of hindering, delaying or defrauding creditors or that such subsidiary guarantor received less than a reasonably equivalent value or fair consideration therefor and, at the time of its incurrence, the subsidiary guarantor either (a) was insolvent or rendered insolvent by reason thereof, (b) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (c) intended to or believed that it would incur debts beyond its ability to pay as they matured or became due, the court could void those obligations.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company is considered insolvent at a particular time if the sum of its debts is greater than the then fair value of its assets, or if the fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. As of December 31, 1999, pro forma for the Star acquisition and the offering of the old notes, we would have had total indebtedness of approximately $543.5 million and we believe that the total fair value of our assets is not less than that amount. We believe that each of our subsidiary guarantors is (a) neither insolvent nor rendered insolvent by the incurrence of its subsidiary guarantee, (b) in possession of sufficient capital to run its business effectively, and (c) incurring debts within its ability to pay as the same mature or become due. We cannot assure you, however, that the assumptions and methodologies used by us in reaching our conclusions about the solvency of the subsidiary guarantors would be adopted by a court or that a court would concur with those conclusions.

     In the event that the subsidiary guarantee of a subsidiary guarantor was voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities and commitments of such subsidiary guarantor.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     Currently, there is no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurances to you as to the development or liquidity of any market for the notes, your ability to sell the notes, or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, have been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions.

                           FORWARD-LOOKING STATEMENTS

     The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. These statements include, but are not limited to:

     - statements regarding our plans for future acquisitions;

     - statements regarding integration of our cable systems and future acquired systems;

     - statements regarding our planned capital expenditures and system upgrades; and

     - statements regarding the offering of video and Internet access on our systems.

     Forward-looking statements generally can also be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause such or contribute to such differences include, but are not limited to:

     - the uncertainties and/or potential delays associated with integrating Buford and Star and future acquisitions;

     - our ability to acquire additional cable systems on terms favorable to us;

     - the passage of legislation or court decisions adversely affecting the cable industry;

     - our ability to repay or refinance our outstanding indebtedness;

     - the timing, actual cost and allocation of our capital expenditures and system upgrades;

     - our potential need for additional capital;

     - competition in the cable industry;

     - the advent of new technology; and

     - seasonality.

     You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to Classic, or persons acting on its behalf, are expressly qualified in their entirety by the statements in those sections.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement dated as of February 16, 2000 by and between Classic and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer.

     The net proceeds from the offering of the old notes were approximately $216.7. We used the net proceeds from the offering to repay $100 million of the outstanding indebtedness under our credit facility, repurchase approximately $36 million aggregate principal amount of our 9 7/8% senior subordinated notes due 2008 and finance a portion of the Star acquisition. The sources and uses of funds from the offering of the old notes were as follows:

                                                              (DOLLARS IN THOUSANDS)
SOURCES OF FUNDS:
  Net proceeds from offering of old notes...................         $216,687
  Available cash............................................           30,038
                                                                     --------
                                                                     $246,725
                                                                     ========
USES OF FUNDS:
  Purchase Star.............................................         $110,000
  Repayment of a portion of the 1999 credit facility........          100,000
  Repayment of a portion of the 2008 subordinated notes and
     related costs..........................................           36,725
                                                                     --------
                                                                     $246,725
                                                                     ========

---------------

* Purchase price excludes equity contributed by Classic Communications as well as the effect of any working capital adjustment.

     In order to finance a portion of the Buford acquisition purchase price in July of 1999, Classic entered into the 1999 credit facility, agented by Goldman Sachs Credit Partners, L.P., Union Bank of California, N.A. and The Chase Manhattan Bank. We used a portion of the net proceeds from the sale of the old notes to repay $100 million of the borrowings under the 1999 credit facility, which totaled $265 million at December 31, 1999. The weighted average interest rate for borrowings under the credit facility repaid amounted to 8.0% for the period ended December 31, 1999, excluding the amortization of financing costs. The revolving credit facility and the term loan A facility mature on July 31, 2007. The term loan B facility and term loan C facility mature on January 31, 2008.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1999 on a consolidated basis:

         - the actual capitalization of Classic;

         - the pro forma capitalization of Classic to reflect:

         (1) the issuance and sale by Classic of the old notes for net proceeds of $216.7 million, after deducting underwriting discounts and estimated offering expenses totaling $8.3 million and related credit facility repayment as described in "Use of Proceeds";

         (2) the repurchase of approximately $36 million aggregate principal amount of our 2008 subordinated notes and related costs; and

         (3) the acquisition of substantially all the assets of Star by a subsidiary of Classic and the related financing.

     This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" and the accompanying notes included elsewhere in this offering circular. See also "Use of Proceeds."

                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Assets
  Cash and cash equivalents.................................  $  85,855    $  56,693
                                                              =========    =========
Long-term debt:
  10 1/2% senior subordinated notes.........................         --      225,000
  9 7/8% senior subordinated notes..........................     39,005        3,000
  Discount on 9 7/8% senior subordinated notes..............       (151)          --
  9 3/8% senior subordinated notes..........................    150,000      150,000
  The 1999 credit facility..................................    265,000      165,000
  Other.....................................................        478          478
                                                              ---------    ---------
          Total long-term debt..............................    454,332      543,478
Stockholder's equity
  Common stock..............................................         --           --
  Additional paid-in capital................................    267,241      280,713
  Accumulated deficit.......................................   (109,061)    (128,295)
                                                              ---------    ---------
          Total stockholder's equity........................    158,180      152,418
                                                              ---------    ---------
          Total capitalization..............................  $ 612,512    $ 695,896
                                                              =========    =========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Financial Information is based on the audited and unaudited financial statements of Classic, Buford, and Star included elsewhere in this prospectus. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The Unaudited Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the historical financial statements of Classic, Buford, and Star and the respective notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

     The Unaudited Pro Forma Consolidated Balance Sheet has been prepared to give effect to (1) the acquisition of substantially all of the assets of Star by a subsidiary of Classic, (2) the offering of the old notes, (3) the repurchase of approximately $36 million aggregate principal amount of our 2008 subordinated notes and related costs and (4) the repayment of a portion of the 1999 credit facility as if all such transactions had occurred on December 31, 1999. The Unaudited Pro Forma Consolidated Statements of Operations have been prepared to give effect to (1) the transactions set forth in the previous sentence, (2) the completed acquisition of Buford and the related financing and (3) the partial redemption of our 2008 subordinated notes and the related financing, as if all such transactions had occurred on January 1, 1999. All acquisitions are accounted for under the purchase method of accounting. The Unaudited Pro Forma Consolidated Financial Information reflects our allocation of our purchase price for the Star acquisition based upon our current estimates of the fair values of the assets acquired and liabilities assumed. The allocation of the final purchase price may vary as additional information is obtained and, accordingly, the ultimate allocation may differ from those used in the Unaudited Pro Forma Consolidated Financial Information.

     The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the results that would have been obtained had the transactions been completed as of the assumed date and for the periods presented or that may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Information is included in this prospectus for informational purposes, and while we believe that it may be helpful in understanding our combined operations for the periods indicated, you should not unduly rely on the information.

                              CLASSIC CABLE, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                               CLASSIC      STAR     ADJUSTMENTS                 PRO FORMA
                                                               -------      ----     -----------                 ---------
ASSETS
Cash and cash equivalents...................................  $  85,855   $  4,873    $(34,035)(10,22)           $  56,693
Accounts receivable, net....................................      9,803        956          --                      10,759
Prepaid expenses............................................      1,131        537          --                       1,668
Property, plant and equipment...............................    274,864     72,814     (21,933)(2,14)              325,745
Accumulated depreciation....................................    (60,939)   (19,878)     19,878(3)                  (60,939)
                                                              ---------   --------    --------                   ---------
                                                                213,925     52,936      (2,055)                    264,806
Deferred financing costs, net...............................     20,136        390     (10,440)(4,19,26)            10,086
Advances to parent..........................................        908         --          --                         908
Intangible assets:
 Subscriber relationships...................................    156,567        538      33,342(5,15)               190,447
 Franchise rights...........................................    158,105     16,128      19,508(6,16)               193,741
 Noncompete agreements......................................     25,425      1,416       1,472(7,17)                28,313
 Goodwill...................................................    102,261      9,076      (8,472)(8,18)              102,865
                                                              ---------   --------    --------                   ---------
                                                                442,358     27,158      45,850                     515,366
Less accumulated amortization...............................    (96,428)    (9,042)      9,042(9)                  (96,428)
                                                              ---------   --------    --------                   ---------
                                                                345,930     18,116      54,892                     418,938
                                                              ---------   --------    --------                   ---------
       Total assets.........................................  $ 677,688   $ 77,808    $  8,362                   $ 763,858
                                                              =========   ========    ========                   =========
LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
Liabilities:
 Accounts payable...........................................  $   3,254   $  1,350    $     --                   $   4,604
 Subscriber deposits and unearned income....................      6,675      1,306          --                       7,981
 Accrued expenses...........................................     15,606        643        (513)(11)                 15,736
 Accrued interest...........................................     10,676        420        (420)(12)                 10,676
 Long-term debt.............................................    454,332     90,234      (1,088)(13,19,21,23,24)    543,478
 Deferred taxes, net........................................     28,965         --          --                      28,965
                                                              ---------   --------    --------                   ---------
       Total liabilities....................................    519,508     93,953      (2,021)                    611,440
Stockholder's (deficit) equity:
 Common stock...............................................         --         --          --                          --
 Additional paid-in capital.................................    267,241         --      13,472(20)                 280,713
 Accumulated deficit........................................   (109,061)   (16,145)     (3,089)(1,19,25)          (128,295)
                                                              ---------   --------    --------                   ---------
       Total stockholder's (deficit) equity.................    158,180    (16,145)     10,383                     152,418
                                                              ---------   --------    --------                   ---------
       Total liabilities and stockholder's equity...........  $ 677,688   $ 77,808    $  8,362                   $ 763,858
                                                              =========   ========    ========                   =========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                              CLASSIC CABLE, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

     Set forth below are the notes to the Unaudited Pro Forma Consolidated Balance Sheet. The letters set forth next to the line items below correspond to the letters set forth on the Unaudited Pro Forma Consolidated Balance Sheet. The following pro forma adjustments to the unaudited consolidated balance sheet assume: (1) the acquisition of substantially all of the assets of Star by a subsidiary of Classic; (2) the offering of the old notes; (3) the repurchase of approximately $36 million aggregate principal amount of our 2008 subordinated notes; and (4) the repayment of a portion of the 1999 credit facility as if all such transactions had occurred on December 31, 1999.

     The Star acquisition was accounted for using the purchase method. The cost of the acquisition will be allocated based on the fair value of the assets acquired and liabilities assumed, based upon a valuation that is not yet complete.

     The preliminary allocation of the final purchase price of Star is as follows:

                                                                      STAR
                                                                    --------
      Purchase price..............................................  $122,596
                                                                    ========
 (1)  Eliminate partner's deficiency..............................   (16,145)
      Eliminate historical property, plant and equipment:
 (2)  Costs.......................................................   (72,814)
 (3)  Accumulated deprecation.....................................    19,878
      Eliminate historical intangible assets:
 (4)  Deferred financing costs....................................      (390)
 (5)  Subscriber relationships....................................      (538)
 (6)  Franchise rights............................................   (16,128)
 (7)  Noncompete agreements.......................................    (1,416)
 (8)  Goodwill and other intangible assets........................    (9,076)
 (9)  Accumulated amortization....................................     9,042
(10)  Eliminate cash not purchased................................    (4,873)
(11)  Eliminate accrued expenses not assumed......................       513
(12)  Eliminate accrued interest not assumed......................       420
(13)  Eliminate long-term debt not assumed........................    90,234
      Adjustments to record assets at fair value:
(14)  Property, plant and equipment...............................    50,881
(15)  Subscriber relationships....................................    33,880
(16)  Franchise rights............................................    35,636
(17)  Noncompete agreements.......................................     2,888
(18)  Goodwill....................................................       604
                                                                    --------
      Total.......................................................  $122,596
                                                                    ========

(19)  Concurrent with the offering of the old notes, we wrote off unamortized deferred financing costs and discount of $18,363 and $151, respectively. The charge for these write offs will be reflected as an extraordinary charge in the income statement for the period during which the transactions occurred. No such charge is included in the pro forma income statement information presented in this prospectus.
             Sources and uses of funds for the Star acquisition and the offering of the old notes are as follows:

        SOURCES OF FUNDS:
(20)      Capital contribution from Classic Communications*...........  $ 13,472
(21)      Proceeds from the offering of the old notes.................   225,000
(22)      Cash........................................................    29,162
                                                                        --------
                                                                        $267,634
                                                                        ========

        USES OF FUNDS:
          Purchase Star...............................................  $122,596
(23)      Repayment of a portion of the 1999 credit facility..........   100,000
(24)      Repayment of a portion of the 2008 subordinated notes.......    36,005
(25)      Payment of premium on the 2008 subordinated notes...........       720
(26)      Fees and expenses...........................................     8,313
                                                                        --------
                                                                        $267,634
                                                                        ========

---------------

* Represents the portion of the purchase price paid with 555,555 shares of the Class A common stock of Classic Communications.

                              CLASSIC CABLE, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

                                              CLASSIC    BUFORD(1)    STAR     ADJUSTMENTS     PRO FORMA
                                              -------    ---------    ----     -----------     ---------
Revenues....................................  $111,410    $44,901    $24,981    $     --       $181,292
Operating expenses:
     Programming............................    29,906     12,468      7,407          --         49,781
     Plant and operating....................    12,744      4,325      3,707          --         20,776
     General and administrative.............    17,126     12,305      2,444          --         31,875
     Marketing and advertising..............     1,929        972        251          --          3,152
     Corporate overhead.....................     9,721        260        876      (1,938)(a)      8,919
     Depreciation and amortization..........    51,484     14,052      7,415      12,977(b)      85,928
                                              --------    -------    -------    --------       --------
          Total operating expenses..........   122,910     44,382     22,100      11,039        200,431
                                              --------    -------    -------    --------       --------
Income (loss) from operations...............   (11,500)       519      2,881     (11,039)       (19,139)
Interest expense............................   (31,201)    (4,642)    (7,183)    (11,755)(c)    (54,781)
Other income (expense)......................       605       (377)       109          --            337
                                              --------    -------    -------    --------       --------
Loss before income taxes....................   (42,096)    (4,500)     4,193     (22,794)       (73,583)
Income tax benefit..........................    10,128        210         --      14,680(d)      25,018
                                              --------    -------    -------    --------       --------
Net loss....................................  $(31,968)   $(4,290)   $(4,193)   $ (8,114)      $(48,565)
                                              ========    =======    =======    ========       ========

---------------

(1) Represents seven months activity from January 1, 1999 through its acquisition by Classic.

   See the Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                              CLASSIC CABLE, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     The accompanying Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1999 reflect the pro forma adjustments described below as if (1) the completed acquisition of Buford by Classic and the related financing, (2) the acquisition of substantially all of the assets of Star by a subsidiary of Classic and the related financing, (3) the partial redemption of our 2008 subordinated notes and the related financing, (4) the repurchase of approximately $36 million aggregate principal amount of our 2008 subordinated notes and related costs, (5) the repayment of a portion of the 1999 credit facility and (6) the offering of the old notes as if all such transactions had occurred on January 1, 1999. The Unaudited Pro Forma Consolidated Statements of Operations combine the historical results of operations of Classic with those of Buford and Star. These statements reflect the following adjustments:

          (a) Classic formulated a restructuring plan whereby certain identified employees of Buford's corporate management were terminated. The functions of these employees were duplicative with those of Classic and there is no expectation that the revenues generated by the Buford systems will be adversely affected by the restructuring plan. The costs associated with these employees were $1,062 for the year ended December 31, 1999.

          Star pays a management fee to its general partner based upon a certain percentage of revenues. This arrangement terminated upon the closing of the Star acquisition. There is no expectation that the revenues generated by the Star systems will be adversely affected by the termination of this agreement. The costs associated with this agreement were $876 for the year ended December 31, 1999.

          (b) Represents pro forma adjustments to depreciation and amortization in connection with the Buford acquisition and the Star acquisition. The depreciation and amortization expense of property, plant and equipment and intangible assets acquired, net of elimination of depreciation and amortization expense on historical assets, is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Depreciation and amortization expense on the purchased basis of property, plant and equipment and intangible assets
  acquired..................................................    $34,444
Elimination of historical depreciation and amortization
  expense...................................................     21,467
                                                                -------
          Total adjustment to depreciation and
           amortization.....................................    $12,977
                                                                =======

     The property, plant, and equipment and intangible assets acquired in connection with the Star acquisition are estimated below:

                                                                       DEPRECIATION/
                                                                       AMORTIZATION
                                                                          PERIOD
                                                              STAR        (YEARS)
                                                            --------   -------------
Land......................................................  $    367        --
Buildings.................................................     1,614        30
Leasehold improvements....................................       338         7
Vehicles..................................................     1,559         5
Cable television distribution systems.....................    18,142        12
UHF system................................................     3,832         7
Mobile radio equipment....................................       150         7
Headend electronics.......................................    10,905         7
Headend tower and antennae................................     4,574         7
Microwave equipment.......................................     1,923         7
Shop and test equipment...................................     2,279         7
Drops.....................................................     3,974         7
Furniture and fixtures....................................       664         7
Office equipment..........................................       407         7
Computer hardware and equipment...........................       133         4
Computer software.........................................        20         3
Subscriber relationships..................................    33,880        12
Franchise rights..........................................    35,636         8
Noncompete agreements.....................................     2,888         3
Goodwill..................................................       604        20
                                                            --------
                                                            $123,889
                                                            ========

          (c) Represents:

             - interest expense on the credit facility using a current interest rate of 8.81% and 8.81% for the Term B and Term C loans, respectively, per annum,

             - interest expense on the 2010 senior subordinated notes using a rate of 10.50% per annum,

             - interest expense on the 2009 senior subordinated notes using a rate of 9.375% per annum,

             - amortization expense of deferred financing fees related to the
               2010 senior subordinated notes, the 2009 senior subordinated notes and the credit facility,

             - elimination of historical interest expense related to Buford's and Star's debt not assumed, and

             - elimination of historical interest expense from the 1998 credit facility, the redeemed portion of the 2008 subordinated notes and the paid down portion of the 1999 credit facility as well as the elimination of the related amortization of deferred financing costs, as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Interest expense on the credit facility.....................    $  5,748
Interest expense on the 2010 senior subordinated notes......      23,625
Interest expense on the 2009 senior subordinated notes......       8,086
Interest expense on the 2008 senior subordinated notes......         296
Amortization expense of deferred financing fees.............       1,576
Elimination of historical interest expense on the 1998
  credit facility, redeemed portion of the 2008 subordinated notes, paid down portion of the 1999 credit facility,
  subordinated debt and acquisition debt not assumed as well
  as related amortization of deferred financing costs.......     (27,576)
                                                                --------
          Total increase to interest expense................    $ 11,755
                                                                ========

---------------

* The total effect of a  1/8% variance in the interest rate would be $206.

          (d) Represents the:

             - tax effect of pro forma adjustments, and

             - recognition of tax benefit for the acquired systems which were historically not allocated tax benefit by their former parent.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Pro forma loss before income taxes..........................    $(73,583)
Tax rate....................................................          34%
                                                                --------
Pro forma income tax benefit................................      25,018
Historical income tax benefit...............................     (10,338)
                                                                --------
Total pro forma adjustment to income tax benefit............    $ 14,680
                                                                ========

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA --
                              CLASSIC CABLE, INC.

     The following table presents selected historical financial data about Classic. You should read this information together with "Summary Historical Financial and Operating Data -- Classic Cable, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Classic's consolidated financial statements and the notes relating to those statements included elsewhere in this offering circular.

     Classic's selected historical financial data as of and for each of the five years in the period ended December 31, 1999 have been derived from Classic's consolidated financial statements, which have been audited and reported upon by Ernst & Young LLP for the years ended December 31, 1995 and 1996 and PricewaterhouseCoopers LLP for the years ended December 31, 1997, 1998 and 1999.

                                                                          YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------------
                                                              1995       1996       1997       1998       1999
                                                              ----       ----       ----       ----       ----
                                                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues..................................................  $ 36,677   $ 59,821   $ 60,995   $ 69,802   $111,410
Costs and expenses........................................    18,911     33,553     36,555     42,070     71,426
Depreciation and amortization.............................    16,427     27,510     27,832     30,531     51,484
                                                            --------   --------   --------   --------   --------
Operating income (loss)...................................     1,339     (1,242)    (3,392)    (2,799)   (11,500)
Interest expense..........................................   (14,132)   (20,164)   (20,759)   (20,688)   (31,201)
Gain on sale of cable systems.............................        --      4,901      3,644         --         --
Write-off of abandoned telephone operations...............        --     (2,994)      (500)      (220)        --
Other income (expense)....................................        --         --         71        192        605
                                                            --------   --------   --------   --------   --------
Loss before income tax benefit, minority interest and
  extraordinary loss......................................   (12,793)   (19,499)   (20,936)   (23,515)   (42,096)
Income tax benefit........................................     4,510      6,633      7,149      2,339     10,128
Extraordinary loss........................................    (4,054)        --         --     (5,524)    (4,093)
                                                            --------   --------   --------   --------   --------
Net loss..................................................  $(12,337)  $(12,866)  $(13,787)  $(26,700)  $(36,061)
                                                            ========   ========   ========   ========   ========
BALANCE SHEET DATA (END OF PERIOD):
Total assets..............................................  $271,496   $245,987   $220,218   $252,496   $677,688
Total debt................................................   204,646    193,998    187,967    220,804    454,332
Total liabilities.........................................   229,426    215,826    202,887    239,354    519,508
Total redeemable preferred stock..........................     1,293      1,293      1,293         --         --
Total stockholder's equity................................    40,777     28,868     16,038     13,142   $158,180

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA -- BUFORD GROUP, INC.

     The following table presents selected historical financial data about Buford. You should read this information together with "Summary Historical Financial and Operating Data -- Buford Group, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Buford's consolidated financial statements and the notes relating to those statements included elsewhere in this offering circular.

     The selected data presented below under the headings "Income Statement Data" and "Balance Sheet Data," for and as of the end of each of the years in the five-year period ended December 31, 1998 are derived from Buford's consolidated financial statements, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the auditors' report thereon, are included elsewhere in this offering circular.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1994       1995       1996       1997       1998
                                                                ----       ----       ----       ----       ----
                                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues....................................................  $ 37,032   $ 49,558   $ 49,561   $ 58,136   $ 70,475
Costs and expenses..........................................    26,755     32,965     32,932     40,858     51,168
Depreciation and amortization...............................    13,670     17,379     17,175     17,753     21,399
                                                              --------   --------   --------   --------   --------
Operating income (loss).....................................    (3,393)      (786)      (546)      (475)    (2,092)
Interest expense............................................    (2,823)    (6,332)    (5,345)    (5,787)    (7,919)
Gain on sale of cable systems...............................        --      8,506      5,418         --         --
Other income (expense)......................................       191      1,443        344        859       (221)
                                                              --------   --------   --------   --------   --------
Loss before income tax benefit (expense) and cumulative
  effect of change in accounting principle..................    (6,025)     2,831       (129)    (5,403)   (10,232)
Income tax benefit (expense)................................     3,027      7,235        (94)       315        226
Cumulative effect of change in accounting principle.........        --         --         --         --         --
                                                              --------   --------   --------   --------   --------
Net income (loss)...........................................  $ (2,998)  $ 10,066   $   (223)  $ (5,088)  $(10,006)
                                                              ========   ========   ========   ========   ========
BALANCE SHEET DATA (END OF PERIOD):
Total assets................................................  $127,702   $127,379   $117,676   $143,932   $175,953
Total debt..................................................    72,110     70,643     60,053     85,000    118,000
Total liabilities...........................................    91,773     80,122     69,182     97,008    131,147
Total stockholders' equity..................................    35,969     47,257     48,493     46,924     44,806

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides additional information regarding our pro forma financial condition for the year ended December 31, 1999. It also includes historical information regarding our financial condition and results of operations for each of the years ended December 31, 1997, 1998 and 1999. This discussion should be read in conjunction with "Selected Historical Consolidated Financial Data -- Classic Cable, Inc.," "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," "Unaudited Pro Forma Consolidated Financial Information" and Classic's, Buford's and Star's consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. During their existence, both Classic and Buford have completed multiple acquisitions and divestitures of cable systems. As a result, we believe that period-to-period comparisons of their financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance.

OVERVIEW

     As a result of the Buford acquisition and the Star acquisition and assuming completion of other recently publicly announced transactions by other companies in the cable television industry, we believe we are the 14th largest cable television operator in the United States. We own, operate and develop cable television systems in selected non-metropolitan markets clustered primarily in nine contiguous states primarily located in the central United States. Since 1992, we have completed and integrated over 20 acquisitions. As of December 31, 1999, our collective systems passed approximately 707,000 homes and served approximately 414,000 basic subscribers, which includes approximately 98,000 homes and 57,000 subscribers for Star.

     REVENUES. Revenues are primarily attributable to monthly subscription fees charged to subscribers for our basic and premium cable television programming services. Basic revenues consist of monthly subscription fees for all services, other than premium programming, as well as monthly charges for customer equipment rental. Premium revenues consist of monthly subscription fees for programming provided on a per channel basis. In addition, other revenues are derived from:

     - installation and reconnection fees charged to basic subscribers to commence or reinstate service;

     - pay-per-view charges;

     - late payment fees;

     - advertising revenues; and

     - commissions related to the sale of merchandise by home shopping services.

     At December 31, 1999, our collective systems served approximately 414,000 basic subscribers and approximately 223,000 premium units, representing a basic penetration rate of approximately 59% and a premium penetration rate of approximately 54%. For Classic and Star premium subscribers are the number of subscribers who pay a monthly fee for premium channels. Multiplexing premium channels is counted as one subscriber. For Buford, each premium channel received is counted as a separate premium subscriber. Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers. The table below sets forth the percentage of our total revenues attributable to the various sources:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Basic.......................................................      83.3%
Premium.....................................................      10.3
Other.......................................................       6.4
                                                                 -----
          Total revenues....................................     100.0%
                                                                 =====

     OPERATING EXPENSES. Our operating expenses consist of (a) programming fees,
(b) plant and operating costs, (c) general and administrative expenses and (d) marketing costs directly attributable to the systems. Programming fees have historically increased at rates in excess of inflation due to system acquisitions and internal growth, as well as increases in the number, quality and cost of programming services offered by us. We benefit from our membership in an industry cooperative with over 10 million basic subscribers that provides its members with volume discounts from programming networks and cable equipment vendors. Plant and operating costs include expenses related to wages and employee benefits of technical personnel, electricity, systems supplies, vehicles and other operating costs. General and administrative expenses directly attributable to the systems include wages and employee benefits for customer service, accounting and administrative personnel, franchise fees and expenses related to billing, payment processing, and office administration.

     CORPORATE OVERHEAD. Corporate overhead consists primarily of expenses incurred by our executive management, which are not directly attributable to any one system.

     OPERATING LOSSES. The high level of depreciation and amortization associated with the acquisitions and capital expenditures related to continued construction and upgrading of the current systems, together with interest costs related to our financing activities, have contributed to our net losses. We believe that such net losses are common for the cable television industry.

RESULTS OF OPERATIONS -- CLASSIC CABLE

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

                                                YEAR ENDED                 YEAR ENDED
                                            DECEMBER 31, 1998          DECEMBER 31, 1999
                                         ------------------------   ------------------------
                                          AMOUNT    % OF REVENUES    AMOUNT    % OF REVENUES
                                          ------    -------------    ------    -------------
                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $69,802        100.0%      $111,410       100.0%
Operating expenses:
     Programming.......................   17,840         25.6         29,906        26.8
     Plant and operating...............    8,437         12.1         12,744        11.4
     General and administrative........   11,295         16.2         17,126        15.4
     Marketing and advertising.........      850          1.2          1,929         1.8
     Corporate overhead................    3,648          5.2          9,721         8.7
     Depreciation and amortization.....   30,531         43.7         51,484        46.2
                                         -------        -----       --------       -----
          Total operating expenses.....   72,601        104.0        122,910       110.3
                                         -------        -----       --------       -----
          Loss from operations.........  $(2,799)        (4.0)%     $(11,500)      (10.3)%
                                         =======        =====       ========       =====

     REVENUES. Revenues increased $41.6 million, or 60%, in 1999. Revenues increased due to increased subscribers from acquisitions of approximately 28,000 subscribers in July 1998 and 170,000 subscribers in July 1999 and basic rate increases. The increase in subscribers was due to the acquisition of systems from Cable One in July 1998 and the acquisition of Buford in July 1999. In addition, there was a rate increase of approximately 7% affecting approximately two-thirds of our customers in February 1999, resulting in an increase in basic revenues per subscriber of 7% from $27.87 to $29.82 period to period. We have historically increased rates in February in order to offset increases in operating costs such as programming which occur primarily in January of each year.

     OPERATING EXPENSES. Operating expenses increased $50.3 million, or 69%, in 1999. Programming expenses increased $12.1 million due to the continued escalation in rates charged by programming vendors as well as an increase in the subscriber base over the same period in 1998. Plant and operating and general and administrative expenses increased $10.1 million, or 51%, as a result of the additional costs associated with the systems acquired in 1998 and 1999. Corporate overhead increased $6.1 million primarily due to $6.6 million of acquisition related compensation expenses incurred in connection with the Buford acquisition. Depreciation and amortization expense in 1999 was $51.5 million, an increase of $21.0 million over the same period in 1998. The increase represents the effect of acquisitions and capital expenditures.

     OTHER INCOME AND EXPENSES. Interest expense increased $10.5 million, or 51%, in 1999. This increase is primarily the result of the debt issued in conjunction with the July 1999 and 1998 acquisitions and subsequent refinancing of debt.

     INCOME TAX BENEFIT. The income tax benefit increased $10.3 million in 1999. The pre-tax loss increased in 1999 and the effective tax rate increased from 9.9% to 24.1% for 1999. The effective tax rates for 1999 and 1998 differ from the statutory rates primarily due to an increase in the valuation allowance on deferred tax assets.

     NET LOSS. As a result of the above described fluctuations in our results of operations and extraordinary losses recognized in connection with the July 1998 and 1999 refinancing of debt, the net loss of $36.1 million in 1999 increased by $9.4 million, as compared to the net loss of $26.7 million in 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

                                                 YEAR ENDED                 YEAR ENDED
                                             DECEMBER 31, 1997          DECEMBER 31, 1998
                                          ------------------------   ------------------------
                                           AMOUNT    % OF REVENUES    AMOUNT    % OF REVENUES
                                           ------    -------------    ------    -------------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $60,995        100.0%      $69,802        100.0%
Operating expenses:
     Programming........................   14,916         24.5        17,840         25.6
     Plant and operating................    7,622         12.5         8,437         12.1
     General and administrative.........    9,257         15.2        11,295         16.2
     Marketing and advertising..........      438          0.7           850          1.2
  Corporate overhead....................    4,322          7.1         3,648          5.2
  Depreciation and amortization.........   27,832         45.6        30,531         43.7
                                          -------        -----       -------        -----
          Total operating expenses......   64,387        105.6        72,601        104.0
                                          -------        -----       -------        -----
          Loss from operations..........  $(3,392)        (5.6)%     $(2,799)        (4.0)%
                                          =======        =====       =======        =====

     REVENUES. Revenues for the year ended December 31, 1998 were $69.8 million, an improvement of $8.8 million over revenues for the year ended December 31, 1997. Basic revenues improved by $7.4 million, or 15%, while average monthly basic revenues per subscriber increased from $25.22 to $27.87, or 11%. The improvement was due primarily to basic rate increases in February 1998 affecting 234 systems and serving approximately 114,000 subscribers, or 69% of total subscribers, as well as revenue generated from the systems acquired from Cable One on July 29, 1998. The majority of the remaining systems also had rate increases during 1998. The change in basic subscribers for the year ended December 31, 1998 is primarily due to the acquisition of systems from Cable One in 1998 and the sale of certain Kansas and Oklahoma systems serving approximately 4,000 basic subscribers during the second quarter of 1997, as well as bulk account equivalent basic unit conversion calculations following the basic rate increases, the increased availability and affordability of competitive video services, non-pay disconnects, and other terminations of service. The remaining revenues increased 13.7%, from $10.2 million for the year ended December 31, 1997 to $11.6 million for the year ended December 31, 1998, due in large part to continued promotion of pay-per-view events.

     OPERATING EXPENSES. Operating expenses for the year ended December 31, 1998 were $72.6 million, an increase of $8.2 million, or 13%, over operating expenses for the year ended December 31, 1997. An escalation in rates charged by certain programming vendors as well as increases in copyright fees and premium units were largely responsible for the $2.9 million increase in programming costs over programming costs for the year ended December 31, 1997. Plant and operating expenses increased from $7.6 million for the year ended December 31, 1997 to $8.4 million for the year ended December 31, 1998, reflecting increases in technical wages and benefits, plant power, and amounts paid to outside contractors to update our subscriber database. General and administrative expenses increased from $9.3 million for the year ended December 31, 1997 to $11.3 million for the year ended December 31, 1998 due to increases in administrative wages and benefits, telephone, property taxes and bad debt expense. General and administrative expense as a percentage of revenue increased during this period from 15% to 16%. Marketing expenses for the year ended December 31, 1998 were $0.9 million, an increase of 94% over marketing expenses for the year ended December 31, 1997. The majority of this increase relates to increased spending associated with our marketing initiatives. As a percentage of revenues, operating expenses decreased slightly from 106% for the year ended December 31, 1997 to 104% for the year ended December 31, 1998.

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

     CORPORATE OVERHEAD. Corporate overhead decreased $0.7 million, or 16%, from $4.3 million for the year ended December 31, 1997 to $3.6 million for the year ended December 31, 1998 due primarily to a reduction in litigation costs compared to the year ended December 31, 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the year ended December 31, 1998 was $30.5 million, an increase of $2.7 million over depreciation and amortization expense for the year ended December 31, 1997. The increase is largely reflective of the inclusion of fixed assets placed into service during 1997 and 1998.

     INCOME TAX BENEFIT. The income tax benefit decreased from $7.1 million for year ended December 31, 1997 to $2.3 million for the year ended December 31, 1998. The pre-tax loss increased in 1998. However, the effective tax rate decreased. The effective tax rate decreased from 34.1% for the year ended December 31, 1997 to 9.9% for the year ended December 31, 1998. This decrease is primarily due to an increase in the valuation allowance against deferred tax assets.

  RESULTS OF OPERATIONS -- BUFORD GROUP, INC.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     REVENUES. Revenues in 1998 were $70.5 million, an improvement of $12.4 million, or 21%, over revenues in 1997. The improvement was due primarily to basic rate increases during the first half of 1998 as well as revenue generated from the systems acquired in late April 1998. Buford has historically increased rates in the majority of its systems during the first half of the year in order to offset increases in its operating costs such as programming which occur in January of each year. Average monthly basic revenue per basic subscriber increased 7%, from $26.31 for the year ended December 31, 1997 to $28.17 for the year ended December 31, 1998.

     OPERATING EXPENSES. Operating expenses in 1998 were $41.8 million, an increase of $5.8 million, or 16%, over operating expenses for the year ended December 31, 1997. The continued escalation in rates charged by programming vendors as well as increases in copyright fees and premium units were largely responsible for the $4.0 million increase in programming costs over 1997. Plant and operating expenses increased from $6.6 million for the year ended December 31, 1997 to $6.9 million for the year ended December 31, 1998, reflecting increases in technical wages and benefits and amounts paid to outside contractors. General and administrative expenses increased from $14.9 million for the year ended December 31, 1997 to $16.2 million for the year ended December 31, 1998 due to increases in administrative wages and benefits and utility expense. Marketing and advertising expenses for the year ended December 31, 1998 were $0.3 million, an increase of 50% over marketing and advertising expenses for the year ended December 31, 1997. The majority of this increase relates to increased spending associated with Buford's marketing initiatives.

     CORPORATE OVERHEAD. Corporate overhead increased $4.5 million, or 92%, from $4.9 million for the year ended December 31, 1997 to $9.4 million for the year ended December 31, 1998 due primarily to an increase in compensation expense related to employee stock appreciation rights from $3.5 million for the year ended December 31, 1997 to $7.9 million for the year ended December 31, 1998.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the year ended December 31, 1998 was $21.4 million, an increase of $3.6 million over depreciation and amortization expense for the year ended December 31, 1997. The increase is largely reflective of the inclusion of fixed assets acquired and those placed into service during 1997 and 1998.

     INCOME TAX BENEFIT. Income tax benefit of $0.2 million was recorded for the year ended December 31, 1998 versus $0.3 million for the year ended December 31, 1997. This decrease is primarily due to an increase in the valuation allowance against deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operations increased 24% or $3.4 million to $17.4 million, driven by the acquisition of cable systems in 1998 and 1999. Cash used in investing activities increased 469% or $268.2 million to $325.5 million, driven primarily by the acquisition of Buford in July 1999, as well as by increased levels of capital spending. Cash provided by financing activities increased 761% or $345.8 million to $391.2 million due to the investment by Brera Classic, Classic Communications' initial public equity offering, and additional debt incurred in conjunction with the Buford acquisition. EBITDA increased 44% or $12.3 million to $40.0 million due primarily to the acquisition of cable systems in 1998 and 1999. EBITDA has been reduced by non-cash operating charges consisting of compensation on stock awards of $1.9 million and $1.1 million as well as by non-recurring fees paid to certain members of the management team in connection with completed acquisitions and financing transactions of $5.5 million and $0.8 million for 1999 and 1998, respectively. Without the non-cash operating charges and other fees, EBITDA would have been $47.4 million and $29.6 million for 1999 and 1998, respectively. EBITDA is presented because management believes it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity; is not intended to represent funds available for dividends, reinvestment or other discretionary uses and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. EBITDA as presented may not be comparable to similarly titled measures presented by other companies.

     In July 1999, we issued $150 million of 9.375% senior subordinated notes concurrently with our entry into the 1999 credit facility totaling $450 million, as amended. These transactions, along with $100 million in proceeds from a sale of Classic Communications stock to Brera Classic, were utilized to purchase Buford, repay our previous credit agreement and pay the fees and expenses of these transactions.

     In December 1999, Classic Communications completed an initial public offering of 7,250,000 shares of its Class A Common Stock, raising approximately $168.9 million. It used the proceeds from the offering to pay offering expenses and to redeem all of its outstanding 13.25% senior discount notes due 2009. Classic Communications contributed the remainder of the proceeds, approximately $83.5 million, to us, which we used for general business purposes, including financing part of the Star acquisition.

     In February 2000, one of our subsidiaries purchased substantially all of the assets of Star Cable Associates, which operates cable television systems in Texas, Louisiana and Ohio, for an aggregate purchase price of approximately $110 million in cash and 555,555 shares of Classic Communications Class A Common Stock.

     In February 2000, we completed a private offering of $225 million of Senior Subordinated Notes due 2010. The securities sold in the private offering will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. We used the proceeds of the offering to fund a portion of the acquisition of Star, repay a portion of indebtedness under our senior credit facility and repurchase approximately $33 million of our 9.875% Senior Subordinated Notes due 2008.

     In connection with the offering, we entered into a second amendment to our senior credit facility, which (1) allowed for the offering of our 10.5% senior subordinated notes, (2) modified some of the covenants in the credit facility to provide us more flexibility (i.e., maximum total debt ratio, total interest coverage ratio, maximum capital expenditures, limitations on investments, permitted acquisitions, and lines of business), (3) restructured the term loan A facility so that
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

following a prepayment in full of the term loan A facility, and subject to certain additional conditions, we have the ability to reborrow in one or more advances under the term loan A facility until February 10, 2001 and (4) increased the term loan A facility so that an additional $25 million may be made available under that facility.

     We have debt service requirements increasing from approximately $41 million in 2000 to $53 million in 2001 and remaining consistent at that level through 2007. Our debt has significant maturities during the years 2008 to 2010. Additionally, the Company has standby letters of credit totaling $3 million maturing through August 2000.

     Our capital improvement plan contemplates the investment of approximately $200.0 million over the next four fiscal years as follows:

     - $126.0 million to establish a technical standard of 550-750 MHz bandwidth capacity in cable television systems serving approximately 72% of our basic subscribers and for the consolidation of headends;

     - $52.0 million for ongoing maintenance and replacement, installations and extensions to the cable plant related to customer growth; and

     - $22.0 million for the purchase of additional addressable converters and headend equipment to support the deployment of digital services.

     We have in place a credit facility which, as amended, currently allows for $175 million of additional borrowing subject to certain limitations.

     All of our debt is fully and unconditionally guaranteed by our wholly owned direct and indirect subsidiaries on a joint and several basis. There are presently no restrictions on the ability of these subsidiaries to make distributions to us.

INTEREST RATE RISK MANAGEMENT

     We are exposed to market risk including changes in interest rates. To manage the volatility relating to these exposures, we enter into various derivative transactions pursuant to our policies in areas such as counterparty exposure and hedging practices. Positions are monitored using techniques including market value and sensitivity analyses. We do not hold or issue any derivative financial instruments for trading purposes and are not a party to leveraged instruments. The credit risks associated with our derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although we may be exposed to losses in the event of nonperformance by the counterparties, we do not expect such losses, if any, to be significant.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements ("Swaps"), interest rate cap agreements ("Caps") and interest rate collar agreements ("Collars"), is required under the terms of certain of our outstanding debt agreements. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using Swaps, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Caps are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     During the year ended December 31, 1999, we entered into Collars with an aggregate notional amount of $75.0 million. No other instruments were outstanding during the year.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 1999 (dollars in millions):

                                        EXPECTED MATURITY DATE
                            -----------------------------------------------             VALUE AT
                            2000   2001    2002   2003   2004    THEREAFTER   TOTAL    12/31/1999
                            ----   -----   ----   ----   -----   ----------   ------   ----------
Debt:
  Fixed Rate..............  $0.5   $  --   $--    $--    $  --     $188.8     $189.3     $185.2
  Average Interest Rate...  9.0%     0.0%  0.0%   0.0%     0.0%       9.5%       9.5%
  Variable Rate...........  $--    $ 2.4   $7.5   $9.4   $13.2     $232.5     $265.0     $265.0
  Average Interest Rate...  0.0%     8.8%  8.8%   8.8%     8.8%       8.9%       8.9%
Interest Rate Instruments:
  Collar..................         $75.0                                      $ 75.0     $   --
  Average Cap Rate........           8.3%                                        8.3%
  Average Floor Rate......           5.5%                                        5.5%

     The notional amounts of interest rate instruments, as presented in the table above are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the proceeds (costs) to settle the outstanding contracts. Interest rates on variable debt are estimated by us using the average implied forward London Interbank Offer Rate ("LIBOR") rates for the year of maturity based on the yield curve in effect at December 31, 1999, plus the borrowing margin in effect for each credit facility at December 31, 1999. While Swaps, Caps and Collars represent an integral part of our interest rate risk management program; their incremental effect on interest expense for the years ended December 31, 1999 and 1998 was not significant.

INTANGIBLES

     We have recorded net intangible assets of $345.9 million, 51.0% of total assets. These assets arose during the acquisition of cable systems throughout our history. These intangible assets are amortized over their estimated useful lives. We review the valuation and amortization periods of these intangibles on a periodic basis, taking into consideration any events or circumstances that might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of the intangible assets.

YEAR 2000 COMPLIANCE

     During 1999, we planned, inventoried and evaluated systems, remediated, replaced where and when necessary and tested such remediation and replacements. As a result, we experienced no adverse year 2000 related issues on January 1, 2000. We recognize that there may be residual effects related to year 2000 issues. Our assessment of our year 2000 readiness will be ongoing as we continue to develop our operating systems and rely on our vendors' or their vendors' systems. We do not have any way to assess the costs related to remediation of any residual year 2000 effect. We intend to use internal resources for such remediation where possible. We may in the future identify a significant internal or external year 2000 related residual issue which, if not remedied in a timely manner, could have a material adverse effect on our business, financial condition and results of operations.

INFLATION

     Certain of our expenses, such as programming, wages and benefits, equipment repair and maintenance, billing and marketing are subject to inflation. However, because changes in costs are generally passed through to subscribers, these changes historically have not had a material adverse effect on our results of operations.

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

                                    BUSINESS

COMPANY OVERVIEW

     We are a growth oriented cable operator focused on non-metropolitan markets in the United States. We have experienced growth in subscribers, revenues and cash flows, primarily through the successful execution and integration of over 20 acquisitions of cable systems primarily clustered in nine contiguous states. As of December 31, 1999, our systems pass approximately 707,000 homes and serve approximately 414,000 basic subscribers, which includes approximately 98,000 homes and 57,000 subscribers for Star.

     We believe that there are significant operating, competitive and economic advantages in acquiring and owning systems in non-metropolitan markets. In pursuing our business strategy, we have focused our acquisition efforts on cable television systems in growing non-metropolitan markets and have sought to build geographic clusters of these systems. Because of poor reception of broadcast television signals, customers often require cable television service in these markets to receive a full complement of off-air broadcast stations, such as ABC, NBC, CBS, and FOX. These off-air broadcast stations represent approximately 30% of overall television viewing. In addition, there are typically fewer competitive entertainment alternatives in these markets. As the leading multi-channel video provider in our markets, we have capitalized on these market characteristics by generating predictable revenue streams and EBITDA.

     Approximately 71% of our cable subscribers reside in a county seat or are located within a 30-mile radius of a county seat. These markets typically have
(a) larger populations, (b) more favorable demographics, (c) higher growth characteristics, and (d) stronger economic activity than do other non-metropolitan markets. We have created clusters of cable television systems around these markets and believe that clustering cable systems provides significant operating and cost advantages. We own and manage 576 cable systems primarily clustered in nine contiguous states. Approximately 72% of our customers are located on approximately 27% of our headends. This level of clustering allows us to deploy our technical staff, vehicle fleet, and shared resources more efficiently, resulting in lower operating and capital costs and improved customer response time. Clustering also allows us to:

     - manage the workforce and allocate personnel more effectively;

     - address the specific customer service and programming needs of our customers;

     - introduce digital cable services and other new services in a cost effective manner;

     - increase the number of households reached with existing marketing budgets;

     - increase the benefits of local and regional community relations efforts; and

     - manage political relationships at the local and state level.

     We believe that providing superior customer service and developing strong community relations are key elements to our long-term success and enable us to maintain our subscribers, support our rates, and foster good working relationships with local administrators. We seek to achieve a high level of customer satisfaction by employing a well-trained staff of customer service representatives and experienced field technicians. We operate two call centers located in Tyler, Texas, and Plainville, Kansas, which offer 24-hour, 7-day per week coverage to all of our customers on a toll-free basis. We believe that the combination of these call centers provides us with redundancy safeguards and a platform for further growth.

     J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer, founded Classic in 1992 and have assembled a management team with significant business experience operating cable television systems and providing quality customer service to cable subscribers. Messrs. Belisle and Seach have 20 years of collective experience in acquiring, operating, integrating and developing cable television systems and have worked together for over ten years.

     As a result of the Buford acquisition, our management team has been further enhanced by the addition of several key members of Buford's management team, including Ron Martin, who became our Executive Vice President of Operations and Kay Monigold, who became our Executive Vice President of Administration. Mr. Martin and Ms. Monigold have been in the cable industry for over 25 years and 18 years, respectively.

     On April 7, 2000, Classic Communications announced that Dale Bennett will become our Chief Operating Officer. Mr. Bennett, a cable industry veteran, assumes the COO role after spending the last three years as vice president of AT&T Broadband and Internet Service's Texas Metro Region.

OUR STRATEGY

  FOCUS ON ATTRACTIVE NON-METROPOLITAN MARKETS

     We have followed a systematic approach to acquiring, consolidating, operating and developing cable television systems based on the primary goal of increasing our operating cash flow while maintaining the quality of our services. Our business strategy is to focus on serving growing non-metropolitan communities in the United States. For example, approximately 71% of our cable subscribers reside in a county seat or within a 30-mile radius of a county seat. These markets generally tend to have more serviceable households per mile, more robust household growth, higher income per household, more disposable income per household and a stronger business foundation than do other non-metropolitan markets. According to Equifax National Decisions Systems and Claritus, Inc., total households in the top 110 systems owned by us are projected to grow by approximately 6.2%, versus the national average of 5.7%, from 1997 to 2002. Those 110 systems currently serve approximately 62.6% of our total subscribers. We believe that our cable systems generally are subject to less competition than systems serving large urban cities, especially for services such as high speed Internet access. It is our goal to continue to focus on growing non-metropolitan areas.

  EXPAND AND IMPROVE CLUSTERS THROUGH SELECTIVE ACQUISITIONS

     To date, we have sought to acquire cable television systems in communities that are in close geographic proximity to other cable television systems owned or managed by us in order to maximize the economies of scale and operating efficiencies associated with "clusters" of systems. We have created clusters of cable television systems around these markets and believe that clustering cable systems provides significant operating and cost advantages.

     We plan to continue our clustering strategy by pursuing opportunities to purchase cable television systems in our existing markets as well as by entering contiguous or surrounding markets, if and when attractive acquisition opportunities become available. In addition to system acquisition opportunities, we expect to pursue opportunities to exchange certain of our cable systems for other cable television properties to promote our clustering strategy further. Factors likely to be considered by us in evaluating the desirability of a potential acquisition or asset exchange opportunity include valuation, subscriber densities, growth potential, in terms of both market and cash flow, and whether the target system can be readily integrated into our operations.

     In order to offer Internet access on a full-scale residential and commercial basis in the communities we serve, we are actively seeking to acquire incumbent Internet service providers in and around our markets. We believe that acquiring the expertise from an incumbent Internet service provider would allow us to offer services in the most effective and timely manner enabling us to capitalize on the immediate, viable Internet opportunities in our markets. We are also interested in acquiring or aligning with other companies that provide other telecommunications services including local and long distance telephone, utility, and direct-to-home, in addition to other Internet technology and software firms.

  FOCUS ON COMMUNITY RELATIONS AND CUSTOMER SATISFACTION

     We believe that providing superior customer service and enhancing the quality of life in the communities we serve are the key elements to our ultimate long-term success. Our high level of service enables us to maintain subscribers and support our rates. It is our goal to achieve a high level of customer satisfaction by employing a well-trained staff of customer service representatives and experienced field technicians.

     Our Tyler, Texas call center offers 24-hour, 7-day per week coverage to customers on a toll-free basis. The call center utilizes four T-1 lines and can handle up to 80 incoming calls at any given time. We believe that, as currently configured, the call center can accommodate 250,000 subscribers. The call center complex, including hardware and software, was designed to be rapidly and cost-effectively increased in scale to manage up to approximately 2.0 million subscribers.

     Our Tyler, Texas call center administers all phases of on-site service at a customer's home, including dispatching the order, confirming that service has been completed and updating the billing system and the customer's records to reflect completion of the service. We utilize a satellite-based system to track and dispatch our service vehicles throughout the service territory. The Qualcomm OmniTRACS system provides real-time, constant two-way communications between the call center and service vehicles. The system utilizes a base unit at the call center that sends and receives messages via satellite from receiver/transmitters installed atop each service vehicle.

     Our Plainville, Kansas call center also offers 24-hour, 7-day per week coverage on a toll-free basis. The customer service center is supported by three T-1 lines and can handle up to 60 incoming calls at any given time through a telephone switch we own. The switch is complemented by a software package that can track call statistics ranging from average answer time to the number of calls by type, as well as individual and group performance statistics. This sophisticated software facilitates the movement of customer service and field service agents in order to minimize answer times. Data is recorded daily and reports can be generated to track trends in call volume.

     We believe customer service is further enhanced by our 51 offices and their ability to coordinate technical service and installation appointments more effectively and to respond quickly to customer inquiries. We also believe that local offices increase the effectiveness of our customer retention efforts, community relations endeavors, and marketing campaigns. Our customer service and technical staff attend ongoing workshops led by both a full-time, in-house training specialist and outside customer service and technical training firms that emphasize first time quality, point-of-sale subscriber acquisition, upgrade and retention, technical support, and other pertinent customer service issues. In addition, we employ bilingual customer service representatives to serve our Spanish-speaking subscriber base.

     We are dedicated to fostering strong community relations in the communities we serve. The cornerstone of our community relations strategy is our Classic Scholarship Fund, which has provided meaningful financial assistance to hundreds of graduating high school seniors within our service areas over the past four years. We install and provide free cable television service and Internet access to public schools, government buildings, and public libraries in our franchise areas. We believe that our relations with the communities we serve are good.

     We maintain a site on the World Wide Web (http://www.classic-cable.com) to help communicate and interact with our online customers. Our website was designed to help our customers make intelligent television viewing choices and to acquaint our customers with us and our corporate mission.

  INCREASE THE REVENUE-GENERATING BANDWIDTH OF OUR CABLE PLANT

     Through our capital improvement program, we plan to upgrade our cable plant aggressively and systematically utilizing cost-effective and appropriate technology for the market served. These upgrades include:

     - Traditional rebuild to a 550-750 MHz bandwidth capacity in selected systems;

     - The deployment of digital compression services such as Headend in The Sky(R), known as HITS, a digital compression service developed by National Digital Television Center, Inc.;

     - The deployment of fiber optic cable; and

     - The consolidation of headends.

     We believe that these technical upgrades create additional revenue opportunities, enhance operating efficiencies, increase customer satisfaction, improve franchise relationships and solidify our position as the dominant provider of multi-channel video services in our markets. We seek to benefit from the capital improvement program by generating additional revenue from:

     - Expanded tiers of basic programming;

     - Multiplexed premium services;

     - Pay-per-view movies and events;

     - Digital music;

     - On-screen navigators;

     - Home shopping services;

     - High-speed data services;

     - Internet access; and

     - Advertising.

  IMPLEMENT OUR BROADBAND SERVICES

     DIGITAL SERVICES. Depending on the size of the system, we intend to offer digital video services through either a digital headend or through a direct-to-home solution. In larger systems, we provide enhanced digital video in our upgraded and certain other systems using HITS. HITS enables us to deliver video services such as:

     - pay-per-view programming;

     - on-screen programming navigators;

     - multiplexed premium channels such as HBO-Family and HBO-Signature;

     - digital music; and

     - multiple tiers of niche satellite basic programming.

     For systems with fewer than 2,000 subscribers, or other systems whose headends are uneconomical to upgrade, we intend to use a digital satellite alternative to provide a more robust cable product offering. Whether through the resale of digital programming from a DBS provider or HITS-2-Home, we can offer customers over 140 additional channels. For example, HITS has recently developed a seamlessly delivered digital satellite programming overlay product direct to

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

the home. This product, HITS-2-Home, is expected to offer customers a programming selection comparable to that currently offered by HITS to the headend.

     We believe that these enhanced digital video services will allow us to provide digital services comparable to DBS at a lower cost. We have introduced digital cable services to approximately 117,000 homes, representing approximately 75,000 cable subscribers. As of December 31, 1999, we had approximately 4,000 digital customers. We plan to continue the roll out of digital cable services throughout the company over the next several months.

     INTERNET SERVICES. We believe that additional revenue opportunities exist in non-metropolitan markets by providing advanced telecommunication services, such as Internet access and the delivery of high-speed data services, including local- and wide-area network applications, for residential and commercial customers. We believe that these markets have limited appeal to the larger telecommunications companies and that our technical platform will provide these services at higher speeds and lower cost, giving us a competitive advantage over other telecommunication providers in the markets in which we operate. For example, a 10 megabit cable modem can provide Internet access at download speeds 350 times faster than typical 28.8 kilobit dial-up telephone modem connections. We have introduced Internet access via one-way cable modem in selected systems and will seek to complement this service with the telephone modem connection through acquisitions of local Internet service providers.

     As part of our strategy to deliver Classic-branded advanced data services in communities we serve, we have entered into a non-exclusive agreement with High Speed Access Corporation, known as HSA. HSA provides a comprehensive turnkey solution for high speed Internet access via cable modems to residential and commercial end users. HSA will provide speed to market, call center/help desk support, national and local marketing assistance, engineering and network design, cable modems and supporting headend equipment. The General Instruments modem that HSA currently uses is system flexible, capable of being deployed in a one-way, or telco return, or two-way scenario. In return for these services, we will receive a 50% split of gross customer revenue. We plan to pursue strategic relationships with other high speed internet companies in the near future. Currently, we have 17 active sites passing approximately 88,000 homes.

STAR ACQUISITION

     In February 2000, a wholly owned subsidiary purchased substantially all of the assets of Star Cable Associates, which operates cable television systems in Texas, Louisiana and Ohio, for an aggregate purchase price of approximately $110 million in cash and 555,555 shares of Classic Communications Class A common stock. The asset purchase agreement contained customary representations, warranties, covenants, indemnities and closing conditions. Star serves approximately 57,000 customers.

RECENT FINANCING

     In December 1999, Classic Communications completed an initial public offering of 7,250,000 shares of its Class A common stock. Stockholders of Classic Communications sold an additional 2,237,500 shares. Classic Communications raised approximately $168.9 million of proceeds in the offering. Classic Communications used the proceeds from the offering to pay offering expenses and to redeem all of its outstanding 13 1/4% senior discount notes due 2009. Classic Communications contributed the remainder of the proceeds, approximately $83.5 million, to us, which we used for general business purposes, including financing part of the Star acquisition.

     In connection with the offering of the old notes, we entered into an amendment to our senior credit facility, which (1) allowed for the offering of the old notes, (2) modified some of the covenants in the credit facility to provide us more flexibility (i.e., maximum total debt ratio, total interest coverage ratio, maximum capital expenditures, limitations on investments, permitted acquisitions, and lines of business), (3) restructured the term loan A facility, so that following a prepayment in full of the term loan A facility, and subject to certain additional conditions, we have the ability to reborrow in one or more advances under the term loan A facility until February 10, 2001 and (4) increased the term loan A facility so that an additional $25 million may be made available under that facility.

SYSTEM LOCATION

     We operate cable television systems in non-metropolitan markets primarily clustered in nine contiguous states in the central United States. The following table illustrates our relative rank in each of the states we operate based on total number of subscribers giving effect to recently announced transactions:

                                                     EQUIVALENT
                                            HOMES      BASIC         BASIC
STATE                                      PASSED      UNITS      PENETRATION   RANK
-----                                      ------    ----------   -----------   ----
Texas....................................  318,187    162,515           51%       5
Arkansas.................................   96,728     56,576           59        4
Oklahoma.................................   81,270     49,887           61        3
Louisiana................................   63,900     44,516           70        4
Missouri.................................   67,072     39,164           58        4
Kansas...................................   50,965     35,599           70        3
Ohio.....................................   17,452     11,987           69       --
Colorado.................................    5,157      5,313          103(1)     5
Nebraska.................................    3,389      2,097           62       --
New Mexico...............................    2,604      1,659           64       --
                                           -------    -------        -----
     Subtotal............................  706,724    409,313           58
     CCTV................................               4,290
                                           -------    -------        -----
          Total..........................  706,724    413,603           59%
                                           =======    =======        =====

---------------

(1) Our system in Colorado includes a number of multi-dwelling units, allowing for basic penetration over 100%.

     As part of the Buford acquisition, we acquired Correctional Cable Television, Inc., known as CCT. CCT is the largest provider of programming services to the prison market, serving 90 correctional facilities in 18 states, reaching more than 70,000 inmates. CCT provides programming services through company-owned and installed modified headends under three to five year contracts. CCT's EBITDA has grown at a compounded annual rate of approximately 40% during the last three years. CCT's continued growth will be driven by increased penetration of the prison market, which consists of approximately 2,000 federal, state and juvenile facilities.

MARKETING, PROGRAMMING AND RATES

     Our marketing programs and campaigns are based upon a variety of cable services creatively packaged and tailored to appeal to our different markets and segments within each market. We routinely survey our customer base to ensure that we are meeting the demands of our customers and staying abreast of our competition in order to counter competitors' promotional campaigns effectively. We use a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising, local promotional events typically sponsored by programming services and cross-channel promotion of new services and pay-per-view.

     We have various contracts to obtain basic, satellite and premium programming for our cable systems from program suppliers, including, in limited circumstances, some broadcast stations, with compensation generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures and/or offer marketing support. In addition, we are a member of a programming consortium consisting of small to medium sized multiple cable systems operators and individual cable systems serving, in the aggregate, over ten million cable subscribers. The consortium helps create efficiencies in the areas of securing and administering programming contracts, as well as establishing more favorable programming rates and contract terms for small and medium sized cable operators. We do not have long-term programming contracts for the supply of a substantial amount of our programming. In cases where we do have such contracts, they are generally for fixed periods of time ranging from one to five years and are subject to negotiated renewal. While we believe that our relations with our programming suppliers are generally good, the loss of contracts with certain of our programming suppliers would have a material adverse effect on our results of operations. Cable programming costs are expected to continue to increase due to additional programming being provided to customers, increased costs to purchase cable programming, inflationary increases and other factors. For the year ended December 31, 1999, programming costs as a percentage of revenues were 27%. We cannot assure you that our programming costs will not increase substantially in the near future or that other materially adverse terms will not be added to our programming contracts.

     Our cable systems offer our customers programming that includes the local network, independent and educational television stations, a limited number of television signals from distant cities, numerous satellite-delivered, non-broadcast channels such as CNN, MTV, USA, ESPN and TNT, and in some systems local information and public access channels. The programming offered by us varies among the cable systems depending upon each system's channel capacity and viewer interests. Primarily for competitive reasons, we generally attempt to offer a single level of basic service containing all broadcast and satellite-delivered programming. In a few systems, however, we do offer multiple tiers of cable television programming. We also offer premium programming services, both on a per-channel basis and in many systems as part of premium service packages designed to enhance our customer's perception of value.

     Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided and competitive factors. At December 31, 1999, our monthly full basic service rates for residential customers ranged from $18.00 to $35.45 and per-channel premium service rates, not including special promotions, ranged from $5.95 to $12.00 per service. At December 31, 1999, the weighted average price for our monthly full basic service was approximately $30.44.

     A one-time installation fee, which we may wholly or partially waive during a promotional period, is usually charged to new customers. We charge monthly fees for converters and remote control tuning devices. In addition, we also charge administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge but may be charged a reconnection fee to resume service. Commercial customers, such as hotels, motels and hospitals, are charged a negotiated, non-recurring fee for installation of service and monthly fees. Multiple dwelling unit accounts may be offered a bulk rate in exchange for single-point billing and basic service to all units.

     In addition to customer fees, we derive modest revenues from the sale of local spot advertising time on locally originated and satellite-delivered programming. We also derive modest revenues from affiliations with home shopping services, which offer merchandise for sale to customers and compensate system operators with a percentage of their sales receipts.

     We also derive revenue from the sale of programming featuring movies and special events to customers on a pay-per-view basis. We believe that we will be able to further increase our pay-per-view penetration rates and revenue as we continue to deploy addressable technology in upgraded systems and in systems where we launch a digital compression service.

     While we plan to offer advanced telecommunications services in certain of our cable systems, we anticipate that monthly customer fees derived from multi-channel video services will continue to constitute the large majority of our total revenues for the foreseeable future.

TECHNICAL OVERVIEW

     We endeavor to maintain high technical performance standards in all of our cable systems. To accomplish this, we have embarked on our capital improvement plan to upgrade our cable systems selectively. This program, which involves the use of fiber optic technology, will (a) expand channel capacities, (b) enhance signal quality, (c) improve technical reliability, (d) augment addressibility, and (e) provide a platform to develop high-speed data services and Internet access. We believe that such technical upgrades create additional revenue opportunities, enhance operating efficiencies, increase customer satisfaction, improve franchising relations and solidify our position as the dominant provider of video services in the markets in which we operate. Before committing the capital to upgrade or rebuild a system, we carefully assess:

     - the existing technical reliability and picture quality of the system;

     - basic subscribers' demand for more channels;

     - requirements in connection with franchise renewals;

     - programming alternatives offered by our competitors;

     - customers' demand for other cable television and broadband telecommunications services; and

     - the return on investment of any such capital outlay.

     Currently, our subscribers, on average, are served by systems with an analog capacity of 51 channels with 41 channels in use. The table below summarizes our existing technical profile, as of December 31, 1999:

                            UP TO 29   30 TO 39   40 TO 49   50 TO 59   OVER 60
                            CHANNELS   CHANNELS   CHANNELS   CHANNELS   CHANNELS    TOTAL
                            --------   --------   --------   --------   --------    -----
Number of Systems.........      18         249        131         68        110        576
Miles of Plant............     169       5,147      5,341      3,497      5,647     19,801
Homes Passed..............   7,001     162,774    193,317    108,586    235,046    706,724
Basic Subscribers.........   3,356      81,557    115,193     60,652    148,555    409,313(1)
% of Total Basic
  Subscribers.............     0.8%       19.9%      28.1%      14.8%      36.4%     100.0%
Basic Subs per Mile.......    19.9        15.8       21.6       17.3       26.3       20.7
Premium Subs..............   1,097      38,369     54,786     40,047     88,467    222,767
Premium Penetration.......    32.7%       47.0%      47.6%      66.0%      59.6%      54.4%

     -------------------------

     (1) Does not include approximately 4,300 equivalent basic units related to CCT.

     Our capital improvement plan contemplates the investment of approximately $200.0 million over the next four fiscal years as follows:

     - $126.0 million to establish a technical standard of 550-750 MHz bandwidth capacity in cable television systems serving approximately 72% of our basic subscribers and for the consolidation of headends;

     - $52.0 million for ongoing maintenance and replacement, installations and extensions to the cable plant related to customer growth; and

     - $22.0 million for the purchase of additional addressable converters and headend equipment to support the deployment of digital services.

     The table below summarizes our expected pro forma technical profile assuming completion of the capital improvement program as of December 31, 1999:

                            UP TO 29   30 TO 39   40 TO 49   50 TO 59   OVER 60
                            CHANNELS   CHANNELS   CHANNELS   CHANNELS   CHANNELS    TOTAL
                            --------   --------   --------   --------   --------    -----
Number of Systems(1)......      --         212        117         42        205        576
Miles of Plant............      --       3,379      1,783      1,101     13,538     19,801
Homes Passed..............      --     101,034     65,700     31,665    508,325    706,724
Basic Subscribers.........      --      47,735     32,126     15,222    314,229    409,313(2)
% of Total Basic
  Subscribers.............      NA        11.6%       7.8%       3.7%      76.9%     100.0%
Basic Subs per Mile.......      NA        14.1       18.0       13.8       23.2       20.7
Premium Subs..............      --      22,035     13,671      8,936    178,124    222,767
Premium Penetration.......      NA        46.2%      42.6%      58.7%      56.7%      54.4%

     -------------------------

     (1) The analysis above does not reflect the impact of anticipated headend consolidations achieved through the selective deployment of fiber optic technology.

     (2) Does not include approximately 4,300 equivalent basic units related to CCT.

     With the exception of 11 systems, we do not currently use addressable technology. We utilize a "trap" scheme whereby a technician installs filters, or traps, at each cabled home enabling the technician to configure the programming received by each subscriber. The cable system improvement program contemplates the use of addressable set-top boxes in selected analog upgraded systems, in addition to digital addressable technology. This service transmits digitally compressed signals of niche satellite programming, multiplexed premium services, pay-per-view movies and digital music for reception by cable systems, which in turn deliver them to their subscribers.

     Our active use of fiber optic technology as an alternative to coaxial cable is playing a major role in expanding channel capacity and improving the performance of our cable television systems. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. We expect to use fiber backbone architecture selectively to eliminate headend facilities and to reduce amplifier cascades, thereby improving picture quality, system reliability and headend and maintenance expenditures.

     Recently, high-speed cable modems and set-top boxes using digital compression technology have become commercially viable. These developments allow for the introduction of high-speed data services and Internet access and will increase programming services available to customers. Digital compression technology has the potential to expand channel capacity significantly given that up to 12 digital channels can be carried in the bandwidth of one analog channel (6 MHz).

     We own or lease 670 towers that are used to receive off-air broadcast signals from the nearest urban transmit site or via intermittent microwave relay stations. Our towers range from 15 feet to 600 feet in height and 146 of our towers are at least 200 feet in height. We lease tower space to cellular telephone, personal communications services paging and other transmission companies for a fixed monthly charge typically dictated by long-term contract.

FRANCHISES

     Cable television systems are typically constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain conditions, such as:

     - time limitations on commencement and completion of construction;

     - conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and

     - the maintenance of insurance and indemnity bonds.

     Certain provisions of local franchises are subject to federal regulation under both the 1984 Cable Act and the 1992 Cable Act. See "Legislation and Regulation -- Federal Regulation -- Cable Rate Regulation."

     At December 31, 1999, pro forma for the Star acquisition, we held 787 franchises. These franchises, all of which are non-exclusive, generally provide for the payment of fees to the issuing authority. Annual franchise fees imposed on the cable systems range from 0% to 5% of the gross revenues generated by the cable systems. With limited exceptions, franchise fees are passed directly through to the customers on their monthly bills. The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues, and permits a cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Our franchises can be terminated by the franchising authority prior to the stated expiration date for uncured breaches by us of material provisions.

     The following table sets forth the number of franchises by year of franchise expiration and the approximate number and percentage of basic subscribers at December 31, 1999:

                                                 % OF        NUMBER         % OF
                                 NUMBER OF      TOTAL          OF           TOTAL
YEAR OF FRANCHISE EXPIRATION     FRANCHISES   FRANCHISES   SUBSCRIBERS   SUBSCRIBERS
----------------------------     ----------   ----------   -----------   -----------
Prior to 2000..................      29           3.7%        26,345          6.4%
2000 to 2003...................     187          23.8         94,917         23.2
After 2003.....................     571          72.6        288,051         70.4
                                    ---         -----        -------        -----
          Total................     787         100.0%       409,313        100.0%
                                    ===         =====        =======        =====

     The Cable Acts provide, among other things, comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. See "Legislation and Regulation." We believe that we have good relationships with our franchising communities. To date, we have never had a franchise revoked or terminated. Additionally, no request made by us for franchise renewals or extensions has been denied, although the renewed or extended franchises have frequently resulted in franchise modifications on satisfactory terms. The Cable Acts also establish the conditions for sale of a cable system in the event that the franchise is not renewed or is revoked "for cause" by the franchising authority.

     The 1992 Cable Act provides that a franchising authority may not grant an exclusive franchise, may not unreasonably refuse to award an additional competitive franchise, and may operate cable systems itself without franchises. Under the 1992 Cable Act, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments. See "Legislation and Regulation -- Federal Regulation -- Cable Rate Regulation."

INDUSTRY OVERVIEW

     A cable television system receives television, radio and data signals at the system's "headend" site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed through coaxial and fiber optic distribution systems to deliver a wide variety of channels of television programming to subscribers who pay fees on a monthly basis for this service. A cable television system may also originate its own television programming and other information services for distribution through its system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified period of time.

     The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as unfavorable topography and remoteness from television broadcast towers. In the 1960's, cable systems also developed in non-metropolitan markets that had limited availability of off-air television station signals. All of these markets are regarded within the cable industry as "classic cable" television system markets.

     Cable television systems offer customers programming consisting of broadcast television signals of local network affiliates, independent and educational television stations, a limited number of television signals from so-called "super stations" originating from distant cites, such as WGN from Chicago, various channels, such as Cable News Network, Music Television, the USA Network, Turner Network Television, and Entertainment and Sports Programming Network, programming originated locally by the cable television system, such as public, government and education access programs, and informational displays featuring news, weather and public service announcements. For an additional monthly charge, cable television systems also offer "premium" television services to customers on a per-channel basis. These services, such as Home Box Office, Cinemax, Showtime, The Movie Channel and selected regional sports networks, are channels that consist principally of feature films, live sporting events, concerts and other special entertainment features, usually presented without commercial interruption.

     A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services, such as the rental of converters and remote control devices. These monthly service fees constitute the primary source of revenues for cable television systems. In addition to customer revenues from these services, cable television systems generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable television systems also frequently offer their customers home shopping services for a share of the revenues from products sold in their service areas. The cable television industry is changing rapidly due to new technology and new alliances between cable television and other telecommunications companies. Providing traditional cable television programming is only one aspect of the industry as potential opportunities to expand into Internet, broadband data, telephone, and other telecommunications services continue to develop and become more commercially viable.

COMPETITION

     Cable television systems face competition from (a) alternative methods of receiving and distributing television signals, such as off-air television broadcast programming, direct broadcast satellite services, known as "DBS," and wireless cable services, and (b) other sources of news, information and entertainment, such as newspapers, movie theaters, live sporting events, on-line computer services and home video products. Our competitive position depends, in part, upon reasonable prices to customers, greater variety of programming and other communications services, and superior technical performance and customer service. Accordingly, cable operators in rural areas, where off-air reception is more limited, generally achieve higher penetration rates than cable operators in major metropolitan areas, where numerous, high quality off-air signals are available.

     Cable television systems generally operate pursuant to franchises granted on a nonexclusive basis, so that more than one cable television system may be built in the same area, known as an "overbuild," with potential loss of revenue to the operator of the original system. It is possible that a franchising authority might grant a second franchise to another company containing terms and conditions more favorable than those afforded to us. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems without a franchise. Although a private competitor ordinarily would seek a franchise from a local jurisdiction, municipalities have built and operated their own systems. Overbuilds historically have been relatively rare, as constructing and developing a cable television system is capital-intensive, and it is difficult for the new operator to gain a marketing advantage over the incumbent operator. We currently have competing franchises in ten systems passing approximately 23,100 homes.

     In recent years, the FCC and Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS service, whereby signals are transmitted by satellite to satellite dishes as small as 18 inches located on customer premises. Programming is currently available to the owners of DBS dishes through conventional, medium and high-powered satellites. DBS systems provide movies, broadcast stations, and other program services comparable to those of cable television systems. DBS systems can also provide high speed Internet access. In March, 2000 both DirecTV and EchoStar announced they would be capable of providing two-way high speed Internet access by the end of 2000. Further, America Online Inc., the nations' leading provider of Internet services has announced a plan to invest $1.5 billion in Hughes Electronics Corp., DirecTV's parent company, and these companies intend to jointly market America Online's prospective Internet television service to DirecTV's DBS customers. These developments will provide significant new competition to our offering of high speed Internet access. DBS service can be received anywhere in the continental United States through installation of a small rooftop or side-mounted antenna. This technology has the capability of providing more than 100 channels of programming over a single high-powered satellite with significantly higher capacity if multiple satellites are placed in the same orbital position. DBS is currently being heavily marketed on a nationwide basis by two DBS providers. DBS providers are significant competition to cable service providers, including us.

     The 1992 Cable Act contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to home satellite dish owners certain satellite delivered cable programming at competitive costs. The FCC also adopted regulations that preempt certain local restrictions on satellite and over-the-air antenna reception of video programming services, including zoning, land-use or building regulations, or any private covenant, homeowners' association rule or similar restriction on property within the exclusive use or control of the antenna user. Digital satellite service, known as DSS, offered by DBS systems has certain advantages over cable systems with respect to programming and digital quality, as well as disadvantages that include high up-front costs and a lack of local service and equipment distribution. Our strategy of providing pay-per-view and perhaps satellite niche programming via digital services in certain of our cable systems is designed to combat digital satellite service competition. "Bundling" of our video service with advanced telecommunications services in certain of the cable systems may also be an effective tool for competing with DSS. DBS suffers certain significant operating disadvantages compared to cable television, however, including the subscriber's present inability to view different programming on different television sets, line-of-sight reception requirements, up-front costs associated with the dish antenna. Legislation removing the existing legal obstacles to retransmitting local broadcast programming to DBS subscribers was signed into law by President Clinton on November 29, 1999. DBS providers are now making local broadcast programming available in certain larger markets. If subsequent rural loan legislation is enacted, local broadcast programming may become available to DBS subscribers in smaller markets. In rural markets it may not be cost effective for DBS providers to provide local programming unless subsidized by the federal government.

     Cable television systems also compete with wireless program distribution services such as multichannel multipoint distribution service, or MMDS, which use low power microwave signals to transmit video programming and high speed data services, including Internet access, over the air to customers. Additionally, the FCC licensed new frequencies in the 28 MHz band for a new multichannel wireless video service similar to MMDS, known as Local Multipoint Distribution Service, or LMDS. LMDS is also suited for providing wireless data services, including the possibility of high speed Internet access. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology may significantly increase the channel capacity of these wireless distribution services. Because MMDS service requires unobstructed "line of sight" transmission paths, the ability of MMDS systems to compete may be hampered in some areas by physical terrain and foliage.

     Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable television business. The 1996 Telecom Act eliminated this cross-ownership restriction, making it possible for companies with considerable resources to overbuild existing cable systems. Congress has also repealed the prohibition against national television networks owning cable systems. Various local exchange carriers, commonly referred to as LECs, currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, primarily through the deployment of broadband wire facilities, but also through the use of wireless or MMDS transmission. Several telephone companies have begun seeking cable television franchises from local governmental authorities and constructing cable television systems. Cable television systems could be placed at a competitive disadvantage if the delivery of video programming services by LECs becomes widespread, since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable television systems under such franchises. The entry of telephone companies as direct competitors is likely to continue and could adversely affect the profitability and valuation of our cable systems. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs that provide video services. We believe, however, that the non-metropolitan markets in which we provide or expect to provide cable services are unlikely to support competition in the provision of video and telecommunications broadband services given the lower population densities and higher costs per subscriber of installing a plant.

     The 1996 Telecom Act's provisions promoting facilities-based broadband competition are primarily targeted at larger markets, and its prohibition of buyouts and joint ventures between incumbent cable operators and LECs exempts small operators and carriers meeting certain criteria. See "Legislation and Regulation." We believe that significant growth opportunities exist for us by establishing cooperative rather than competitive relationships with LECs within our service areas, to the extent permitted by law.

     The entry of electric utility companies into the cable television business, as now authorized by the 1996 Telecom Act, could also have an adverse effect on our business. Well-capitalized businesses from outside the cable industry may also become competitors for franchises or providers of competing services.

     Other new technologies may become competitive with non-entertainment services offered by cable television systems. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their sub-carrier frequencies to provide non-broadcast services including data transmissions. The FCC has established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The expansion of fiber optic systems and the introduction of new xDSL services by LECs and other common carriers provide facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other non-video services. Wireless Internet access is now offered in some markets by cellular, PCS and other mobile service providers, such as Nextel.

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on our operations.

EMPLOYEES

     At December 31, 1999, we had approximately 700 employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

PROPERTIES

     A cable television system consists of four principal operating components. The first component, known as the headend, receives television, radio and information signals by means of special antennas and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, consists of microwave relays, coaxial or fiber optic cables placed on utility poles or buried underground and associated electronic equipment. The third component of the system is a "drop cable," which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set. The fourth component, a converter, is the home terminal device that expands channel capacity to permit reception of more than 12 channels of programming.

     Our principal physical assets consist of cable television systems, including signal-receiving, encoding and decoding apparatus, headends, distribution systems and subscriber house drop equipment for each of the cable systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Our distribution systems consist primarily of coaxial cable and related electronic equipment. As the upgrades are completed, the cable systems will incorporate fiber optic cable. Subscriber equipment consists of taps, house drops and converters. We own our distribution systems, various office fixtures, test equipment and certain service vehicles. The physical components of the cable systems require maintenance and periodic upgrading to keep pace with technological advances.

     Our cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The FCC regulates most pole attachment rates under the federal Pole Attachment Act.

     We own or lease parcels of real property for signal reception sites, such as antenna towers and headends, microwave complexes and business offices, including our principal executive offices. We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our business operations as presently conducted.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which we are a party or to which any of our respective properties are subject.

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                           LEGISLATION AND REGULATION

     The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past materially affected, and may in the future materially affect, us and the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws. We believe that the regulation of our industry remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on our operations.

FEDERAL REGULATION

     The primary federal statute dealing with the regulation of the cable television industry is the Communications Act. The three principal amendments to the Communications Act that shaped the existing regulatory framework for the cable television industry were the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act. The 1996 Telecom Act, which became effective in February 1996, was the most comprehensive reform of the nation's telecommunications laws since the Communications Act. Although the long term goal of the 1996 Telecom Act is to promote competition and decrease regulation of various communications industries, in the short term, the law delegates to the FCC, and in some cases to the states, broad new rulemaking authority. The FCC and state regulatory agencies have been required to conduct numerous rulemaking and regulatory proceedings to implement the 1996 Telecom Act and such proceedings have materially affected, and may continue to materially affect, the cable television industry.

     The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations to implement the provisions contained in the Communications Act. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Below, you will find a brief summary of certain of these federal regulations as adopted to date.

  CABLE RATE REGULATION

     The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry. Under that regime, local franchise authorities had primary responsibility for administering the basic service tier. The FCC directly administered rate regulation of cable programming service tiers, which included all video programming distributed over a system that is not part of the basic service tier. Although the 1996 Telecom Act preserves local franchise authority to regulate the basic service tier, it eliminated FCC authority to regulate cable programming service tier rates as of March 31, 1999. Accordingly, the FCC is no longer able to act on cable programming service tier rate increases that occur after that date.

     Federal law nonetheless continues to govern certain aspects of local rate regulation. For example, federal law requires that the basic service tier be offered to all cable subscribers. Recent FCC regulations adopted pursuant to the 1996 Telecom Act define "effective competition" and "small cable operator" for purposes of exempting certain cable systems' basic tier from rate regulation. Additional federal regulations require cable systems to permit customers to purchase video programming on a per channel or per program basis without subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally this exemption is available until a cable system obtains the technical capability, but not later than December 2002.

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     Although the 1996 Telecom Act eliminated FCC rate regulation of the higher tiers, local franchising authorities, known in the industry as LFAs, continue to have authority over the regulation of the lowest level of cable -- the basic service tier, commonly known as BST. For regulatory purposes, the BST contains local broadcast stations and public, educational, and government, or PEG, access channels and other services the system operator chooses to include in the same package with these channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules, and many LFAs have voluntarily declined to exercise this authority. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services. The 1996 Telecom Act allows operators to aggregate costs for broad categories of equipment across geographic and functional lines. Few of the LFAs in the communities in which we operate have elected to certify to regulate rates. However there can be no assurance that our revenues and results of operations will not be adversely affected in the future by regulation of cable system rates.

  FRANCHISE FEES

     Federal law allows franchising authorities to impose franchise fees, but such payments cannot exceed 5% of a cable system's annual gross revenues derived from the operation of the cable system in providing cable service. Under the 1996 Telecom Act, franchising authorities may not exact cable franchise fees from revenues derived from telecommunications services; however, many local governments seek analogous fees under separate telecommunications service franchises and ordinances. Some courts have held that the 1996 Telecom Act allows local telecommunications fees only when directly related to the provider's use of the public right-of-way.

  RENEWAL OF FRANCHISES

     The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements. The 1992 Cable Act made several changes to the process under which a franchise is renewed, some of which could make it easier in some cases for a franchising authority to deny renewal.

  COMPETING FRANCHISES

     The 1992 Cable Act prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises. We currently have competing franchises in ten systems passing approximately 23,100 homes.

  FRANCHISE TRANSFERS

     The 1992 Cable Act requires franchising authorities to act on any franchise transfer request within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.
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  CABLE ENTRY INTO TELECOMMUNICATIONS AND BROADBAND SERVICES

     The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles beginning in 2001 pursuant to an FCC prescribed formula if the operator provides telecommunications service, as well as cable service, over its plant. The FCC has clarified that a cable operator's favorable pole rates are not endangered by the provision of non-cable services such as Internet access.

     Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers, including cable operators, is the interconnection obligation imposed on all telecommunications carriers. The FCC adopted regulations implementing the 1996 Telecom Act requirement that LECs open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. The U.S. Supreme Court in January 1999 upheld the FCC's authority to adopt pricing rules for unbundled network elements and resale by competitive LECs. The FCC has redetermined which unbundled network elements LECs must make available to new telecommunications providers at wholesale prices. The FCC's pricing rules may be subject to further judicial review. The ultimate outcome of the litigation and the FCC's rulemakings, and the ultimate impact of the 1996 Telecom Act or any final regulations adopted pursuant to the new law on us or our business cannot be determined at this time.

     Cable entry into markets for broadband services such as Internet access may be affected by the regulatory landscape now being fashioned by Congress, the FCC, state and local regulators and the courts. In a report to Congress adopted in January 1999, the FCC declined to regulate cable system delivery of Internet services and specifically refused to require cable operators to provide competitors with nondiscriminatory access to such services. More recently, in October 1999, the FCC's Cable Services Bureau issued a staff report on the status of the broadband market. The report recommended the continuation of the FCC's policy of regulatory restraint for cable delivered Internet services. The report noted, however, that the FCC should be prepared to act swiftly if competitive harm actually arises, such as if the cable industry were to develop a closed, proprietary network design that could create a technological barrier to access by competitors to cable plant.

     In recent months, some local franchise authorities have imposed open access conditions on their approval of transfers of control, including those involving such major transactions as AT&T's acquisition of TCI's and Media One's cable franchises. For example, the City of Portland, Oregon required AT&T to provide competing Internet and other on-line service providers with open access to its newly acquired cable platforms. This decision was upheld on appeal before a federal district court, although that decision is on appeal. Approximately a dozen other LFAs have imposed similar open access requirements, some of which are on appeal. Numerous other franchise authorities are considering imposing similar requirements, either during transfer or renewal processes or by promulgating regulations pursuant to their general franchise authority.

     In addition to the developments above, several bills are also pending in Congress that, if adopted, would require open access. As a result of open access pressure, AT&T Time Warner, Comcast and Cox recently announced that each would open their cable platforms to an unaffiliated Internet service providers in 2002.

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     On October 26, 1999, GTE filed an antitrust lawsuit in federal district court in Pittsburgh against TCI, Comcast and At Home Corporation alleging that the relationships between these companies, which preclude open access, constitute illegal tying, exclusive dealing and concerted refusal to deal. If GTE prevails in this litigation, it could negatively impact our cable modem service plans.

     Open access conditions, similar to those described above, could be imposed upon us, pursuant to a local franchising authority's approval of a merger or other transaction between us and another company, through the franchise renewal process, through future regulatory, judicial or legislative developments at the federal, state or local levels, or through pressure for action by cable operators. Such developments could negatively impact our cable modem service plans, decrease our revenues and increase the competition we face. On the other hand, future developments at these levels could limit or preempt the authority of franchise authorities to impose mandated access conditions.

  TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION

     The 1996 Telecom Act makes far reaching changes in the regulation of telephone companies that provide video programming services. The new law eliminates federal legal barriers to competition in the local telephone and cable communications businesses, preempts state and local laws and regulations which create competitive barriers and sets basic standards for relationships between telecommunications providers. The 1996 Telecom Act also eliminates the requirements that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the statutory telephone company/cable television cross-ownership prohibition, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises, or they may opt to provide their programming over "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity, up to two-thirds, for use by unaffiliated program distributors on a non-discriminatory basis. While the Fifth Circuit Court of Appeals reversed certain of the FCC's open video system rules, including its preemption of local franchising, on October 14, 1999, the Fifth Circuit ruled that a Southwestern Bell ("SWB") affiliate could provide video services over SWB facilities without obtaining a cable franchise. Both determinations may be subject to further appeal. It is unclear what effect these rulings will have on the entities pursuing open video system operation. LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable services, both within and outside of their service areas. We currently have telephone overbuilds in three systems passing approximately 3,300 homes.

     The 1996 Telecom Act generally limits acquisitions and prohibits certain joint ventures between LECs and cable operators in the same market. There are some statutory exceptions to the buy-out and joint venture prohibitions, including exceptions for certain small cable systems as defined by federal law and for cable systems or telephone facilities serving certain rural areas, and the FCC is authorized to grant waivers of the prohibitions under certain circumstances.

  ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION

     The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Because of their resources, electric utilities could also be formidable competitors to traditional cable systems.

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  ADDITIONAL OWNERSHIP RESTRICTIONS

     The 1996 Telecom Act repealed the 1984 Cable Act's prohibition against LECs providing video programming directly to customers within their local telephone exchange service areas. However, with certain limited exceptions, a LEC or its affiliate may not acquire more than a 10% equity interest in an existing cable system operating within the LEC's service area. The 1996 Telecom Act also authorized LECs and others to operate "open video systems" without obtaining a local cable franchise under the 1984 Cable Act. However, in a January 1999 decision, the U.S. Court of Appeals for the Fifth Circuit held that the 1996 Telecom Act did not preempt state franchise laws that might be applicable to these systems. See "Business -- Competition."

     The 1984 Cable Act and the FCC's rules prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted Grade B contour, a measure of a television station's signal strength as defined by the FCC's rules, covers any portion of the community served by the cable system. The 1996 Telecom Act eliminated the statutory ban and directed the FCC to review its cross-ownership rule within two years. Pursuant to the 1996 Telecom Act, the FCC eliminated its restrictions on the cross-ownership of cable systems and national broadcasting networks, and has commenced a proceeding to review its broadcast/cable cross-ownership restrictions. In order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and wireless cable facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located satellite master antenna television systems, or SMATV systems. Permitted arrangements in effect as of October 5, 1992, were grandfathered. In January 1995, the FCC adopted regulations which permit cable operators to own and operate SMATV systems within their franchise areas, provided that such operation is consistent with local cable franchise requirements. The 1996 Telecom Act exempts cable systems subject to effective competition from the wireless cable and SMATV restrictions. In addition, a cable operator can purchase an SMATV system located within its franchise areas and technically integrate it into its cable system. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.

     Pursuant to the 1992 Cable Act, the FCC adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national program services and has imposed limits on the number of cable subscribers that a single cable operator can serve. In general, pursuant to rules adopted October 8, 1999, no cable operator can have an attributable interest in cable systems which serve more than 30% of all nationwide subscribers to multichannel video programming distributors, including cable and DBS subscribers. These new horizontal ownership rules raised the percentage of all cable subscribers that can be served by a single cable operator to 36.7% of cable subscribers as of October 1999. Attributable interests for these purposes include voting stock interests of 5% or more, certain officerships and directorships, and general and uninsulated limited partnership interests. The FCC raised the attribution threshold for voting stock held by passive institutional investors from 10% to 20%, and created a new equity/debt rule that treats any investor that holds over 33% of the total equity plus debt as an attributable interest holder. The FCC has stayed the effectiveness of its horizontal ownership rule. The FCC's October 8th decision also defined what constitutes a "cognizable interest" triggering application of various FCC rules relating to the provision of cable services such as cross-ownership, leased access, open video systems, programming access and channel occupancy. In addition, a rulemaking proceeding to examine, among other issues, whether any limitations on cable DBS cross-ownership are warranted in order to prevent anticompetitive conduct in the video services market remains pending before the FCC.

     There are no federal restrictions on non-U.S. entities having an ownership interest in cable television systems. Section 310(b)(4) of the Communications
Act does, however, limit direct and indirect foreign ownership of interests in FCC broadcast and common carrier radio licenses,
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although the FCC may conclude that this indirect foreign ownership is consistent with the public interest.

  TECHNICAL REQUIREMENTS

     The FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. Those standards are applicable to all classes of channels which carry downstream National Television System Committee, known as NTSC, video programming. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with the technical standards and signal leakage limits is required and an annual filing of the results of these measurements is required. The 1992 Cable Act requires the FCC to update its technical standards periodically to take into account changes in technology. Under the 1996 Telecom Act, local franchising authorities may not prohibit, condition or restrict a cable system's use of any type of subscriber equipment or transmission technology.

     The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment. Among other things, these regulations generally prohibit cable operators from scrambling their basic service tier. The 1996 Telecom Act directs the FCC to rely on the marketplace and set only minimal standards to assure compatibility between television sets, VCRs and cable systems.

     Pursuant to the requirements of the 1996 Telecom Act, the FCC recently reaffirmed an order implementing regulations intended to promote the commercial availability of navigation devices, including set-top converters. The rules apply generally to all multichannel video programming distributors, or MVPDs, and to all equipment used to receive multichannel video programming, including VCRs and even computers if used for that purpose. The FCC has exempted from its rules all analog equipment and navigation devices that operate throughout the continental United States and are commercially available from unaffiliated sources, such as equipment used by DBS services. The order requires that the security functions presently integrated in set-top converters be separated from their other functions and that separate security modules be available from cable operators by July 2000. Cable operators will be allowed to provide integrated set-top converters to their customers until January 1, 2005. After that time, the sale of or lease by operators of new set-top converters with embedded security functions will be prohibited, subject to the FCC's reassessment in 2000.

  POLE ATTACHMENTS

     The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles unless state public service commissions are able to demonstrate that they regulate the rates, terms and conditions of cable television pole attachments. In addition, cooperatively and municipally owned utilities are not subject to the FCC's pole attachment regulations and in most cases are not subject to the pole attachment regulations of the state. We may operate systems that utilize poles owned by cooperatively and government owned utilities. Louisiana and Ohio are the only states in which we currently operate cable systems that have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, and except for cooperatively or government owned poles, the FCC administers such pole attachment rates through use of a formula which it has devised. As directed by the 1996 Telecom Act, the FCC has adopted a new rate formula for any attaching party, including cable systems, which offers telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services, or permit their transmission on their cable systems, but does not begin to take effect
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until 2001 and will be phased in by equal increments over the ensuing five years. Various parties have requested the FCC to reconsider these new regulations and several parties have filed petitions for review at the FCC and in federal appellate courts. A 1997 proceeding to consider whether certain elements of the existing rate formula should be adjusted also remains pending before the FCC. If adopted, these adjustments may increase the fees paid by cable operators to utilities for pole attachments and conduit space. The ultimate outcome of these rulemakings and the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on us or our business cannot be determined at this time.

  MUST CARRY/RETRANSMISSION CONSENT

     The 1992 Cable Act contains broadcast signals carriage requirements that, among other things, allow local commercial television broadcast stations to elect once every three years between requiring a cable system to carry the station, known as must carry, or negotiating for payments for granting permission to the cable operator to carry the station, known as retransmission consent. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Cable Act. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of: (a) a 50-mile radius from the station's city of license; or (b) the station's Grade B contour. Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems must obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," i.e., commercial satellite-delivered independent stations, such as WGN. Must carry requests can limit a cable systems' programming offerings, and retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with "must carry" may increase substantially as broadcasters proceed with planned conversion to digital transmission and if the FCC determines that cable systems must carry all analog and digital broadcasts in their entirety. The FCC has initiated a rulemaking proceeding concerning whether and under what circumstances cable operators must carry digital broadcast signals.

  ACCESS CHANNELS

     LFAs can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for use of the designated channel capacity, but use of commercial leased access channels has been relatively limited. The FCC released revised rules in February 1997 mandating a modest rate reduction. The reduction sparked some increase in part-time use, but did not make commercial leased access substantially more attractive to third party programmers.

  ACCESS TO PROGRAMMING

     To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes satellite distributed video programmers affiliated with cable

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companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. Recently, there has been increased interest in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements. In an effort to increase competition in the video marketplace, the FCC revised its program access complaint procedures. Among other revisions, the order increased sanctions for violation of the program access rules. The FCC has, in subsequent decisions, declined to broaden the scope of the rules to include terrestrially delivered programming.

  INSIDE WIRING

     In October 1997, the FCC adopted new procedural guidelines governing the disposition of home run wiring, a line running to an individual subscriber's unit from a common feeder or riser cable, in multi-dwelling units, or MDUs. The rules allow MDU owners to attempt to force cable television operators without contracts to either sell, abandon or remove home run wiring and terminate service to MDU subscribers unless operators retain rights under common or state law to maintain ownership rights in the home run wiring. In addition, the FCC is reviewing the enforceability of contracts to provide exclusive video service within an MDU complex. The FCC has sought comment on abrogating all such contracts held by incumbent cable operators, but allowing such contracts when held by new entrants. These changes, if ultimately adopted, will make it easier for an MDU complex owner to terminate service from an incumbent cable operator in favor of a new entrant and leave the already competitive MDU sector even more challenging for incumbent cable operators unless operators retain rights under common or state law to maintain ownership rights in the home run wiring.

     On January 10, 2000, the FCC established minimum telephone inside wiring standards to promote consumer access to advanced telecommunications services. These new quality standards will support high-powered broadband technologies. The new standards, when implemented by telephone companies, may increase competitive pressures faced by cable operators and cable entry into other broadband services.

  OTHER FCC REGULATIONS

     The FCC continues to have rulemaking proceedings pending that will implement various provisions of the 1996 Telecom Act. It also has adopted regulations implementing various provisions of the 1992 Cable Act and the 1996 Telecom Act, many of which have been the subject of petitions requesting reconsideration and appeals of various aspects of its rulemaking proceedings. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as:

     - equal employment opportunity;

     - subscriber privacy;

     - syndicated program exclusivity;

     - network program non-duplication;

     - closed captioning of video programming;

     - registration of cable systems;

     - maintenance of various records and public inspection files;

     - aeronautical frequency usage;

     - lockbox availability;
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     - origination cablecasting and sponsorship identification;

     - antenna structure notification;

     - tower marking and lighting;

     - blackouts of local sports broadcast programming;

     - application of rules governing political broadcasts;

     - limitations on advertising contained in non-broadcast children's programming;

     - programmer access to cable systems;

     - programming agreements;

     - technical standards;

     - consumer protection and customer service standards;

     - emergency alert system requirements;

     - consumer electronics equipment compatibility; and

     - implementation of rules governing DBS systems.

     The 1992 Cable Act, the 1996 Telecom Act and the FCC's rules implementing these statutory provisions generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. We will continue to develop strategies to attempt to minimize the adverse impact that the FCC's regulations and the other provisions of the 1992 Cable Act and the 1996 Telecom Act have on our business. However, no assurances can be given that we will be able to develop and successfully implement such strategies to minimize the adverse impact of the FCC's rate regulations, the 1992 Cable Act or the 1996 Telecom Act on our business.

     The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.

COPYRIGHT

     Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenue to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to our customers. We cannot predict the outcome of this legislative activity.

     Cable operators distribute programming and advertising that use music controlled by the two major music performing rights organizations, ASCAP and BMI. In October 1989, the special rate court of the U.S. District Court of the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court recently established a special rate court for BMI. BMI and certain cable industry representatives recently concluded negotiations for a standard licensing agreement covering the usage of BMI music contained in advertising and other information inserted by operators into cable programming and

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on certain local access and origination channels carried on cable systems. ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP music in local origination and access channels and pay-per-view programming. Recently, the U.S. District Court of the Southern District of New York ruled that, on an interim basis, cable operators must pay ASCAP the same fees paid to BMI for locally originated programming, PEG, leased access and local advertising. Although we cannot predict the ultimate outcome of these industry negotiations and litigation or the amount of any license fees we may be required to pay for past and future use of ASCAP-controlled music, we do not believe these license fees will be material to our operations.

STATE AND LOCAL REGULATION

     Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits franchise authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing cable operations, service rates, franchise fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, such as Connecticut, subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although LFAs have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, LFAs cannot impose franchise fees exceeding 5% of the system's gross revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

     The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the area of customer service and rate regulation. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the franchise authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a franchise authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchise. We have generally had good experiences with our cable franchise renewals.

     The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public

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

rights-of-way and may require reasonable, competitively neutral compensation for management of the public right-of-way when cable operators provide telecommunications service.

     In June 1999, the U.S. District Court for the District of Oregon held that the City of Portland, Oregon had the authority to require AT&T Corp. to provide cable modem services to competitors on a non-discriminatory basis. AT&T has sought expedited review of this decision in the Ninth Circuit Court of Appeals. A three-judge panel of the Ninth Circuit Court of Appeals heard oral argument on the matter on November 1, 1999, and a decision is expected in the near future. A number of other franchising authorities have imposed, or are considering imposing, similar open access requirements.

OTHER MATTERS

     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing requirements and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

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

                                   MANAGEMENT

     All of our outstanding capital stock is owned by our parent, Classic Communications. The executive officers of Classic Communications are also our executive officers and hold the same positions with us. J. Merritt Belisle and Steven E. Seach are our only directors. The Executive officers, key operations managers and directors of Classic Communications are as follows:

EXECUTIVE OFFICERS AND
DIRECTORS OF CLASSIC COMMUNICATIONS            AGE                  POSITION
-----------------------------------            ---                  --------
Alberto Cribiore.............................  54    Director and Chairman of the Board
J. Merritt Belisle...........................  44    Director and Chief Executive Officer
Steven E. Seach..............................  43    Director, President and Chief Financial
                                                       Officer
Dale R. Bennett..............................  53    Chief Operating Officer
Ronald W. Martin.............................  47    Executive Vice President of Operations
Elizabeth Kay Monigold.......................  46    Executive Vice President of
                                                       Administration
Lisa A. Hook.................................  42    Director
David Webb...................................  46    Director
Jeffery C. Garvey............................  51    Director
James A. Kofalt..............................  57    Director
Martin D. Payson.............................  64    Director

     ALBERTO CRIBIORE, founder and Managing Principal of Brera Capital Partners, was appointed Chairman of the Board of Classic Communications upon the closing of the Brera Classic equity investment. Prior to forming Brera in 1997, Mr. Cribiore was Co-President and Partner at Clayton, Dubilier & Rice, Inc. which he joined in 1985 as one of three principal shareholders. He had previously been a Senior Vice President at Warner Communications, where he was responsible for mergers, acquisitions and divestitures. Mr. Cribiore is a cum laude graduate of Bocconi University in Milan, Italy and holds degrees in Business Administration and Economics. He is currently a Director of Riverwood International Corporation and Hansberger Group, Inc. Mr. Cribiore also serves as the Chairman of the board of directors of Global Decisions Group, LLC, the parent company of Cambridge Energy Research Associates, MCM Group, Inc. and Brera GAB Robbins, LLC. He is also currently Co-Chairman of the board of directors of B-G Western, Inc., the parent of Western Industries, Inc., and a member of the board of directors of Western Industries, Inc. Mr. Cribiore serves as one of Brera Classic's designees to the board of Classic Communications. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     J. MERRITT BELISLE, our Chief Executive Officer and director, founded Classic in March 1992. From January 1988 through August 1991, he was a Vice President at Texas Commerce Investment Banking, a division of Texas Commerce Bank, N.A., Houston, Texas. From April 1985 to January 1988, Mr. Belisle was Chief Executive Officer of Community Cable Incorporated, a small multi-system cable television operator based in Austin, Texas. Community Cable was sold to a cable television subsidiary of Time Warner, Inc. Prior to founding Community Cable, Mr. Belisle was a corporate and securities attorney with the Houston office of Baker & Botts. Mr. Belisle received a BBA in 1977, an MPA in 1980, and a JD in 1981 from The University of Texas at Austin. Mr. Belisle serves as one of the directors of Classic Communications pursuant to his position as our Chief Executive Officer. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     STEVEN E. SEACH, our President and Chief Financial Officer and director, assisted Mr. Belisle in the founding of Classic in March 1992. Mr. Seach became a member of the board of Classic in 1998. Mr. Seach became our President in October 1996 and, through August 1998, was substantially responsible for our operations. From March 1992 to June 1994, Mr. Seach served as an advisor to Classic and its board of directors for strategic, operational and financial matters. Mr. Seach became our Chief Financial Officer in July 1994. Prior to his association with us, Mr. Seach spent 12 years in the corporate banking and investment banking industries, primarily with Texas Commerce Bank, N.A., Houston, Texas. Mr. Seach received a BBA in finance from the University of Houston in 1980. He is currently a director of The Keller Group and serves as one of the directors of Classic Communications pursuant to the 1999 Stockholders' Agreement. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     DALE R. BENNETT, whom Classic Communications announced will become our Chief Operating Officer, is Vice President of AT&T Broadband and Internet Services, Texas Metro Region, a position he held since January of 1997. Mr. Bennett joined the predecessor company TCI in 1990 as Texas State Manager and held the positions of Vice President, Southwest Division, based in Walnut Creek, CA, and Vice President, National Division, based in Denver, CO. Prior to joining TCI, Mr. Bennett was Executive Vice President, Chief Operating Officer Columbia Communications Corporation in Houston, TX. Columbia Communications owned and managed cable television systems, television stations and radio stations. Before joining Columbia Communications in 1977, Mr. Bennett was Financial Vice President of Investors Development Corporation, a real estate development and construction company based in Oklahoma City.

     RONALD W. MARTIN, who became our Executive Vice President of Operations upon the closing of the Buford acquisition, is responsible for all of our system operating and marketing functions. Since 1993, he served as Buford's Executive Vice President and Chief Operating Officer. A graduate of Dakota Wesleyan, he joined Buford in 1973 as Business Manager for KXON-TV in Mitchell, South Dakota, later serving in the same position at KFSM-TV in Fort Smith, Arkansas. He joined Buford's corporate staff in 1976, serving as Internal Auditor and Personnel Administrator. In 1981, Mr. Martin was named Vice President of Human Resources and Administration for Buford. Mr. Martin is a board member and past Chairman of the National Cable Television Cooperative and serves on the CTAM Digital Committee.

     ELIZABETH KAY MONIGOLD, who became our Executive Vice President of Administration upon the closing of the Buford acquisition, is responsible for all of our human resources, legal, information systems and risk management functions, as well as operating responsibility for Correctional Cable Television. Since 1993, she served as Buford's Executive Vice President and Chief Administrative Officer. Ms. Monigold joined Buford in 1981 and served in numerous capacities including the evaluation of new business opportunities such as data, telephony, digital and other new technologies. Ms. Monigold earned a BBA in Business Management from The University of Texas at Tyler.

     LISA A. HOOK was appointed a director of Classic Communications upon the closing of the Brera Classic equity investment. Since April 2000, Ms. Hook has been President of the Wireless Business Unit of America Online, Inc. She was a principal of Brera Capital Partners from May 1998 to April 2000. Prior to joining Brera Capital Partners in 1998, Ms. Hook was a Managing Director of Alpine Capital Group, a telecommunications and media venture capital firm. From 1989 to 1996, Ms. Hook served in a number of senior executive level positions at Time Warner Inc., including Executive Vice President/Chief Operating Officer of Time Warner Telecom and Special Advisor to the Vice Chairman. From 1987 to 1989, Ms. Hook served as the Legal Advisor to the Chairman of the Federal Communications Commission. From 1985 to 1987, Ms. Hook served as a senior attorney at Viacom International, responsible for Viacom Cable. Prior to joining Viacom, Ms. Hook was an attorney with the law firm of Hogan & Hartson. Ms. Hook received her BA from Duke University and her JD from the Dickinson School of Law. Ms. Hook serves as one of Brera Classic's designees to the board of Classic Communications. She is currently a director of Time Warner Telecom, Inc. and Roberts Radio LLC. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     DAVID WEBB was appointed a director of Classic Communications upon the closing of the Brera Classic equity investment. Since February 2000, Mr. Webb has been the head of Merrill Lynch's Financial Sponsor Group. He was a principal of Brera Capital Partners from March 1999 to February 2000. Prior to joining Brera Classic in 1999, Mr. Webb was a Managing Director in the investment banking division of Merrill Lynch, which he joined in 1981. Mr. Webb was the head of the firm's Global Financial Sponsors Group, and a member of the investment banking division's U.S. Operating Committee. Mr. Webb received a BA with honors from the University of North Carolina, where he was a Morehead Scholar, and an MBA from the Darden School of the University of Virginia. He is a director of Homes for the Homeless Inc. and Brera GAB Robbins, LLC. Mr. Webb serves as one of Brera Classic's designees to the board of Classic Communications. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     MARTIN D. PAYSON, the Chairman of Latin Communications Group, Inc., a privately-held Spanish language media company, was appointed a director of Classic Communications upon the closing of the Brera Classic equity investment. Previously, Mr. Payson was Vice Chairman of Time Warner Inc. and a member of its board of directors. Before the merger of Warner Communications Inc. and Time, Inc., Mr. Payson held the position of Office of the President and General Counsel of Warner Communications. Mr. Payson is a director of Delta Financial Corp. and Panavision Inc., as well as several privately-held companies and philanthropic organizations. Mr. Payson received his AB from Cornell University and his LLB cum laude from New York University School of Law. Mr. Payson serves as one of Brera Classic's designees to the board of Classic Communications. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     JEFFERY C. GARVEY, a general partner of Austin Ventures, L.P., was appointed a director of Classic Communications in November 1999 and was a director of Classic Communications from July 1992 to July 28, 1999. Mr. Garvey has been general partner of Austin Ventures, L.P. since 1984. Mr. Garvey is currently a director of CelPage and Kirtland Capital Partners. From 1979 through 1986, Mr. Garvey was the Executive Vice President and President of Rust Capital, Ltd, a small business investment company. Prior to that, Mr. Garvey was an officer with PNC Bank in Philadelphia. Mr. Garvey received his BA with honors from St. Lawrence University in 1971.

     JAMES A. KOFALT was appointed a director of Classic Communications in November 1999. Mr. Kofalt has held various management positions at Cablevision Systems Corporation, including Chief Operating Officer from 1990 to 1992 and President and Chief Operating Officer from 1992 to 1994. He is a former Chairman of the Boards of Directors of Campuslink Communications Systems, Inc., from 1995 to 1999, and Optel, Inc., from 1995 to 1996. Mr. Kofalt is currently a director of PaeTec Corp. and Correctnet Global Information Solutions, Inc. and a member of the Board of Visitors of the Lineberger Comprehensive Cancer Research Center at the University of North Carolina. Mr. Kofalt received his B.S. from the United States Military Academy at West Point.

ELECTION OF DIRECTORS AND APPOINTMENT OF EXECUTIVE OFFICERS

     The board of directors of Classic Communications is divided into three classes, and each director serves for a staggered three-year term. The board consists of: two Class I directors, Messrs. Seach and Webb; three Class II directors, Messrs. Belisle and Kofalt and Ms. Hook; and three Class III directors, Messrs. Cribiore, Garvey and Payson. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2000, 2001 and 2002, respectively.

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

     Each officer serves at the discretion of the board of directors. There are no family relationships among any of the directors and executive officers.

BOARD COMMITTEES

     Classic Communications has appointed an audit committee and a compensation committee of the board of directors. The audit committee will review the internal accounting procedures and will consider and report to the board of directors with respect to other auditing and accounting matters, including the selection of independent auditors, the scope of annual audits, fees to be paid to independent auditors and the performance of independent auditors. The audit committee consists of Mr. Webb, Mr. Kofalt and Mr. Payson. The compensation committee will review and recommend to the board of directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers the stock option and other employee benefits plans of Classic and Classic Communications. The compensation committee consists of Ms. Hook, Mr. Garvey and Mr. Payson.

DIRECTOR COMPENSATION

     The directors of Classic Communications who are not executive officers of Classic Communications will each be paid $15,000 as compensation for their service as directors for the year 2000. Both of our directors are executive officers and are compensated in their capacity as executive officers. In August 1999, Mr. Martin Payson, who is currently a member of Classic Communications' board of directors, was granted an option to purchase 7,000 shares of the Class A common stock of Classic Communications at an exercise price of $20 per share. Mr. James A. Kofalt, who was appointed to the Classic Communications board in November 1999, was granted an option on December 7, 1999 to purchase 8,000 shares of the Class A common stock of Classic Communications at an exercise price of $25 per share, which was the initial offering price to the public per share of Class A common stock in Classic Communications' initial public offering. In February 2000, each of Mr. Jeffery C. Garvey, who is currently a member of Classic Communications' board of directors, Mr. Kofalt and Mr. Payson were granted options to purchase 3,000 shares of the Class A common stock of Classic Communications at an exercise price of $20.875 per share, which was the closing price per share of Classic Communications' Class A common stock on March 3, 2000. These options have a 10-year term and vest in 25% increments on each anniversary date of the grant over four years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Historically, all compensation decisions relating to our executive officers have been made by the board of directors of Classic Communications as a whole.
J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer, as board members, historically participated in deliberations of the board of directors with respect to compensation of all executive officers. In the future, the compensation committee of Classic Communications will make all compensation decisions regarding our executive officers. No interlocking relationship exists between the compensation committee and the board of directors or compensation committee of any other company, and no such relationship existed in the past.

1999 STOCKHOLDERS' AGREEMENT

     Effective July 28, 1999, Classic Communications, Brera Classic, BT Capital Partners, Inc., Austin Ventures, L.P., BA Capital Company, L.P., as the successor in interest to NationsBanc Capital Corp., J. Merritt Belisle, Steven
E. Seach and certain other stockholders of Classic Communications entered into a stockholders' agreement. The agreement was amended as of December 13, 1999 to provide that the parties will be obligated to vote their shares of Class B

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

common stock in favor of the election to the board of Classic Communications of
(1) up to six nominees chosen by Brera Classic, (2) the chief executive officer of Classic Communications, (3) Steven Seach for as long as he is employed by Classic Communications and (4) two nominees who are independent directors (as defined by the rules of the Nasdaq National Market) chosen by a majority vote of the board of directors of Classic Communications. These voting arrangements will terminate when these stockholders hold less than 30% of all of the common stock of Classic Communications on a fully diluted basis. See "Certain Relationships and Related Transactions -- 1999 Stockholders' Agreement."

     The amendment to the stockholders' agreement also provides, among other things, that a party to the agreement will not be able to participate in the nominating of directors under the agreement if such party holds less than 2% of the outstanding common stock on a fully diluted basis, although such party will be obligated to vote for the nominees under the agreement as long as it holds at least 1% of the outstanding common stock of Classic Communications on a fully diluted basis. The parties to the agreement other than Brera are not entitled to nominate directors under the agreement if such parties, in the aggregate, hold less than 4% of the outstanding common stock of Classic Communications on a fully diluted basis. As a result of the sales made by the parties to the stockholders' agreement in Classic Communications' initial public offering in December, 1999, the parties to the agreement other than Brera, hold less than 4% of the outstanding common stock of Classic Communications on a fully-diluted basis and no longer have the right to nominate directors of Classic Communications under the agreement.

OTHER CORPORATE PERSONNEL

     BRYAN D. NOTEBOOM, our Vice President of Finance, has been with us since our inception and coordinates our finance, investor relations and mergers and acquisitions functions. Mr. Noteboom has an extensive background in cable television, accounting, and finance through prior work experience in the cable industry and as a senior auditor with Coopers & Lybrand. Mr. Noteboom earned a BBA in Accounting/Finance from the University of Texas at Austin in December 1985 and is a licensed Certified Public Accountant.

     RONALD G. JANSONIUS, our Vice President of Advanced Technology, has been with us since 1996 and is responsible for directing our advanced technology initiatives. Mr. Jansonius has over 6 years of computer, network, and broadband technology expertise. He received a BS from Fort Hays State University in 1982.

     RON ENAS, our Vice President of Engineering, joined us in September 1999 and is responsible for all technical functions, including the oversight of our capital expenditure program. Mr. Enas has 25 years of experience in the industry, having previously held positions of increasing responsibility with Time Warner, Inc., Post Newsweek Cable and Harron Communications Corp. Mr. Enas is a graduate of Tyler Junior College.

     MICHELE JENKINS, our Vice President of Marketing, joined us in October 1999 and is responsible for all aspects of marketing, sales and programming. Prior to joining us, Ms. Jenkins served as Corporate Director of Programming and PPV for Marcus Cable. Prior to Marcus Cable, Ms. Jenkins served as Corporate Director of Marketing at Sammons Communications, Inc. Ms. Jenkins is a graduate of Texas Tech University.

     JOHN ELLIS, our Vice President of Management Information Systems, has over 25 years experience in information technology and is responsible for the development, implementation and operation of all software and hardware network interfaces for us. Mr. Ellis joined Buford in 1981 and was instrumental in the network design of the Tyler, Texas call center. Mr. Ellis is currently serving on the CableLabs Year 2000 Committee.

     MARK ROWE, our Corporate Controller, joined us in 1998 and coordinates our accounting function, including SEC reporting and budgeting. Prior to joining us, Mr. Rowe worked as an

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

audit manager at Ernst & Young LLP, serving a number of telecommunication industry clients. Mr. Rowe earned a BBA in Accounting from The University of Texas at Austin in 1990 and is a licensed Certified Public Accountant.

     ASHLEY M. KIMERY, our Corporate Treasurer, joined us in 1995 and currently oversees our cash management and tax functions. Prior to joining us, Ms. Kimery worked for seven years in both the audit and tax departments at Ernst & Young LLP. Ms. Kimery earned a BBA in Accounting from Texas A&M University in 1987, an MPA in Tax from The University of Texas at Austin in 1991 and is a licensed Certified Public Accountant.

KEY OPERATIONS PERSONNEL

     ARL COPE, our Vice President and Regional Manager, joined Buford in 1987 and is responsible for the oversight of all operational, technical and local marketing aspects of certain of our systems in Oklahoma, Texas, Arkansas, and northern Louisiana. A 30-year veteran of the cable television industry, Mr. Cope currently serves as Secretary/Treasurer of the Arkansas Cable Telecommunications Association and has been a board member since 1989.

     WILLIAM E. FLOWERS, JR., our Vice President and Regional Manager, has over 18 years of experience in the cable television industry and oversees all operational, technical and local marketing aspects of our systems in the western and panhandle regions of Texas and in New Mexico. Mr. Flowers joined us in August 1998.

     STEVE LOWE, our Vice President and Regional Manager, has over 25 years experience in the cable television industry and oversees all operational, technical and local marketing aspects of our systems in central and east Texas and central Louisiana. Prior to joining Buford in 1988, Mr. Lowe constructed, owned and operated cable systems in western Oklahoma. Mr. Lowe currently serves on the board of directors of the Texas Cable Television Association.

     RON SCHAEFFER, our General Manager of Correctional Cable Television, is responsible for the operation of existing business and the development of new business within Correctional Cable Television. Mr. Schaeffer joined Buford in 1992 and has been instrumental in the development of the Satellite Education Network, which is designed to provide interactive educational services to prisons. Mr. Schaeffer is a graduate of New York University.

     DAVID D. WALKER, our Vice President and Regional Manager, has over 28 years of experience in the cable television industry and oversees all operational, technical and local marketing aspects of certain of our systems in Kansas, Missouri, Arkansas, Nebraska and Colorado.

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

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers are the executive officers of Classic Communications and hold the same offices with us. The following table summarizes the compensation for services rendered which Classic Communications paid to the Chief Executive Officer, President and other most highly compensated executive officers whose total annual compensation exceeded $100,000 in our fiscal years ended December 31, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                           -------------------------------------------------   -------------------------------------------------
                                                                                 RESTRICTED      SECURITIES
   NAME AND PRINCIPAL                                         OTHER ANNUAL          STOCK        UNDERLYING       ALL OTHER
        POSITION           YEAR   SALARY($)    BONUS($)       COMPENSATION     AWARDS($)(1)(2)   OPTIONS(#)   COMPENSATION($)(3)
   ------------------      ----   ---------    --------       ------------     ---------------   ----------   ------------------
J. Merritt Belisle.......  1999   $298,077    $ 2,305,782(4)         (5)          $      0         559,748          $4,317
 Chief Executive           1998   $200,000    $   361,539(6)         (5)          $ 49,609               0          $4,286
 Officer
Steven E. Seach..........  1999   $350,000    $ 2,200,000(7)         (5)          $      0         559,748          $5,000
 President and Chief       1998   $277,084    $   258,302(8)         (5)          $659,471               0          $5,000
 Financial Officer
Kevin McCabe(9)..........  1999   $142,500    $         0            (5)          $      0               0          $2,825
 Executive Vice            1998   $      0    $         0            (5)          $      0               0          $    0
 President and Chief
 Accounting Officer

---------------
(1) The executive officers of Classic Communications received restricted stock during 1996 under the 1996 Stock Restricted Plan. See "-- 1996 Restricted Stock Plan." On July 29, 1998, Messrs. Belisle and Seach held 229,050 shares and 67,283 shares of restricted stock, respectively, and each of Messrs. Belisle and Seach exchanged their existing shares of restricted stock for 242,209 new shares of restricted stock under the 1998 Restricted Stock Plan with revised vesting terms and other restrictions. See "-- 1998 Restricted Stock Plan." Long-term compensation amounts are calculated by multiplying the number of 1998 restricted shares issued by the per share value of Classic Communications' unrestricted stock as of the date of issuance, less an amount equal to the number of 1996 restricted shares exchanged therefor multiplied by the per share value of Classic Communications' unrestricted stock on the date of issuance.

(2) As of December 31, 1999, Messrs. Belisle and Seach each owned 242,209 restricted shares of Classic Communications' common stock. The total value of all restricted stock owned by Messrs. Belisle and Seach was approximately $8.9 million each, computed without taking into consideration any of the restrictions. These shares vested upon the consummation of the Brera Classic equity investment. Messrs. Belisle and Seach are entitled to dividends in respect of these shares in the same manner as the holders of common stock, but only to the extent that such dividends exceed the distribution thresholds applicable thereto. See "-- 1998 Restricted Stock Plan."

(3) Represents our contribution under our 401(k) plan.

(4) Includes (a) $780,000 paid to Mr. Belisle under his former employment agreement in connection with the consummation of the Brera Classic equity investment, (b) $1.5 million paid to Mr. Belisle under such agreement in connection with the consummation of the Buford acquisition and (c) $25,782 paid to Mr. Belisle under such agreement in connection with a smaller acquisition.

(5) Such Named Executive Officer did not receive personal benefits during the listed years in excess of the lesser of $50,000 or 10% of his annual salary and bonus.

(6) Includes a transaction fee of $300,000 paid pursuant to a pre-existing employment agreement in connection with the acquisition of certain properties from Cable One in July 1998, and the related financings.

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

(7) Includes (a) $700,000 paid to Mr. Seach under his former employment agreement in connection with the consummation of the Brera Classic equity investment and (b) $1.5 million paid to Mr. Seach under such agreement in connection with the consummation of the Buford acquisition.

(8) Includes a transaction fee of $250,000 paid pursuant to a pre-existing employment agreement in connection with the acquisition of certain properties from Cable One in July 1998, and the related financings.

(9) Mr. McCabe joined the company on February 1, 1999 and resigned effective October 15, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, as to each of the officers named in the Summary Compensation Table, information concerning stock options granted during the fiscal year ended December 31, 1999:

                          OPTION GRANTS IN FISCAL 1999

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                              ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION FOR
                                       INDIVIDUAL GRANTS                         OPTION TERM(3)
                       --------------------------------------------------   -------------------------
                       NUMBER OF     PERCENT OF
                       SECURITIES   TOTAL OPTIONS
                       UNDERLYING    GRANTED TO
                        OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION
NAME                   GRANTED(#)    FISCAL YEAR    PRICE($)      DATE          5%            10%
----                   ----------   -------------   --------   ----------   -----------   -----------
J. Merritt Belisle...   279,874(1)      16.3%        $14.57     7/28/09     $ 6,642,248   $10,576,670
                        279,874(2)      16.3%        $25.00     7/28/09     $11,397,131   $18,148,027
Steven E. Seach......   279,874(1)      16.3%        $14.57     7/28/09     $ 6,642,248   $10,576,670
                        279,874(2)      16.3%        $25.00     7/28/09     $11,397,131   $18,148,027
Kevin McCabe.........        --           --         $   --          --     $        --   $        --

---------------

(1) Option is for Class B common stock. Options vest monthly over a three-year period which began July 28, 1999. In addition, all of the shares will vest in full immediately upon the closing of (a) the sale of all of Classic Communications' common stock for cash, by merger, tender offer, stock purchase or otherwise or (b) the sale of all or substantially all of Classic Communications' assets for cash. Upon the closing of Classic Communications' initial public offering, 139,937 of these shares vested and the remaining shares continue to vest as described in the previous two sentences. Options granted are incentive stock options or nonqualified stock options and have exercise prices equal to the fair market value of Classic Communications' Common Stock on the date of grant, as determined by the Board of Directors on the date of grant.

(2) Option is for Class B common stock. Options vest monthly over a three-year period which began December 8, 1999. In addition, all of the shares will vest in full immediately upon the closing of (a) the sale of all of Classic Communications' common stock for cash, by merger, tender offer, stock purchase or otherwise or (b) the sale of all or substantially all of Classic Communications' assets for cash. Options granted are incentive stock options or nonqualified stock options and have exercise prices equal to the fair market value of Classic Communications' Common Stock on the date of grant, as determined by the Board of Directors on the date of grant.

(3) The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent our estimates or projections of Classic Communications' future stock prices.

YEAR-END OPTION VALUES

     The following table sets forth, for each of the officers in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Classic Communications' stock as of December 31, 1999. No options were exercised during the year ended December 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN-THE-
                                    UNDERLYING UNEXERCISED OPTIONS            MONEY OPTIONS AT
                                         AT FISCAL YEAR-END(#)              FISCAL YEAR-END($)(1)
                                    -------------------------------     -----------------------------
               NAME                 EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
               ----                 ------------     --------------     -----------     -------------
J. Merritt Belisle................    174,435           105,439         $3,836,349       $2,318,920
                                            0           279,874         $        0       $3,236,183
Steven E. Seach...................    174,435           105,439         $3,836,349       $2,318,920
                                            0           279,874         $        0       $3,236,183
Kevin McCabe......................          0                 0         $        0       $        0

---------------

(1) Market value of underlying securities based on the closing price of Classic Communications' Common Stock on December 31, 1999 (the last trading day of fiscal 1999) on the Nasdaq National Market of $36.563 minus the exercise price.

1996 RESTRICTED STOCK PLAN

     Certain current and former members of management own Classic Communications' restricted stock subject to the terms of Classic Communications' 1996 Restricted Stock Plan. Pursuant to the 1996 Plan, Classic Communications may, from time to time, grant restricted stock to officers and other key employees of Classic Communications or its subsidiaries upon the terms, conditions and provisions of the 1996 Plan. Concurrent with the adoption of the 1996 Plan, Classic Communications granted a total of 517,626 shares of common stock as of such date, of which only 144,940 shares were outstanding as of December 31, 1999. These shares vested upon the consummation of the Brera Classic equity investment. One-half of such shares of common stock is subject to a distribution threshold equal to $9.93 per share, i.e., the first $9.93 of distributions with respect to such shares is to be withheld. One-fourth of the shares is subject to a distribution threshold of $19.06 per share and one-fourth to a distribution threshold of $29.78 per share.

1998 RESTRICTED STOCK PLAN

     Classic Communications has adopted the 1998 Restricted Stock Plan. The terms of the 1998 Plan are similar in all material respects to the 1996 Plan. In July 1998, each of Messrs. Seach and Belisle exchanged all of his existing shares under the 1996 Plan for 242,209 shares of Classic Communications common stock pursuant to the 1998 Plan. These shares vested upon the consummation of the Brera Classic equity investment. All of such shares of common stock are subject to a distribution threshold equal to $3.77 per share, i.e., the first $3.77 of distributions with respect to such shares is to be withheld.

1999 OMNIBUS STOCK INCENTIVE PLAN

     The following description of Classic Communications' 1999 Omnibus Stock Incentive Plan is a summary and is qualified in its entirety by reference to the text of the 1999 Omnibus Stock Incentive Plan, which is filed as an exhibit to the annual report on Form 10-K of Classic Communications for their fiscal year ended December 31, 1999.

     Classic Communications' 1999 Omnibus Stock Incentive Plan was adopted by its board of directors in October 1999 for the benefit of the officers, directors, key employees, advisors and consultants of Classic Communications and its subsidiaries. An aggregate of 2,000,000 shares of Classic Communications' Class A common stock is reserved for issuance under the plan. The plan provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, restricted stock, deferred stock and performance shares. An award may consist of one or any combination of benefits. Under this plan, awards covering no more than 80% of the shares reserved for issuance under the plan may be granted to any participant in any one year.

     The plan is administered by the compensation committee of the board of directors of Classic Communications, although it may be administered by either the board of directors of Classic Communications or by any committee of the board of directors. The board or a committee of the board, acting as the plan administrator, may interpret this plan, may prescribe, amend and rescind rules governing the plan, and may otherwise supervise the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants, including directors who are also employees, who will receive awards and generally to determine the terms and conditions of those awards. Notwithstanding the foregoing, the grant of any award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and any administrative determinations made in connection therewith, must be carried out by a committee of the board or a board committee, consisting of at least two "outside directors," as defined under Section 162(m), in a manner consistent with the rules governing performance-based compensation under Section 162(m).

     We may issue two types of stock options under this plan: incentive stock options or ISO's, which are intended to qualify for favorable tax treatment under the Code, and non-qualified stock options. The option price of each ISO granted under this plan must be at least equal to the fair market value of a share of Classic Communications' Class A common stock on the date the ISO is granted.

     Stock appreciation rights, or SARs, may be granted under this plan either alone or in conjunction with all or part of any stock option granted under this plan. A SAR granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value, at the date of exercise, of a share of Classic Communications' Class A common stock over a specified price fixed by the plan administrator.

     Restricted stock, deferred stock and performance shares may be granted under this plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, for any grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and performance shares generally have all of the rights of a stockholder. For deferred stock, during the deferral period and subject to the terms and conditions that the plan administrator imposes, the deferred stock units may be credited with dividend equivalent rights. The plan administrator may, in its discretion, provide for the lapse of these restrictions in installments and may accelerate or waive these restrictions, in whole or in part, based on such facts as the attainment of performance goals or the participant's termination of employment or service, death or disability.

     In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of Classic

Communications' Class A voting common stock, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, and the number and exercise price of shares subject to outstanding awards. In addition, the plan administrator, in its discretion, may terminate all awards providing for payment of cash or in-kind consideration.

     In the event of a change of control of Classic Communications, unless otherwise determined by the administrator of the plan or the board of directors of Classic Communications before the change of control,

          (1) any stock appreciation rights outstanding for at least six months and any stock options awarded under the plan not previously vested will vest in full;

          (2) the restrictions applicable to any restricted stock, deferred stock or performance share awards under the plan shall lapse and such shares and awards will vest in full; and

          (3) any loans by us to a participant of the plan to purchase or exercise awards under the plan will be forgiven and the collateral pledged in connection with any such loan shall be released.

For purposes of the plan, a change of control will be deemed to have occurred if:

          (1) any person (other than Classic Communications or any of its subsidiaries, or certain other related parties as specified in the plan) is or becomes after the effective date of the plan the beneficial owner of securities (not including securities acquired directly from Classic Communications or its affiliates) representing 50% or more of the voting power of Classic Communications;

          (2) upon completion of a merger or consolidation of Classic Communications with any other corporation or entity (other than (a) a merger or consolidation whereby the holders of at least 50% of the voting power of Classic Communications prior to the merger or consolidation continue to own at least 50% of the voting power of Classic Communications or the surviving entity after the merger or consolidation or (b) a merger or consolidation that implements a recapitalization of Classic Communications and no person (other than existing stockholders) acquires more than 50% of the voting power of Classic Communications); or

          (3) upon completion of a plan of complete liquidation of Classic Communications or an agreement for the sale or disposition by Classic Communications of all or substantially all of its assets.

     The terms of this plan provide that Classic Communications' board of directors may amend, suspend or terminate this plan at any time, provided that some amendments require approval of Classic Communications' stockholders under the Internal Revenue Code of 1986, as amended. Furthermore, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND 1999 NON-QUALIFIED STOCK OPTION GRANTS

     At the closing of the Brera Classic equity investment, J. Merritt Belisle and Steven E. Seach each entered into an employment agreement with Classic Communications on substantially similar terms with their former employment agreements. In connection with the consummation of the Brera Classic equity investment, Mr. Belisle was paid $780,000 and Mr. Seach was paid $700,000 under their former employment agreements. Each of the new employment agreements provides for their employment with Classic Communications for a continuing two year period. Messrs. Belisle and Seach are each to be paid an annual salary of $350,000 per year. Each new employment agreement provides that upon termination by Classic Communications without "good cause" (as defined in each agreement) or termination by the employee for certain reasons, the employee will be entitled to two years' worth of base compensation and benefits. In addition, Messrs. Belisle and Seach's employment agreements contain provisions under which Classic Communications may be required to purchase and they may be required to sell to us their shares if their employment is terminated. Each employment agreement also prohibits the employee from competing with Classic Communications during his term of employment and for a period of two years thereafter.

     The employment agreements of Messrs. Belisle and Seach in effect prior to the consummation of the Brera Classic equity investment provided for a transaction fee of 1% to be paid on the value of all mergers, acquisitions, or dispositions of assets or subsidiaries by Classic Communications that were consummated during their term of employment. Messrs. Belisle and Seach each received a transaction fee of $1.5 million related to the consummation of the Buford acquisition. The new employment agreements do not contain a provision for transaction fees to be paid to Messrs. Belisle and Seach.

     Under their option agreements entered into in connection with their employment agreements, Messrs. Belisle and Seach were each granted a stock option with a 10-year exercise period to purchase 279,874 shares of Classic Communications' Class B common stock at an exercise price of $14.57 per share, which will vest monthly over a three-year period which began July 28, 1999. In addition, all of the shares will vest in full immediately upon the closing of
(1) the sale of all of Classic Communications' common stock for cash, by merger, tender offer, stock purchase or otherwise or (2) the sale of all or substantially all of Classic Communications' assets for cash. Upon the closing of Classic Communications' initial public offering, 139,937 of these shares vested and the remaining shares continue to vest as described in the previous two sentences.

     In addition, upon the closing of Classic Communications' initial public offering, Messrs. Belisle and Seach each also received a second stock option with a 10-year exercise period to purchase 279,874 shares of Class B common stock. This option is vesting monthly over a three-year period commencing on the date of the closing of the initial public offering. In addition, all of the shares will vest in full immediately upon the closing of (1) the sale of all of Classic Communications' common stock for cash, by merger, tender offer, stock purchase or otherwise or (2) the sale of all or substantially all of Classic Communications' assets. The exercise price of the second option is $25 per share, which is the initial offering price to the public per share of Class A common stock in Classic Communications' initial public offering.

     We have entered into employment agreements with Ronald W. Martin and Elizabeth Kay Monigold. These employment agreements relate to their employment by us as the Executive Vice President of Operations and the Executive Vice President of Administration, respectively, and each are for a continuing one-year period. Ronald W. Martin is to be paid an annual salary of $175,000 and Elizabeth Kay Monigold is to be paid an annual salary of $120,000. Each employment agreement provides that upon termination by us without "good cause," as defined in each agreement, the employee will be entitled to one year's worth of base compensation and benefits. Each employment agreement also prohibits the employee from competing with us during the term of employment and for a period of two years thereafter.

     In addition, Classic Communications granted stock options to purchase 589,500 shares of its Class A common stock at an exercise price of $20 per share. The options were granted in August 1999 to Martin Payson, a director, and to Ronald W. Martin, Elizabeth Kay Monigold and several of other officers and key employees. These options, which have 10-year terms, vest in 25% increments over each of the first four anniversaries of the grants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS TO AFFILIATES

     During 1998, Classic Communications and Classic had outstanding subordinated indebtedness, including accrued interest, in the amount of approximately $4.5 million to Austin Ventures, L.P., The Texas Growth Fund, and BT Capital Partners, Inc. and preferred stock, including accrued and unpaid dividends, in the amount of approximately $29.4 million to BA Capital Company, L.P. and BT Capital Partners, Inc., each a stockholder. Approximately $3.9 million of such indebtedness bore interest at the rate of 15.0% per annum and the remainder bore interest at the rate of 7.5% per annum. All of such subordinated indebtedness and preferred stock had been incurred or issued to fund the acquisition of various cable properties acquired by us. Classic Communications repaid such indebtedness and redeemed the preferred stock from the holders thereof out of the proceeds received from a previous issuance of senior subordinated notes.

     In 1997, we advanced approximately $200,000 to Mr. Belisle, which has been forgiven.

1999 STOCKHOLDERS' AGREEMENT

     Effective July 28, 1999, Classic, Brera Classic, BT Capital Partners, Inc., Austin Ventures, L.P., BA Capital Company, L.P., as the successor in interest to NationsBanc Capital Corp., J. Merritt Belisle, Steven E. Seach and certain other stockholders of Classic entered into a stockholders' agreement. The agreement was amended as of December 13, 1999 to provide that the parties will be obligated to vote their shares of Class B common stock in favor of the election to the board of Classic Communications of (1) up to six nominees chosen by Brera Classic, (2) the chief executive officer of Classic Communications, (3) Steven Seach for as long as he is employed by Classic Communications and (4) two nominees who are independent directors (as defined by the rules of the Nasdaq National Market) chosen by a majority vote of the board of directors of Classic Communications. These voting arrangements will terminate when these stockholders hold less than 30% of all of the common stock of Classic Communications on a fully diluted basis.

     The amendment to the stockholders' agreement also provides, among other things, that a party to the agreement will not be able to participate in the nominating of directors under the agreement if such party holds less than 2% of the outstanding common stock on a fully diluted basis, although such party will be obligated to vote for the nominees under the agreement as long as it holds at least 1% of the outstanding common stock of Classic Communications on a fully diluted basis. The parties to the agreement other than Brera are not entitled to nominate directors under the agreement if such parties, in the aggregate, hold less than 4% of the outstanding common stock of Classic Communications on a fully diluted basis. As a result of the sales made by the parties to the stockholders' agreement in Classic Communications' initial public offering in December, 1999, the parties to the agreement other than Brera, hold less than 4% of the outstanding common stock of Classic Communications on a fully-diluted basis and no longer have the right to nominate directors of Classic Communications under the agreement.

MANAGEMENT AND ADVISORY FEE AGREEMENT

     As part of the Brera Classic equity investment, Classic Communications and Brera Classic entered into an agreement pursuant to which Brera Classic was paid a transaction fee of $3 million upon closing of the Brera Classic equity investment in consideration for arranging the equity investment. The agreement further provided that Classic Communications would pay Brera Classic an annual fee of $250,000 in consideration for transactional assistance and advice provided to Classic Communications until Classic Communications completed an initial public offering, payment of which was made at the closing of the Buford acquisition. Brera Classic was paid a transaction fee of $1.3 million upon the closing of the Star acquisition in consideration for transactional advisory services.

BRERA CLASSIC INVESTMENT AGREEMENT

     Classic Communications and Brera Classic entered into an Investment Agreement whereby Classic Communications agreed to issue and sell 6,490,734 shares of Classic Communications voting common stock for an aggregate purchase price of $100 million. Pursuant to the Investment Agreement, Classic Communications agreed to pay all fees and expenses of Brera Classic's legal counsel, financial advisors, accountants and third party consultants in an amount up to $750,000. In addition to the $750,000 paid to Brera Classic at the closing of the Buford acquisition for its fees and expenses of counsel, accountants, advisors and consultants, Classic Communications reimbursed Brera for $252,000 of closing costs incurred by Brera on Classic Communications' behalf.

                             PRINCIPAL STOCKHOLDERS

     All of our outstanding capital stock is owned by Classic Communications. The following table sets forth certain information regarding the beneficial ownership of Classic Communications' common stock by (1) each named executive officer and each director of Classic Communications, (2) each stockholder known by us to beneficially own 5.0% or more of the common stock of Classic Communications and (3) all directors and officers of Classic Communications as a group, as of April 10, 2000.

                                                                                          PERCENT OF VOTE
                                                             CLASS A         CLASS B        AS A SINGLE
                  BENEFICIAL OWNER(1)                     COMMON STOCK     COMMON STOCK      CLASS(2)
                  -------------------                    ---------------   ------------   ---------------
Brera Classic(3).......................................           --        6,490,734           73.3%
J. Merritt Belisle(4)..................................           --          475,175            5.4
Steven E. Seach(5).....................................           --          475,175            5.4
Dale Bennett...........................................           --               --              *
Ronald W. Martin.......................................        1,000               --              *
Elizabeth Kay Monigold.................................        3,000               --              *
Lisa A. Hook...........................................           --               --              *
Alberto Cribiore(6)....................................           --        6,490,734           73.3
David Webb.............................................           --               --              *
Jeffery C. Garvey(7)...................................           --           46,888              *
James Kofalt...........................................           --               --              *
Martin Payson..........................................        5,000               --              *
All directors and executive officers as a group (11
  persons).............................................        9,000        7,487,972           84.5%

---------------

  *   Less than 1%

 (1) The address for Brera Classic and Alberto Cribiore is 712 Fifth Avenue, 34th Floor, New York, New York 10019. The address for J. Merritt Belisle, Steven E. Seach, Ronald W. Martin, Elizabeth Kay Monigold, Jeffery C. Garvey, James Kofalt, Lisa A. Hook, David Webb and Martin Payson is c/o Classic Cable, Inc., 515 Congress Ave., Suite 2626, Austin, Texas 78701. Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

 (2) Each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. Holders of both classes of voting common stock will vote together as a single class on all matters to be presented for a vote of stockholders, unless otherwise required by law. Excludes nonvoting common stock.

 (3) Brera Classic has sold nonvoting equity interests in Brera Classic equal to 19.85% of its investment in Classic Communications to certain institutions and individuals, including affiliates of Goldman, Sachs & Co., who purchased 9.0% of such investment, and The Chase Manhattan Bank.

 (4) Mr. Belisle's totals include 230,313 shares of Class B common stock purchasable within 60 days of April 10, 2000 pursuant to the exercise of options.

 (5) Mr. Seach's totals include an option to purchase 230,313 shares of Class B common stock purchasable within 60 days of April 10, 2000 pursuant to the exercise of options.

 (6) Alberto Cribiore is a director of Classic and a manager of Brera Classic. Mr. Cribiore is not the registered holder of any shares and disclaims the beneficial ownership of the shares listed above except to the extent of his indirect interest in the assets of the nominal stockholder, if any.

 (7) Jeffery C. Garvey is a general partner of Austin Ventures, L.P., a stockholder of Classic Communications holding 46,888 shares of Class B common stock and a party to the 1999 Stockholders' Agreement. Mr. Garvey is not the registered holder of any shares and disclaims the beneficial ownership of the shares listed above except to the extent of his indirect interest in the assets of the nominal stockholder, if any.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

     In order to finance a portion of the Buford acquisition purchase price, we entered into a credit facility amended as of November 5, 1999, agented by Goldman Sachs Credit Partners L.P., Union Bank of California, N.A. and The Chase Manhattan Bank pursuant to which we may borrow up to $450.0 million. The credit facility consists of the following:

                                                                                          MAXIMUM
                                                                               MAXIMUM   ALTERNATE
                                                                                LIBOR    BASE RATE
CREDIT FACILITY                            AMOUNT                TENOR        SPREAD(1)  SPREAD(1)
---------------                            ------                -----        ---------  ---------
                                    (DOLLARS IN MILLIONS)
Revolving credit facility..........        $ 75.0           July 31, 2007       250 bps    150 bps
Term loan A facility...............          75.0           July 31, 2007       250 bps    150 bps
Term loan B facility...............         100.0           January 31, 2008    275 bps    175 bps
Term loan C facility...............         200.0           January 31, 2008    275 bps    175 bps
                                           ------
          Total facility...........        $450.0
                                           ======

---------------

(1) Pricing subject to a leverage-based pricing grid.

     The $75.0 million eight year revolving credit facility is available to Classic for working capital, capital expenditures, refinancing debt and general corporate purposes, including acquisitions. The $75.0 million eight year term loan A facility and the $100.0 million eight and one-half year term loan B facility were drawn at the closing of the Buford acquisition to fund our purchase of Buford and to refinance debt and pay certain other costs associated with the Buford acquisition. The $200.0 million eight and one-half year term loan C facility, of which $110 million is uncommitted, may be used for working capital, capital expenditures, general corporate purposes, including acquisitions, and to redeem our 2008 notes put by the noteholders as a result of a change of control. On September 8, 1999, the Company borrowed $90.0 million under the term loan C facility to redeem our 2008 notes put by the noteholders as a result of a change of control.

     In connection with the offering of the old notes, we entered into an amendment to our credit facility, which (1) allowed for the offering of the old notes, (2) modified some of the covenants in the credit facility to provide us more flexibility (i.e., maximum total debt ratio, total interest coverage ratio, maximum capital expenditures, limitations on investments, permitted acquisitions, and lines of business), (3) restructured the term loan A facility so that following a prepayment in full of the term loan A facility, and subject to certain additional conditions, we have the ability to reborrow in one or more advances under the term loan A facility until February 10, 2001, and (4) increased the term loan A facility so that up to an additional $25.0 million may be made available under that facility. In addition, the term loan A facility provides for the payment of an unused commitment fee based upon the average daily amount of the unused term loan A commitments. This fee is payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such date after the date the term loan A facility is prepaid in full, calculated on the same basis as the unused commitment fee for the revolving credit facility, as set forth below. On February 16, 2000, we prepaid the term loan A facility in full and increased the term loan A facility by $10.0 million.

     The credit facility is secured by a perfected first priority security interest in substantially all of our personal property, including, without limitation, the capital stock of our direct and indirect subsidiaries. The credit facility is unconditionally guaranteed by each of our direct and indirect domestic subsidiaries. In addition, the credit facility contains several customary negative covenants as well as financial covenants, including

     - a maximum total debt ratio,

     - a maximum senior debt ratio,

     - a minimum interest coverage ratio,

     - a pro forma debt service coverage ratio, and

     - a maximum capital expenditures amount.

     The amendment to the credit facility modified these amounts and ratios.

     In addition, the revolving credit facility provides for the payment of an unused commitment fee based on the average daily amount of the unused revolving credit commitment. This fee is payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 1999. From February 16, 2000 until the earlier of the date the new term loan A facility is fully drawn (without regard to any increases) or February 10, 2001 the amount of the unused commitment fee is equal to .750% per annum, and thereafter is based on the maximum total debt ratio. If this ratio is less than 5.50:1, the fee is equal to 0.375% per annum. If the ratio is more than 5.50:1, the fee is equal to 0.500% per annum.

2009 SENIOR SUBORDINATED NOTES

     A portion of the Buford acquisition price was financed by our issuance of $150.0 million in principal amount of 9 3/8% senior subordinated notes due 2009. These notes, which were issued pursuant to an exemption from registration under the Securities Act, were exchanged for an identical principal amount of 2009 subordinated notes registered under the Securities Act. The 2009 subordinated notes have the following basic terms:

Maturity......................   August 1, 2009.

Interest......................   Annual rate -- 9 3/8%.
                                 Payment frequency -- every six months on February 1 and August 1.
                                 First payment -- February 1, 2000.

Guarantors....................   The 2009 subordinated notes are guaranteed by
                                 each of our current and future domestic
                                 restricted subsidiaries. Each guarantor is a wholly owned subsidiary of us. If we cannot make payments on the notes when they are due, the guarantors must make them instead.

Ranking.......................   The 2009 subordinated notes and the subsidiary
                                 guarantees are senior subordinated debts and rank equally with our 2008 subordinated notes.

                                 The 2009 subordinated notes rank behind all of our and the subsidiary guarantors' current and future indebtedness, except:

                                 - trade payables; and

                                 - indebtedness that expressly provides that it
                                   is not senior to the 2009 subordinated notes and the related subsidiary guarantees.

Optional Redemption...........   On or after August 1, 2004, we may redeem some
                                 or all of the 2009 subordinated notes at any
                                 time at the respective redemption
                                 price(expressed as a percentage of principal
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                                 amount as follows), together with accrued and
                                 unpaid interest and special interest, if any, to the date of redemption: if redeemed during the 12-month period beginning August 1, 2004 -- 104.688%; August 1, 2005 -- 103.125%;
                                 August 1, 2006 -- 101.562%; and August 1, 2007
                                 and thereafter -- 100.000%. In addition, at any time prior to August 1, 2002, we may redeem up to 35% of the 2009 subordinated notes ever issued under the indenture with the cash proceeds of one or more public equity offerings by, or strategic equity investments in, us or Classic Communications at the redemption price of 109.375% of the principal amount of the notes to be redeemed together with accrued and unpaid interest and special interest, if any, to the date of redemption. We would still be required to keep at least 65% of the original aggregate principal amount of the 2009 subordinated notes outstanding after such a redemption.

Change of Control.............   Upon the occurrence of a change of control, the
                                 holders of the 2009 subordinated notes have the right to require us to repurchase the notes at a price equal to 101% of the aggregate principal amount, together with accrued and unpaid interest and special interest, if any, to the date of repurchase. In addition, upon the occurrence of a change in control, we will have the option to redeem any amount of the 2009 subordinated notes prior to August 1, 2004, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and special interest, if any, to the date of repurchase, plus the applicable premium.

Restrictive Covenants.........   The indenture restricts, among other things,
                                 our ability and the ability of our subsidiaries to:

                                 - borrow money;

                                 - make certain investments;

                                 - pay dividends on and redeem capital stock and
                                   subordinated obligations;

                                 - distribute proceeds from asset sales;

                                 - engage in certain transactions with
                                   affiliates;

                                 - incur liens;

                                 - engage in sale/leaseback transactions; and

                                 - sell certain assets or merge with or into
                                   other companies.

                                 All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

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2008 SUBORDINATED NOTES

     In connection with the Cable One acquisition and the recapitalization of Classic Communications, we issued $125.0 million in principal amount of 9 7/8% senior subordinated notes due 2008, of which approximately $3.0 million is currently outstanding. These notes, which were issued pursuant to an exemption from registration under the Securities Act, were exchanged for an identical principal amount of 2008 subordinated notes registered under the Securities Act. The 2008 subordinated notes have the following basic terms:

Maturity...................  August 1, 2008.

Interest...................  Annual rate -- 9 7/8%.
                             Payment frequency -- every six months on February 1 and August 1.
                             First payment -- February 1, 1999.

Guarantors.................  The 2008 subordinated notes are guaranteed by each of our current and future domestic restricted subsidiaries. Each guarantor is a wholly owned subsidiary of us. If we cannot make payments on the 2008 subordinated notes when they are due, the guarantors must make them instead.

Optional Redemption........  We may not redeem the notes prior to August 1,
                             2003. After August 1, 2003, we may redeem any amount of the 2008 subordinated notes at any time at the respective redemption price (expressed as a percentage of principal amount as follows), together with accrued and unpaid interest, if any, to the date of redemption: if redeemed during the 12-month period beginning August 1,
                             2003 -- 104.938%; August 1, 2004 -- 103.292%;
                             August 1, 2005 -- 101.646%; and August 1, 2006 and
                             thereafter -- 100.000%. In addition, at any time prior to August 1, 2001, we may redeem up to 35% of the original aggregate principal amount of the 2008 subordinated notes with the cash proceeds of one or more public equity offerings by, or a strategic equity investment in, us or Classic Communications. Should we do so, we would be required to pay a redemption price equal to 109.875% of the principal amount of the 2008 subordinated notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption. Classic would still be required to keep at least 65% of the original aggregate principal amount of the 2008 subordinated notes outstanding after such a redemption.

Change of Control..........  Upon the occurrence of a change of control, the holders of the 2008 subordinated notes have the right to require us to repurchase the notes at a price equal to 101% of the original aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. In addition, upon the occurrence of a change of control, we will have the option to redeem the notes prior to August 1, 2003, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption plus the applicable premium.

                             On July 28, 1999, a change of control of Classic Communications occurred. Accordingly, we offered to

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                             repurchase all outstanding notes at a price equal
                             to 101% of the original aggregate principal amount together with accrued and unpaid interest to the date of repurchase. As a result of this offer, which closed on September 9, 1999, we purchased $86.0 million in principal amount of the 2008 subordinated notes.

Ranking....................  The notes are unsecured and are subordinated to all of our existing and future senior indebtedness. The notes rank without preference with all of our existing and future senior subordinated indebtedness.

Guarantees.................  The guarantees are general unsecured obligations of the subsidiary guarantors and are subordinated in right of payment to all existing and future guarantor senior indebtedness. The guarantees are joint and several.

Restrictive Covenants......  The indenture under which the 2008 subordinated notes were issued restricts, among other things, our ability and the ability of our subsidiaries to:

                             - borrow money;

                             - make certain investments;

                             - pay dividends on and redeem capital stock and
                               subordinated obligations;

                             - distribute proceeds from asset sales;

                             - engage in certain transactions with affiliates;

                             - incur liens;

                             - engage in sale/leaseback transactions; and

                             - sell certain assets or merge with or into other
                               companies.

                             All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     At the time we issued the old notes, we agreed to file a registration statement to register the exchange of the old notes for the exchange notes on or prior to April 16, 2000 and to use our best efforts to cause the exchange offer registration statement to become effective under the Securities Act on or before September 13, 2000. In the event that applicable interpretations of the staff of the SEC do not permit Classic to effect the exchange offer, or if certain holders of the old notes notify Classic that they are not eligible to participate in, or would not receive freely tradeable exchange notes in exchange for tendered old notes pursuant to, the exchange offer, Classic will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until two years after the issue date. If the exchange offer registration statement is not declared effective by September 13, 2000, Classic will be obligated to pay certain interest rate increases to holders of the old notes until the exchange offer registration statement is declared effective.

     Each holder of the old notes that wishes to exchange old notes for exchange notes will be required to represent that

     - any exchange notes received will be acquired in the ordinary course of its business,

     - it has no arrangement with any person to participate in the distribution of the exchange notes, and

     - it is not an "affiliate," as defined in Rule 405 of the Securities Act, of Classic or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

RESALE OF EXCHANGE NOTES

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third-parties, Classic believes that, except as described below, exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder thereof, other than a holder which is an "affiliate" of Classic within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such exchange notes. Any holder who tenders in the exchange offer with the intention or for the purpose of participating in a distribution of the exchange notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth herein. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Classic will accept for exchange any and all old notes properly tendered and not

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withdrawn prior to 5:00 p.m., New York City time, on        , 2000. Classic will
issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes surrendered pursuant to the exchange offer. Old notes may be tendered only in $1,000 increments.

     The form and terms of the exchange notes will be the same as the form and terms of the old notes except that the exchange notes will be registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture, which also authorized the issuance of the old notes, such that both series will be treated as a single class of debt securities under the indenture. See "Description of Notes."

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $225.0 million of the old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     Classic intends to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the exchange and registration rights agreement.

     Classic will be deemed to have accepted for exchange properly tendered notes when, as and if Classic shall have given oral or written notice of acceptance to the exchange agent and complied with the provisions of the exchange and registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from Classic. Classic expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. Classic will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time on                ,
2000, unless Classic, in its reasonable discretion, extends the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, Classic will notify the exchange agent of any extension by oral or written notice and will issue a press release notifying the registered holders of old notes of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

     Classic reserves the right, in its reasonable discretion,

     - to delay accepting any old notes for exchange, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Certain

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       Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

     - to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If the exchange offer is amended in a manner determined by Classic to constitute a material change, Classic will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and Classic will extend the exchange offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which Classic may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, Classic has no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     If Classic extends the period of time during which the exchange offer is open, or if Classic is delayed in accepting for exchange of, or in issuing and exchanging the exchange notes for, any old notes, or is unable to accept for exchange of, or issue exchange notes for, any old notes pursuant to the exchange offer for any reason, then, without prejudice to Classic's rights under the exchange offer, the exchange agent may, on our behalf, retain all old notes tendered, and such old notes may not be withdrawn except as otherwise provided below in "-- Withdrawal of Tenders." The right to delay acceptance for exchange of, or the issuance and the exchange of the exchange notes for, any old notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that Classic either deliver the exchange notes or return the old notes deposited by or on behalf of the holders thereof promptly after termination or withdrawal of the exchange offer.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest at a rate of 10 1/2% per annum, payable semi-annually, on March 1 and September 1 of each year. Holders of exchange notes will receive interest on September 1, 2000 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the old notes through such date. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, Classic will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and may terminate the exchange offer before the expiration date, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in Classic's reasonable judgment, might materially impair the ability of Classic to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in Classic's reasonable judgment, might materially impair the ability of Classic to proceed with the exchange offer; or

     - any governmental approval has not been obtained, which approval Classic shall, in its reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

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     If Classic determines in its reasonable discretion that any of these foregoing conditions are not satisfied, Classic may

     - refuse to accept any old notes and return all old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes; or

     - waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

     If such waiver constitutes a material change to the exchange offer, Classic will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes and Classic will extend the exchange offer for a period of five to ten business days, depending on the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten day business period.

     The foregoing conditions are for the sole benefit of Classic and may be asserted by Classic regardless of the circumstances giving rise to any such condition or may be waived by Classic in whole or in part at any time and from time to time in its reasonable discretion. The failure by Classic at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Classic will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Subject to the terms and conditions hereof and the letter of transmittal, only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or, in the alternative, comply with The Depository Trust Corporation's Automated Tender Offer Program procedures described below. In addition, either:

     - old notes must be received by the exchange agent along with the letter of transmittal; or

     - a timely confirmation of book-entry transfer, which we call a book-entry confirmation, of such old notes, if such procedure is available, into the exchange agent's account at The Depository Trust Corporation, which we call the book-entry transfer facility, pursuant to the procedure for book-entry transfer described below or properly transmitted agent's message, as defined below, must be received by the exchange agent prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and Classic in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

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     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to Classic. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for such holders.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of old notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a letter of transmittal and a notice of withdrawal described below must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered (A) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (B) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantor must be an eligible institution, which means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such old notes with the signature thereon guaranteed by an eligible institution.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Classic, provide evidence satisfactory to Classic of their authority so to act must be submitted with the letter of transmittal.

     The exchange agent and The Depository Trust Corporation have confirmed that any financial institution that is a participant in The Depository Trust Corporation's system may utilize The Depository Trust Corporation's Automated Tender Offer Program to tender. Accordingly, participants in The Depository Trust Corporation's Automated Tender Offer Program may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing The Depository Trust Corporation to transfer the old notes to the exchange agent in accordance with The Depository Trust Corporation's Automated Tender Offer Program procedures for transfer. The Depository Trust Corporation will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by The Depository Trust Corporation received by the exchange agent and forming part of the book-entry confirmation, which states

     - that The Depository Trust Corporation has received an express acknowledgment from a participant in The Depository Trust Corporation's Automated Tender Offer Program that is tendering old notes which are the subject of such book entry confirmation;
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     - that such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received, and agrees to be bound by the applicable notice of guaranteed delivery; and

     - that the agreement may be enforced against such participant.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by Classic in its reasonable discretion, which determination will be final and binding. Classic reserves the absolute right to reject any and all old notes not properly tendered or any old notes Classic's acceptance of which would, in the opinion of counsel for Classic, be unlawful. Classic also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. Classic's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as Classic shall determine. Although Classic intends to notify holders of defects or irregularities with respect to tenders of old notes, neither Classic, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with such book-entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

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GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and (a) whose old notes are not immediately available, or (b) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - The tender is made through an eligible institution;

     - Prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - Such properly completed and executed letter of transmittal, or facsimile thereof, or properly transmitted agent's message as well as all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, (a) a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent," or (b) holders must comply with the appropriate procedures of The Depository Trust Company's Automated Tender Offer Program system. Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of such old notes, and, where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by Classic, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with such book-entry transfer facility for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time prior to the expiration date.

EXCHANGE AGENT

     All executed letters of transmittal should be directed to the exchange agent. Chase Bank of Texas, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                                  Deliver to:
           Chase Bank of Texas, National Association, Exchange Agent

  By Registered or Certified         By Overnight Courier:             By Hand Delivery:
             Mail:
    600 Travis, Suite 1150          600 Travis, Suite 1150          600 Travis, Suite 1150
     Houston, Texas 77002            Houston, Texas 77002            Houston, Texas 77002
   Attention: Mauri J. Cowen       Attention: Mauri J. Cowen       Attention: Mauri J. Cowen

                         Facsimile Transmission Number:
                                  713/216-5476
                             ---------------------

                   Confirm Receipt of Facsimile by Telephone:
                                  713/216-6686
                             ---------------------

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES

     Classic will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of Classic.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by Classic and are estimated in the aggregate to be $350,000, which includes fees and expenses of the exchange agent, accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Classic to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Classic" refers only to Classic Cable, Inc. and not to any of its subsidiaries.

     Classic will issue the notes under an indenture among itself, the Guarantors and Chase Bank of Texas, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. We have filed a copy of the indenture and the registration rights agreement as exhibits to the registration statement which includes this prospectus. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

     The notes:

     - are general obligations of Classic;

     - are subordinated in right of payment to all existing and future Senior Debt of Classic;

     - are pari passu in right of payment with any future senior subordinated Indebtedness of Classic; and

     - are unconditionally guaranteed by the Guarantors.

  THE GUARANTEES

     The notes are guaranteed by all of our current and future Domestic Subsidiaries.

     Each guarantee of the notes:

     - is a general unsecured obligation of the Guarantor;

     - is subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

     - is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

     As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     The indenture provides for the issuance by Classic of notes with a maximum aggregate principal amount of $300 million, of which $225.0 million was issued in the offering of the old notes. Classic may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Classic issues notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2010.

     Interest on the notes accrues at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2000. Classic will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

     Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder of more than $5.0 million in principal amount of the notes has given wire transfer instructions to Classic, Classic will pay all principal, interest and premium and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless Classic elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Classic may change the paying agent or registrar without prior notice to the Holders, and Classic or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Classic may require a Holder to pay any taxes and fees required by law or permitted by the indenture. Classic is not required to transfer or exchange any note selected for redemption. Also, Classic is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     The Guarantors will jointly and severally guarantee Classic's obligations under the notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- The incurrence of this indebtedness may be voided by a court if the court determines that the incurrence of this indebtedness resulted in a fraudulent transfer."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Classic or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Classic, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the indenture;

          (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Classic, if Classic applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the indenture; or

          (3) if Classic properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal, interest and premium and Special Interest, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Classic, including Senior Debt incurred after the date of the indenture.

     The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Classic:

          (1) in a liquidation or dissolution of Classic;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Classic or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshaling of Classic's assets and liabilities.

     Classic also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

          (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

          (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Classic or the holders of any Designated Senior Debt.

     Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until:

          (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

          (2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

     If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

          (1) the payment is prohibited by these subordination provisions; and

          (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     Classic must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Classic, Holders of notes may recover less, ratably, than creditors of Classic who are holders of Senior Debt. See "Risk Factors -- Your rights to payment on the notes are subordinate to our senior debt."

OPTIONAL REDEMPTION

     At any time prior to March 1, 2003 Classic may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes ever issued under the indenture at a redemption price of 110.50% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings by Classic or the net cash proceeds of a Strategic Equity Investment in Classic or a capital contribution to Classic's common equity made with the net cash proceeds of a concurrent Public Equity Offering by, or Strategic Equity Investment in, Classic's direct parent; provided that:

          (1) at least 65% of the notes ever issued under the indenture remain outstanding immediately after each such redemption (excluding notes held by Classic and its Subsidiaries); and

          (2) the redemption occurs within 60 days of the date of the closing of such Public Equity Offering or Strategic Equity Investment.

     At any time, Classic may also redeem all or a part of the notes upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption.

     Except as described above, the notes will not be redeemable at Classic's option prior to March 1, 2005. After March 1, 2005, Classic may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1, of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2005.....................................................   105.25%
2006.....................................................   103.50%
2007.....................................................   101.75%
2008 and thereafter......................................   100.00%

MANDATORY REDEMPTION

     Classic is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require Classic to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to an offer to purchase the notes (a "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, Classic will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Classic will mail a notice to the trustee and each Holder offering to repurchase notes on the date specified in the notice (the "Change of Control Payment Date"), which date shall be no later than 30 business days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Classic will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Classic will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Classic will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Classic.

     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and Classic will execute and issue and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Classic will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Classic will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Classic to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Classic repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Classic will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Classic and purchases all notes or portions of notes properly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Classic and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Classic to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Classic and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     Classic will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Classic (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by Classic's board of directors and evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee; and

          (3) at least 75% of the consideration received in such Asset Sale by Classic or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

             (a) any Indebtedness or other liabilities, as shown on Classic's or such Restricted Subsidiary's most recent balance sheet, of Classic or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Classic or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by Classic or any such Restricted Subsidiary from such transferee that are converted within 60 days of the applicable Asset Sale by Classic or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion.

     Notwithstanding the foregoing, Classic and its Restricted Subsidiaries may consummate Asset Swaps; provided that, immediately after giving effect to such Asset Swap, Classic would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including any cash received in an Asset Swap, Classic or any of its Restricted Subsidiaries may apply those Net Proceeds at its option:

          (1) to prepay, repay, redeem or purchase Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of a Permitted Business;

          (3) to acquire Voting Stock of a Permitted Business from a Person that is not a Subsidiary of Classic; provided, that (a) after giving effect thereto, Classic and its Restricted Subsidiaries collectively own a majority of such Voting Stock and (b) such acquisition is otherwise made in accordance with the indenture, including, without limitation, the "Restricted Payments" covenant;

          (4) to make a capital expenditure; or

          (5) to acquire other long-term assets that are used or useful in a Permitted Business;

provided that in the event Classic would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" at the time it consummates a Permitted Tower Sale and Leaseback, then the 365-day period referred to above shall be extended for an additional 365 days as to the Net Proceeds from the Permitted Tower Sale and Leaseback only.

     Pending the final application of any Net Proceeds, Classic may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Classic will make an offer (an "Asset Sale Offer") to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Classic may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Classic will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Classic will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing Classic's outstanding Senior Debt currently prohibit Classic from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Classic would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Classic becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Classic is prohibited from purchasing notes, Classic could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Classic does not obtain such a consent or repay such borrowings, Classic will remain prohibited from purchasing notes. In such case, Classic's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     Classic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Classic's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Classic or any of its Restricted Subsidiaries) or to the direct or indirect holders of Classic's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Classic or to Classic or a Restricted Subsidiary of Classic);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Classic) any Equity Interests of Classic or any direct or indirect parent of Classic;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

          (2) Classic would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable three-month period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted
     Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after July 28, 1999 (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph) shall not exceed, at the date of determination, the sum, without duplication, of:

             (a) an amount equal to Classic's Consolidated Cash Flow from July 28, 1999 to the end of Classic's most recently ended three-month period for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times Classic's Consolidated Interest Expense from July 28, 1999 to the end of Classic's most recently ended three-month period for which internal financial statements are available, taken as a single accounting period; plus

             (b) an amount equal to the net cash proceeds received by Classic from the sale of Equity Interests after July 28, 1999(other than (i) sales of Disqualified Stock, (ii) Equity Interests sold to any of Classic's Subsidiaries, (iii) Equity Interests sold in the Private Equity Sale and (iv) Equity Interests that are applied to make a Permitted Investment pursuant to clause (10) of the definition of Permitted Investments) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Classic that have been converted into or exchanged for such Equity

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        Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Classic); plus

             (c) to the extent that any Restricted Investment that was made after July 28, 1999 is sold for cash or otherwise liquidated or repaid for cash, the lesser of: (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); and
        (ii) the initial amount of such Restricted Investment.

     The preceding provisions will not prohibit:

          (1) so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Classic or any Guarantor or of any Equity Interests of Classic in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Classic or an employee stock ownership plan or to a trust established by Classic or any Subsidiary of Classic for the benefit of its employees) of, Equity Interests of Classic (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Classic or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of Classic to the holders of its Equity Interests on a pro rata basis; and

          (5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCI, Classic or any Restricted Subsidiary of Classic held by any member of Classic's (or any of its Restricted Subsidiaries') management pursuant to any employment agreement, management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.5 million in any twelve-month period.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Classic or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Classic's board of directors whose resolution with respect thereto shall be delivered to the trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, Classic will deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

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  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Classic will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Classic will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Classic may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if Classic's Debt to Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended three-month period of Classic for which internal financial statements are available, would have been no greater than 7.0 to 1.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Classic and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Classic and its Restricted Subsidiaries thereunder) not to exceed $350.0 million;

          (2) the incurrence by Classic and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Classic and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4) the incurrence by Classic or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or letters of credit, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Classic or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding;

          (5) the incurrence by Classic or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4) or (5) of this paragraph;

          (6) the incurrence by Classic or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Classic and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Classic or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Classic, or the Subsidiary Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Classic or a Restricted Subsidiary
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

        thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Classic or a Restricted Subsidiary of Classic, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Classic or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by Classic or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

          (8) the guarantee by Classic or any of the Guarantors of Indebtedness of Classic or a Subsidiary of Classic that was permitted to be incurred by another provision of this covenant;

          (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

          (10) the incurrence of Indebtedness of a Restricted Subsidiary that was outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Classic (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Classic); provided, however, that on the date of such acquisition and after giving effect to that acquisition, the Debt to Cash Flow Ratio would have been less than or equal to the Debt to Cash Flow Ratio immediately prior to that acquisition;

          (11) the incurrence by Classic or any of the Guarantors of Indebtedness in addition to any Indebtedness described in clauses (1) through (10) and (12) of this covenant in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $25.0 million; and

          (12) the incurrence by Classic's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Classic that was not permitted by this clause (12).

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Classic will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant and the items will be treated as having been incurred pursuant only to the first paragraph or clause (1) through
(12) of this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

  NO SENIOR SUBORDINATED DEBT

     Classic will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Classic and

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senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

  LIENS

     Classic will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by the Company or any Restricted Subsidiary unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with such secured Indebtedness. This restriction does not, however, apply to Indebtedness secured by (1) Liens securing Senior Debt or Indebtedness of a Restricted Subsidiary of Classic, (2) Liens, if any, in effect on the date of the indenture; (3) Liens in favor of governmental bodies to secure progress or advance payments; (4) Liens on Equity Interests or Indebtedness existing at the time of the acquisition thereof (including acquisition through merger or consolidation), provided that such Liens were not incurred in anticipation of such acquisition; (5) Liens securing the notes; (6) other Liens, in addition to those described in clauses (1) through (5), (7) or
(8) of this paragraph, securing Indebtedness of Classic in an amount not to exceed $10.0 million at any time outstanding; (7) Other Permitted Liens; and (8) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (1) through (7), inclusive.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Classic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Equity Interests to Classic or any of its Restricted Subsidiaries, or pay any indebtedness owed to Classic or any of its Restricted Subsidiaries;

          (2) make loans or advances or guarantee any such loans or advances to Classic or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Classic or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) encumbrances and restrictions as in effect on the date of the indenture pursuant to Existing Indebtedness or Credit Facilities, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or Credit Facilities, as in effect on the date of the indenture;

          (2) the indenture, the notes and the Subsidiary Guarantees;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Classic or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to

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     any Person, or the properties or assets of any Person, other than the
     Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in contracts of Classic or any of its Restricted Subsidiaries;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions that are not materially more restrictive than customary provisions in comparable financings if the management of Classic determines that such restrictions will not materially impair Classic's ability to make payments as required under the notes; and

          (13) restrictions contained in Indebtedness under Credit Facilities permitted to be incurred under the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," provided that the restrictions are not more restrictive than the terms contained in the existing Credit Facilities as of the date of the indenture.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Classic may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Classic is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Classic and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Classic is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Classic) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Classic) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Classic under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

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          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) Classic or the Person formed by or surviving any such consolidation or merger (if other than Classic), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable three-month period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Classic may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Classic and any of the Guarantors.

  TRANSACTIONS WITH AFFILIATES

     Classic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, officer or director or Classic (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to Classic or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Classic or such Restricted Subsidiary with an unrelated Person; and

          (2) Classic delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) of this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) employment agreements entered into by Classic or any of its Subsidiaries on or prior to the date of the indenture and any employment agreement entered into by Classic or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Classic or such Restricted Subsidiary;

          (2) transactions between or among Classic and/or its Restricted Subsidiaries;

          (3) transactions with a Person that is an Affiliate of Classic solely because Classic owns an Equity Interest in such Person;

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

          (4) payment of reasonable fees to directors who are not employees of Classic or any of its Restricted Subsidiaries, and customary indemnification and insurance arrangements in favor of any director;

          (5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of Classic;

          (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments;"

          (7) loans or advances, not to exceed $2.0 million in the aggregate at any time outstanding, to employees in the ordinary course of business in accordance with past practice; and

          (8) management fees, deal fees or transaction fees paid to employees, directors and their respective affiliates, in accordance with the provisions of the Management and Advisory Fee Agreement or the Stockholders' Agreement, as applicable, as the same are in effect on the date of the indenture.

  ADDITIONAL SUBSIDIARY GUARANTEES

     If Classic or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a Subsidiary Guarantee in the form of a Supplemental Indenture and deliver an Opinion of Counsel to the trustee within 10 Business Days of the date on which it was acquired or created, unless such Domestic Subsidiary has properly been designated as an Unrestricted Subsidiary in accordance with the indenture, for so long as such Domestic Subsidiary continues to constitute an Unrestricted Subsidiary.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Classic and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Classic shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Classic will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction, unless:

          (1) Classic or that Restricted Subsidiary, as applicable, could have
     (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and
     (b) created a Lien on such property securing Attributable Debt without equally and ratably securing the notes pursuant to the covenant described above under the caption "-- Liens;"

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          (2) the net cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Classic or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

  LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED SUBSIDIARIES

     Classic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Classic to any Person (other than Classic or a Wholly Owned Restricted Subsidiary of Classic), unless:

          (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

          (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     In addition, Classic will not permit any Wholly Owned Restricted Subsidiary of Classic to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Classic or a Wholly Owned Restricted Subsidiary of Classic.

  REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, Classic will furnish to the Holders of notes, within 15 days of the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Classic were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Classic's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if Classic were required to file such reports.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Classic will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing, in which case Classic will make such information available to securities analysts and prospective investors upon request). In addition, Classic and the Guarantors have agreed that, for so long as any notes remain outstanding, unless Classic is filing periodic reports pursuant to the Exchange Act, Classic and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

          (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3) failure by Classic or any of its Subsidiaries to comply with the provisions applicable to them described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (4) failure by Classic or any of its Subsidiaries for 30 days after notice to comply with the provisions applicable to them described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Certain Covenants" (in each case, other than a failure to purchase notes);

          (5) failure by Classic or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements applicable to them in the indenture;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Classic or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Classic or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of such Indebtedness at final maturity; or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

        if the total principal amount of such Indebtedness unpaid or accelerated exceeds $5.0 million;

          (7) any judgment or decree for the payment of money in excess of $5.0 million is rendered against Classic or any Restricted Subsidiary of Classic and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days of notice;

          (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (9) certain events of bankruptcy or insolvency described in the indenture with respect to Classic or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Classic, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may
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withhold from Holders of the notes notice of any continuing Default or Event of
Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to Classic and the trustee, may rescind and annul such declaration and its consequences if (a) Classic has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon (including Special Interest) at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-declaration of acceleration, have been cured or waived as provided in the indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except (1) a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes or (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the Holder of each note affected by such modification or amendment.

     Classic is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Classic is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, manager, member, partner or stockholder of Classic or any Guarantor, as such, shall have any liability for any obligations of Classic or the Guarantors under the notes, the exchange notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Classic may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

          (2) Classic's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

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          (3) the rights, powers, trusts, duties and immunities of the trustee, and Classic's and the Guarantor's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Classic may, at its option and at any time, elect to have the obligations of Classic and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Classic must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Special Interest, if any, and interest on the outstanding notes on the stated date for payment or on the applicable redemption date, as the case may be and Classic must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Classic shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Classic has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Classic shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Classic or any of its Subsidiaries is a party or by which Classic or any of its Subsidiaries is bound;

          (6) Classic must have delivered to the trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that, on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

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          (7) Classic must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Classic with the intent of preferring the Holders of notes over the other creditors of Classic with the intent of defeating, hindering, delaying or defrauding creditors of Classic or others; and

          (8) Classic must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of the notes then outstanding.

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

     Notwithstanding the preceding, without the consent of any Holder of notes, Classic, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Classic's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Classic's assets;

          (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Classic) have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Classic or any Guarantor has irrevocably deposited or caused to be deposited with the trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Classic or any Guarantor is a party or by which Classic or any Guarantor is bound;

          (3) Classic or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Classic has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Classic must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Classic or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Classic Cable, Inc., 515 Congress Avenue, Suite 2626, Austin, Texas 78701, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Corporation ("DTC").

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. Qualified Institutional Buyers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Classic, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Classic expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Classic also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants
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

will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     Classic expects that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

     Classic understands that DTC is

     - a limited purpose trust company organized under the laws of the State of New York,

     - a "banking organization" within the meaning of New York Banking Law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, and

     - a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interest in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Classic nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Classic within 90 days, Classic will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the indenture.

SAME DAY SETTLEMENT AND PAYMENT

     Classic will make payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global note Holder. Classic will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Classic expects that secondary trading in any Certificated notes will also be settled in immediately available funds.

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

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Classic that cash received in Euroclear or Cedel as a result of sales of interests in a Global note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS; SPECIAL INTEREST

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement which includes this prospectus. See "-- Additional Information."

     Classic, the Guarantors and the initial purchasers entered into the registration rights agreement on February 16, 2000. Pursuant to the registration rights agreement, Classic and the Guarantors agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the exchange offer registration statement, Classic and the Guarantors will offer to the Holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

     If:

          (1) Classic and the Guarantors are not

             (a) required to file the exchange offer registration statement; or

             (b) permitted to consummate the Exchange Offer because the exchange offer is not permitted by applicable law or Commission policy; or

          (2) any Holder of Transfer Restricted Securities notifies Classic prior to the 20th day following consummation of the exchange offer that:

             (a) it is prohibited by law or Commission policy from participating in the exchange offer; or

             (b) that it may not resell the Exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

             (c) that it is a broker-dealer and owns notes acquired directly from Classic or an affiliate of Classic,

Classic and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     Classic and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

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

     For purposes of the preceding, "Transfer Restricted Securities" means each note until:

          (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the exchange offer;

          (2) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

          (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

          (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act; or

          (5) the date such note shall cease to be outstanding.

     The registration rights agreement provides:

          (1) Classic and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to April 16, 2000;

          (2) Classic and the Guarantors will use their best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to September 13, 2000;

          (3) unless the exchange offer would not be permitted by applicable law or Commission policy, Classic and the Guarantors will

             (a) commence the exchange offer; and

             (b) use their best efforts to issue on or prior to 45 days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Commission, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

          (4) if obligated to file the shelf registration statement, Classic and the Guarantors will use their best efforts to file the shelf registration statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 120 days after such obligation arises.

     If:

          (1) Classic and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (3) Classic and the Guarantors fail to consummate the exchange offer within 45 days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

          (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"),

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then Classic and the Guarantors will pay special interest ("Special Interest")
to each Holder of notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such Holder.

     The amount of the Special Interest will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $0.50 per week per $1,000 principal amount of notes.

     All accrued Special Interest will be paid by Classic and the Guarantors on each Special Interest Payment Date to the Global note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

     Holders of notes will be required to make certain representations to Classic (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify Classic and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Classic.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 5% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

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     "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (1) 1.0% of the principal amount of the note; or

          (2) the excess of:

             (a) the present value at such redemption date of (i) the redemption price of the note at March 1, 2005 (such redemption price being set forth in the table appearing above under the caption "-- Optional Redemption") plus (ii) all required interest payments due on the note through March 1, 2005 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

             (b) the principal amount of the note, if greater.

     "Asset Acquisition" means (a) an Investment by Classic or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Classic or any Restricted Subsidiary, or (b) any acquisition by Classic or any Restricted Subsidiary of the assets of any Person that constitute substantially all of an operating unit, a division or line of business of such Person or that is otherwise outside of the ordinary course of business.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Classic and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption
     "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance or sale of Equity Interests in any of Classic's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million or results in net proceeds to Classic and its Restricted Subsidiaries of less than $1.0 million;

          (2) transfers of assets between or among Classic and its Wholly Owned Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to Classic or to another Wholly Owned Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments;" and

          (7) the sale of property or equipment that has become worn out, damaged or otherwise unsuitable for use in the business of Classic or any of its Restricted Subsidiaries.

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     "Asset Swap" means an exchange of assets by Classic or a Restricted
Subsidiary of Classic for:

          (1) one or more Permitted Businesses;

          (2) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses;

          (3) cash; and/or

          (4) long-term assets that are used in a Permitted Business.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest, other than any straight debt obligation, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank that is either
     (x) a party to the Credit Agreement or (y) a member of the Federal Reserve Bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;
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

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having a P-1 rating from Moody's Investors Service, Inc. or an A-1 rating from Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6) money market funds having assets in excess of $100.0 million, at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "CCI" means Classic Communications, Inc., a Delaware corporation, and the direct parent of Classic.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CCI, Classic and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Classic or any of its Restricted Subsidiaries;

          (2) the adoption of a plan relating to the liquidation or dissolution of Classic;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of CCI, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the board of directors of CCI or Classic are not Continuing Directors;

          (5) CCI or Classic consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCI or Classic, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCI or Classic or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCI or Classic outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

          (6) the first day on which the CCI ceases to own 100% of the outstanding Equity Interests of Classic.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

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

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5) all transaction fees paid or accrued on or prior to the date of the indenture, to officers of Classic, in connection with transactions consummated prior to or on the date of the indenture; plus

          (6) all fees paid to officers of Classic after July 28, 1999 in connection with acquisitions or dispositions, provided that not more than an aggregate of $1.0 million of such fees may be included pursuant to this clause (6) in any twelve-month period; minus

          (7) non-cash items increasing such Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, less (iii) Hedging Obligations that would be a liability on the balance sheet, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, all calculated after taking into account the effect of all Hedging Obligations, and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred stock of such Person or any of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

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     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

          (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4) the cumulative effect of a change in accounting principles shall be excluded; and

          (5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of Classic or CCI, as the case may be, who:

          (1) was a member of such board of directors on the date of the indenture; or

          (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

          (3) is a representative of or was approved by Brera Classic, L.L.C., or one of its Affiliates.

     "Credit Agreement" means that certain Credit Agreement, dated as of July 28, 1999, as amended, by and among Classic and Goldman Sachs Credit Partners L.P., The Chase Manhattan Bank and Union Bank of California providing for $200.0 million in term loan facilities, up to $75.0 million of revolving credit borrowings, and an additional $200.0 million incremental facility on a term loan basis including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Debt to Cash Flow Ratio" means, as of any date of determination (the "Determination Date"), the ratio of (a) the Consolidated Indebtedness of Classic as of such Determination Date to (b) four times the Consolidated Cash Flow of Classic for the latest three months for which financial information is available preceding such Determination Date (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Classic and its Subsidiaries from the beginning of such three-month period through and including such Determination Date (including any related financing transactions) as if such
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

acquisitions and dispositions had occurred at the beginning of such three-month period. For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period; (ii) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (iii) if Classic or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

          (1) any Indebtedness outstanding under the Credit Agreement; and

          (2) any other Senior Debt permitted under the indenture the principal amount of which is $50.0 million or more and that has been designated by Classic as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the earlier of the date on which the notes mature and the date on which no notes remain outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Classic to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Classic may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Classic.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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     "Existing Indebtedness" means Indebtedness of Classic and its Subsidiaries, including refinancings thereof, (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

     "Guarantors" means each of:

          (1) Classic's Domestic Subsidiaries on the date of the indenture; and

          (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holder" means a Person in whose name a note is registered.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
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     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the outstanding principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other extensions of credit), advances or capital contributions (excluding commission, travel, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If Classic or any Restricted Subsidiary of Classic sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Classic such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Classic, Classic shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Management and Advisory Fee Agreement" means the agreement by and between CCI and Brera Classic, L.L.C., dated as of May 24, 1999.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Classic or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security

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     arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and

          (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by Classic or any Restricted Subsidiary after such Asset Sale.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Classic nor any of its Restricted Subsidiaries
     (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Classic or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Classic or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Other Permitted Liens" means:

          (1) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;

          (2) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;

          (3) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Classic or its Subsidiaries;

          (4) Liens related to Capital Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Classic or any Restricted Subsidiary or a Permitted Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

          (5) Liens resulting from the pledge by Classic of Equity Interests in a Restricted Subsidiary in connection with a Credit Facility or in an Unrestricted Subsidiary in any circumstance, where recourse to Classic is limited to the value of the Equity Interests so pledged;

          (6) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (7) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including without limitation, landlord Liens on leased properties);

          (8) leases or subleases granted to third Persons not interfering with the ordinary course of business of Classic;

          (9) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (10) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (11) Liens on the assets of Classic to secure Hedging Obligations with respect to Indebtedness permitted by the Indenture to be incurred;

          (12) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

          (13) any interest or title of a lessor under any capital lease or operating lease.

     "Permitted Business" means a cable television, media and communications, telecommunications, internet service provider or data transmission business, and businesses ancillary, complementary or reasonably related to those businesses.

     "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders' Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Classic that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

     "Permitted Investments" means:

          (1) any Investment in Classic or in a Restricted Subsidiary of Classic that is a Guarantor;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Classic or any Subsidiary of Classic in a Person, if as a result of or concurrently with such Investment:

             (a) such Person becomes a Restricted Subsidiary of Classic and a Guarantor; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Classic or a Restricted Subsidiary of Classic that is a Guarantor; provided that such Person's primary business is a Permitted Business;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (5) any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (6) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

          (7) any Investment existing as of the date of the indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Classic or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

          (8) any Investment consisting of a Guarantee permitted under clause
     (1) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

          (9) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Classic;

          (10) any Investment made with the net cash proceeds received by Classic after July 28, 1999 from the sale of Equity Interests of Classic (other than (i) sales of Disqualified Stock, (ii) Equity Interests sold to any of Classic's Subsidiaries and (iii) Equity Interests sold in the Private Equity Sale); provided that the amount of any such net cash proceeds that are utilized for such Investment will be excluded from clause 3(b) of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments;"

          (11) Hedging Obligations; and

          (12) other Investments, in addition to those in clauses (1) through
     (11) of this definition, in any Person, other than CCI or an Affiliate of CCI that is not also a Subsidiary of Classic, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the indenture, not to exceed $10.0 million at any one time outstanding.

     "Permitted Junior Securities" means:

          (1) Equity Interests in Classic or any Guarantor; or

          (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Classic or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Classic or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Classic or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Tower Sale and Leaseback" means the sale and leaseback by Classic or any of its Restricted Subsidiaries, in one or more transactions, for aggregate consideration of up to $50.0 million, of any communications towers used to facilitate the transmission of telecommunication, voice, data and video signals.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means Brera Classic, L.L.C., so long as that entity is an Affiliate of Brera Capital Partners Limited Partnership, Austin Ventures, L.P., BT Capital Partners, Inc., The Texas Growth Fund, BA SBIC Management, L.L.C., J. Merritt Belisle and Steven E. Seach.

     "Private Equity Sale" means the sale for $100.0 million in cash of common stock of CCI, which was consummated on July 28, 1999, the proceeds of which were contributed by CCI to Classic.

     "Public Equity Offering" means an underwritten public offering by Classic or its direct parent for cash (in an amount not less than $25.0 million) of its common stock pursuant to the Securities Act registration statement (not including Forms S-4 or S-8).

     "Related Party" means:

          (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2) any trust, corporation, partnership or other entity, whose beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of such entity consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means:

          (1) all Indebtedness of Classic or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2) any other Indebtedness of Classic or any Guarantor permitted to be incurred under the terms of the indenture (which Indebtedness includes interest, whether or not allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law), unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

          (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

          (1) any liability for federal, state, local or other taxes owed or owing by Classic;

          (2) any Indebtedness of Classic to any of its Subsidiaries or other Affiliates;

          (3) any trade payables; or

          (4) the portion of any Indebtedness that is incurred in violation of the indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the closing of this offering.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Stockholders' Agreement" means the agreement by and between Brera Classic, L.L.C., CCI, BT Capital Partners, Inc., Austin Ventures, L.P., BA SBIC Management, L.L.C., as the successor in interest to NationsBanc Capital Corp.,
J. Merritt Belisle, Steven E. Seach and certain other stockholders of CCI, dated as of the date of the consummation of the Private Equity Sale.

     "Strategic Equity Investment" means an investment in CCI or Classic by a company which is primarily engaged in the media and communications industry or the telecommunications industry and which has a market capitalization (if a public company) on the date of such investment in CCI of more than $1.0 billion or, if not a public company, had total revenues of more than $1.0 billion during its previous fiscal year.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2005; provided, however, that if the period from the redemption date to March 1, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means any Subsidiary of Classic (or any successor to any of them) that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Classic or any Restricted Subsidiary of Classic unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Classic or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Classic;

          (3) is a Person with respect to which neither Classic nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Classic or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of Classic or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Classic or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Classic as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Classic as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Classic shall be in default of such covenant. The board of directors of Classic may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Classic of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the three-month reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This is a general discussion of certain United States federal tax consequences associated with the exchange of the old notes for the exchange notes pursuant to the exchange offer. This summary applies only to a holder of an exchange note who acquired an old note at the initial offering from Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. or Donaldson, Lufkin & Jenrette Securities Corporation for the original offering price thereof and who acquires the exchange notes pursuant to the exchange offer and we assume in this discussion that you will hold the exchange notes as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization or partnership. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, a U.S. Holder should not recognize gain or loss upon the receipt of exchange notes pursuant to the exchange offer, and a U.S. holder should be required to include interest on the exchange notes in gross income in the manner and to the extent interest income was includible under the old notes. A U.S. holder's holding period for the exchange notes should include the holding period of the old notes exchanged therefor, and such holder's adjusted basis in the exchange notes should be the same as the basis of the old notes exchanged therefor immediately before the exchange.

     The foregoing discussion is included herein for general information only. Accordingly, each holder should consult with its own tax advisors concerning the tax consequences of the exchange offer with respect to its particular situation, including the application and effect of state, local and foreign income and other tax laws.

                              PLAN OF DISTRIBUTION

     Broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers, with the prospectus contained in the exchange offer registration statement. Pursuant to the exchange and registration rights agreement, Classic has agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. Classic has agreed that, for a period of 120 days after the expiration date, it will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     Each holder of the old notes who wishes to exchange its old notes for exchange notes in the exchange offer will be required to make certain representations to Classic as set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Classic has agreed that, for a period of 120 days after the consummation of the exchange offer, it will use its commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until        , 2000, all dealers effecting transactions in
the exchange notes may be required to deliver a prospectus.

     Classic will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the consummation of the exchange offer, Classic will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Classic has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

     The financial statements of Classic Cable, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 as well as the financial statements of Star Cable Associates as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Buford Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CLASSIC CABLE, INC.
  Audited Annual Financial Statements
     Report of Independent Accountants......................    F-2
     Consolidated Balance Sheets as of December 31, 1999 and
      1998..................................................    F-3
     Consolidated Statements of Operations for the years
      ended December 31, 1999, 1998, and 1997...............    F-4
     Consolidated Statements of Stockholder's Equity for the
      years ended December 31, 1999, 1998, and 1997.........    F-5
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1999, 1998, and 1997...............    F-6
     Notes to Consolidated Financial Statements.............    F-7

BUFORD GROUP, INC.
  Audited Annual Financial Statements
     Independent Auditors' Report...........................   F-18
     Consolidated Balance Sheets as of December 31, 1998 and
      1997..................................................   F-19
     Consolidated Statements of Operations for the years
      ended December 31, 1998, 1997, and 1996...............   F-20
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1998, 1997, and 1996.........   F-21
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1998, 1997, and 1996...............   F-22
     Notes to Consolidated Financial Statements.............   F-23
  Unaudited Interim Financial Statements
     Unaudited Condensed Consolidated Balance Sheet as of
      June 30, 1999.........................................   F-31
     Unaudited Condensed Consolidated Statements of
      Operations for the three and six months ended June 30,
      1999 and 1998.........................................   F-32
     Unaudited Condensed Consolidated Statements of Cash
      Flows for the six months ended June 30, 1999 and
      1998..................................................   F-33
     Notes to Unaudited Condensed Consolidated Financial
      Statements............................................   F-34

STAR CABLE ASSOCIATES
  Audited Annual Financial Statements
     Report of Independent Accountants......................   F-36
     Balance Sheets as of December 31, 1999 and 1998........   F-37
     Statements of Operations and Changes in Partners'
      Capital (Deficiency) for the years ended December 31,
      1999, 1998, and 1997..................................   F-38
     Statements of Cash Flows for the years ended December
      31, 1999, 1998, and 1997..............................   F-39
     Notes to the Financial Statements......................   F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder
Classic Cable, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of Classic Cable, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Austin, Texas
February 23, 2000

                              CLASSIC CABLE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                      ASSETS

Cash and cash equivalents...................................  $ 85,855    $  2,779
Accounts receivable, net....................................     9,803       5,474
Prepaid expenses............................................     1,131         424
Property, plant and equipment...............................   274,864     127,169
Less accumulated depreciation...............................   (60,939)    (39,977)
                                                              --------    --------
                                                               213,925      87,192
Deferred financing costs, net...............................    20,136       6,454
Advances to parent..........................................       908         357
Intangible assets:
  Customer relationships....................................   156,567      95,180
  Franchise marketing rights................................   158,105      71,464
  Noncompete agreements.....................................    25,425       8,425
  Goodwill..................................................   102,261      40,435
  Other.....................................................        --         140
                                                              --------    --------
                                                               442,358     215,644
  Less accumulated amortization.............................   (96,428)    (65,828)
                                                              --------    --------
                                                               345,930     149,816
                                                              --------    --------
          Total assets......................................  $677,688    $252,496
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Accounts payable..........................................  $  3,254    $    647
  Subscriber deposits and unearned income...................     6,675       4,846
  Other accrued expenses....................................    15,606       7,174
  Accrued interest..........................................    10,676       5,883
  Long-term debt, net.......................................   454,332     220,804
  Deferred taxes, net.......................................    28,965          --
                                                              --------    --------
          Total liabilities.................................   519,508     239,354
Stockholder's equity:
  Common stock: $.01 par value per share; 1,000 shares
     authorized, issued and outstanding.....................        --          --
Additional paid-in capital..................................   267,241      86,142
Accumulated deficit.........................................  (109,061)    (73,000)
                                                              --------    --------
          Total stockholder's equity........................   158,180      13,142
                                                              --------    --------
          Total liabilities and stockholder's equity........  $677,688    $252,496
                                                              ========    ========

                               See accompanying notes.

                              CLASSIC CABLE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
Revenues..................................................  $111,410   $ 69,802   $ 60,995
Operating expenses:
  Programming.............................................    29,906     17,840     14,916
  Plant and operating.....................................    12,744      8,437      7,622
  General and administrative..............................    17,126     11,295      9,257
  Marketing and advertising...............................     1,929        850        438
  Corporate overhead......................................     9,721      3,648      4,322
  Depreciation and amortization...........................    51,484     30,531     27,832
                                                            --------   --------   --------
          Total operating expenses........................   122,910     72,601     64,387
                                                            --------   --------   --------
Loss from operations......................................   (11,500)    (2,799)    (3,392)
Interest expense..........................................   (31,201)   (20,688)   (20,759)
Gain on sale of cable system..............................        --         --      3,644
Write-off of abandoned telephone operations and accrual of
  related costs...........................................        --       (220)      (500)
Other income..............................................       605        192         71
                                                            --------   --------   --------
Loss before income taxes and extraordinary item...........   (42,096)   (23,515)   (20,936)
Income tax benefit........................................    10,128      2,339      7,149
                                                            --------   --------   --------
Loss before extraordinary item............................   (31,968)   (21,176)   (13,787)
Extraordinary loss on extinguishment of debt, net of taxes
  of $2,539 in 1999 and none in 1998......................    (4,093)    (5,524)        --
                                                            --------   --------   --------
Net loss..................................................  $(36,061)  $(26,700)  $(13,787)
                                                            ========   ========   ========

                            See accompanying notes.

                              CLASSIC CABLE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      COMMON STOCK
                                     ---------------     ADDITIONAL                        TOTAL
                                     SHARES                PAID-IN       ACCUMULATED   STOCKHOLDER'S
                                     ISSUED   AMOUNT       CAPITAL         DEFICIT        EQUITY
                                     ------   ------   ---------------   -----------   -------------
Balance at December 31, 1996.......  1,000     $--        $ 61,381        $ (32,513)     $ 28,868
  Dividends on preferred stock.....     --      --            (101)              --          (101)
  Capital contribution from
     parent........................     --      --           1,058               --         1,058
  Net loss.........................     --      --              --          (13,787)      (13,787)
                                     -----     ---        --------        ---------      --------
Balance at December 31, 1997.......  1,000      --          62,338          (46,300)       16,038
  Dividends on preferred stock.....     --      --             (67)              --           (67)
  Capital contribution from
     parent........................     --      --          23,871               --        23,871
  Net loss.........................     --      --              --          (26,700)      (26,700)
                                     -----     ---        --------        ---------      --------
Balance at December 31, 1998.......  1,000      --          86,142          (73,000)       13,142
  Capital contribution from
     parent........................     --      --         181,099               --       181,099
  Net loss.........................     --      --              --          (36,061)      (36,061)
                                     -----     ---        --------        ---------      --------
Balance at December 31, 1999.......  1,000     $--        $267,241        $(109,061)     $158,180
                                     =====     ===        ========        =========      ========

                            See accompanying notes.

                              CLASSIC CABLE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31
                                                          --------------------------------
                                                            1999        1998        1997
                                                          ---------   ---------   --------
OPERATING ACTIVITIES
Net loss................................................  $ (36,061)  $ (26,700)  $(13,787)
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
  Provision for doubtful accounts.......................      1,585         971      1,248
  Depreciation..........................................     20,884      12,041     10,285
  Amortization of intangibles...........................     30,600      18,352     17,547
  Amortization of deferred financing costs..............      1,273       1,119      1,373
  Discount accretion on bank debt.......................         53         227        457
  Gain on sales of cable systems........................         --          --     (3,644)
  Non-cash compensation.................................      1,920       1,108      1,058
  Deferred tax benefit..................................    (10,128)     (2,259)    (7,404)
  Extraordinary loss, net of taxes......................      4,093       5,524         --
  Changes in working capital, net of acquisition
     amounts:
     Change in accounts receivable......................     (3,005)     (1,841)      (321)
     Change in prepaid and other assets.................       (709)        (84)       135
     Change in other accruals and payables..............      2,072       1,099        413
     Change in accrued interest.........................      4,793       4,439        532
                                                          ---------   ---------   --------
Net cash provided by (used in) operating activities.....     17,370      13,996      7,892
INVESTING ACTIVITIES
Acquisition of cable television systems, net of cash
  acquired..............................................   (292,601)    (43,486)        --
Purchases of property, plant and equipment..............    (32,435)    (13,759)   (10,135)
Payments for other intangibles..........................       (425)         --       (323)
Net proceeds from sale of cable systems.................         --          --      6,189
Net proceeds from litigation settlement.................         --          --      2,928
                                                          ---------   ---------   --------
Net cash provided by (used in) investing activities.....   (325,461)    (57,245)    (1,341)
FINANCING ACTIVITIES
Proceeds from long-term debt............................    420,500     221,227        759
Repayments of long-term debt............................   (187,385)   (190,292)    (7,246)
Financing costs.........................................    (20,267)     (6,928)        --
Redemption of preferred stock...........................         --      (1,267)        --
Cash dividends paid on preferred stock..................         --         (92)      (101)
Payment of premium on redeemed notes....................       (860)         --         --
Capital contribution from parent........................    179,179      22,764         --
                                                          ---------   ---------   --------
Net cash provided by (used in) financing activities.....    391,167      45,412     (6,588)
                                                          ---------   ---------   --------
Increase (decrease) in cash and cash equivalents........     83,076       2,163        (37)
Cash and cash equivalents at beginning of year..........      2,779         616        653
                                                          ---------   ---------   --------
Cash and cash equivalents at end of year................  $  85,855   $   2,779   $    616
                                                          =========   =========   ========
Cash taxes paid.........................................  $      87   $     166   $      1
Cash interest paid......................................  $  25,051   $  15,039   $ 18,397

                            See accompanying notes.

                              CLASSIC CABLE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
1. ORGANIZATION

     Classic Cable, Inc., through its subsidiaries (collectively, the "Company"), acquires, develops and operates cable television systems throughout the United States. The Company is a holding company with no assets or operations other than its investments in its subsidiaries. The Company is a wholly owned subsidiary of Classic Communications, Inc. ("CCI").

2. ACQUISITIONS AND DISPOSITIONS OF CABLE TELEVISION SYSTEMS

  Acquisitions

     In July 1999, the Company acquired Buford Group, Inc., for approximately $300 million in cash. Buford Group, Inc. operates cable television systems in four states. The acquisition was financed from a) a $95.7 million capital contribution from CCI, b) proceeds of the Company's 1999 credit facility and c) proceeds of the Company's $150 million private debt offering of 9.375% senior subordinated notes.

     In December 1998, the Company acquired certain assets of TCA Cable Partners in exchange for a cable television system in Texas (with a fair value of approximately $0.6 million) and cash consideration of $2.4 million.

     In July 1998, the Company acquired certain assets of Cable One, Inc. serving communities in four states for approximately $41.7 million in cash and the assumption of $0.2 million in net operating liabilities. The purchase was financed from proceeds of the Company's private debt offering of 9.875% senior subordinated notes.

     The above acquisitions were accounted for using the purchase method and, accordingly, the operating results of the systems acquired have been included in the Company's consolidated financial statements since the date of acquisition.

     The following summarized unaudited pro forma financial information assumes the above acquisitions, all related financing and changes to our debt structure had occurred on January 1, 1999 and 1998, respectively. The following pro forma information is not necessarily indicative of the results that would have occurred had the transactions been completed at the beginning of the periods indicated, nor is it indicative of future operating results (in thousands, except per share data):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues....................................................  $156,311   $149,897
Loss before extraordinary item..............................   (59,893)   (45,499)
Net loss....................................................   (63,986)   (51,023)

  Dispositions

     During 1998, the Company sold or disposed of some smaller systems that did not fit into the Company's long-term strategic plans.

     In April and May 1997, the Company sold certain cable television systems in Kansas and Oklahoma for $5.7 million, net of selling expenses. The net pretax gain from the sales was approximately $3.6 million.

                              CLASSIC CABLE, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Minority interests are inconsequential. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

     Service income includes subscriber service revenues and charges for installations and connections and is recognized in the period in which the services are provided to the customers. Subscriber services paid for in advance are recorded as income when earned.

     Initial installation revenue is recognized as revenue when the service is performed, to the extent of direct selling costs, with any balance deferred and taken into income over the estimated average period that subscribers are expected to remain connected to the system.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings..............................................     30 years
Cable television distribution systems..................   3-12 years
Office furniture and equipment.........................    3-7 years
Vehicles...............................................      5 years

     Leasehold improvements are amortized over the shorter of their estimated life or the period of the related leases.

     Initial subscriber connection costs are capitalized as part of cable television distribution systems. Costs related to disconnects and reconnects of customers are expensed as incurred.

  Deferred Financing Costs

     Deferred financing costs are being amortized to interest expense using the interest method over the terms of the related debt.

  Intangible Assets

     The useful lives of the specific intangible assets are as follows:

Customer relationships.................................   5-15 years
Franchise marketing rights.............................   5-10 years
Noncompete agreements..................................      5 years
Goodwill...............................................   5-40 years

     Intangible assets are being amortized using the straight-line method over their estimated useful lives. The Buford acquisition increased intangible assets $226.3 million.

  Impairment of Long-Lived Assets

     The Company periodically reviews the carrying amounts of property, plant and equipment, identifiable intangible assets and goodwill both purchased in the normal course of business and

                              CLASSIC CABLE, INC.

acquired through acquisition to determine whether current events or circumstances, as defined in Financial Accounting Standards Board ("FASB") Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. An impairment loss would be measured by comparing the fair value of the asset with its carrying amount. Any write-down is treated as a permanent reduction in the carrying amount of the assets. Management reviews the valuation and amortization periods of goodwill on a periodic basis, taking into consideration any events or circumstances that might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of goodwill.

  Income Taxes

     The Company's operations are included in consolidated income tax returns filed by CCI. The consolidated amount of current and deferred income tax expense is allocated to the Company by applying the principles of FASB Statement No. 109, Accounting for Income Taxes, to the Company as if it were a separate taxpayer. As such, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates that are expected to be in effect when the differences are expected to reverse, based upon current laws and regulations.

  Cash and Cash Equivalents

     For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly rated financial institutions. Concentrations of credit risk with respect to the Company's receivables are limited due to the large number of customers, individually small balances, short payment terms and required deposits.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, approximate fair value because of their short maturities. All bank debt agreements carry variable interest rates and their carrying value is considered to approximate fair value. The estimated fair value of the Company's bonds is based on quoted market prices. The carrying amount of the

                              CLASSIC CABLE, INC.

Company's bonds was $189.0 million and the fair value was $185.2 million at December 31, 1999.

     The Company utilizes interest rate cap and interest rate swap agreements to manage interest rate exposures. The principal objective of such agreements is to minimize the risks and/or costs associated with financial activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from their nonperformance. The carrying amount of such instruments approximates fair value at December 31, 1999.

  Recent Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 137, which the Company is required to adopt effective January 1, 2001. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the Statement will have a significant effect on earnings or the financial position of the Company.

  Reclassifications

     Certain reclassifications have been made in the 1998 financial statements to conform to the 1999 presentation.

4. ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following (in thousands):

                                                                DECEMBER 31
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
Accounts receivable, trade..................................  $8,435   $5,211
Accounts receivable, other..................................   1,783      588
Less allowance for doubtful accounts........................    (415)    (325)
                                                              ------   ------
Accounts receivables, net of allowance......................  $9,803   $5,474
                                                              ======   ======

     The activity in the Company's allowance for doubtful accounts for the periods ending December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                BALANCE AT   CHARGED TO                           BALANCE AT
                                BEGINNING    COSTS AND                              END OF
FOR THE PERIOD ENDED            OF PERIOD     EXPENSES    ACQUIRED   DEDUCTIONS     PERIOD
--------------------            ----------   ----------   --------   ----------   ----------
December 31, 1999.............     $325        $1,585       $412      $(1,907)       $415
December 31, 1998.............      262           971         --         (908)        325
December 31, 1997.............      513         1,248         --       (1,499)        262

                              CLASSIC CABLE, INC.

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Land........................................................  $  2,390   $  1,152
Buildings and improvements..................................     7,738      3,262
Vehicles....................................................     9,138      6,061
Cable television distribution systems.......................   236,612    106,373
Office furniture, tools and equipment.......................    12,930      3,858
Construction in progress....................................     6,056      6,463
                                                              --------   --------
                                                               274,864    127,169
Less accumulated depreciation...............................   (60,939)   (39,977)
                                                              --------   --------
                                                              $213,925   $ 87,192
                                                              ========   ========

6. LONG-TERM DEBT

     Balances of amounts outstanding under the Company's various debt agreements are as follows (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
1999 credit facility
  Term loan A...............................................  $ 75,000   $     --
  Term loan B...............................................   100,000         --
  Term loan C...............................................    90,000         --
9.375% senior subordinated notes............................   150,000         --
9.875% senior subordinated notes............................    39,005    125,000
  Unamortized discount......................................      (151)      (563)
1998 credit facility
  Term loans................................................        --     75,000
  Revolving loans...........................................        --     20,800
Other.......................................................       478        567
                                                              --------   --------
                                                              $454,332   $220,804
                                                              ========   ========

     In July 1999, the Company issued $150 million of 9.375% senior subordinated notes due 2009. Interest payments on these Notes begin in 2000. Concurrent with the offering, the Company entered into the 1999 credit facility. The 1999 credit facility, as amended in November 1999, consists of a $75 million revolving credit facility, a $75 million term A loan, a $100 million term B loan, and a $200 million term C loan. Principal payments on the facility commence in 2001 with final maturity in 2008. The Company may be subject to mandatory prepayments based upon operating results, sales of assets, equity or debt offerings or other events. Interest is based upon either a LIBOR rate plus an applicable margin or, at the option of the Company, a base rate plus an applicable margin. At December 31, 1999, the weighted average interest rate of the credit facility was 8.91%. Proceeds from the 1999 credit facility totaled $265 million and were, in part, used to pay off the 1998 credit facility. This resulted in a pre-tax extraordinary loss from the early extinguishment of debt of $2.3 million.

                              CLASSIC CABLE, INC.

     In connection with the 1999 credit facility, the Company is required to pay a quarterly commitment fee that can range from 0.375% to 0.500% per annum on the unused portion of the revolving loan commitment.

     Pursuant to the change of control resulting from the July 1999 Brera investment in CCI, and in accordance with the indentures of the respective note agreements, the Company offered to redeem all of its outstanding 9.875% subordinated notes and CCI all of its 13.25% senior discount notes. The Company redeemed $86 million of the 9.875% senior subordinated notes at 101% of face value plus accrued interest. This resulted in a pre-tax extraordinary loss from the early extinguishment of debt of $4.3 million. The Company borrowed $90 million under its 1999 credit facility to repurchase the tendered 2008 subordinated notes and to pay associated fees and expenses incurred as a result of the change of control offer. None of the 13.25% senior discount notes were tendered for redemption.

     In July 1998, CCI issued $114 million of 13.25% senior discount notes due 2009 and the Company issued $125 million of 9.875% senior subordinated notes due 2008. Net of the applicable discounts and the fair value of the CCI common stock sold along with the senior discount notes, proceeds from these issues were $60 million and $124.4 million, respectively. Interest payments on the senior discount notes do not commence until 2004. Interest payments on the senior subordinated notes began in 1999. Concurrent with the offering, the Company entered into the 1998 credit facility. The 1998 credit facility consisted of a $50 million revolving credit facility and a $75 million term loan facility. Proceeds from the 1998 credit facility totaled $95.8 million. The proceeds of these transactions were, in part, used to pay off the 1995 credit facility. This resulted in an extraordinary loss from the early extinguishment of debt of $5.5 million.

     The 1995 credit facility consisted of a $20 million term A loan, a $65 million term B loan and line of credit notes not to exceed $130 million. Interest was based upon either a LIBOR rate plus an applicable margin or, at the option of the Company, a base rate plus an applicable margin. The 1995 credit facility was amended in 1997. A fee of approximately $1 million was paid to the bank equal to 0.5% of the outstanding term loans and line of credit notes. This amount is included as a component of interest expense in 1997.

     The senior discount notes are unsecured and rank without preference with all existing and future unsecured indebtedness of CCI, and senior to all future subordinated indebtedness of CCI. The notes are also subordinate to all existing and future liabilities of the Company and its subsidiaries. The senior subordinated notes are unsecured and are subordinated to all existing and future senior indebtedness of the Company. The notes rank without preference with all existing and future senior subordinated indebtedness of the Company. Both the senior discount notes and the senior subordinated notes may be redeemed contingent on certain events and/or the passage of time at the redemption price, which may include a premium. Restrictive covenants associated with these notes limit the Company's ability to enter into certain transactions.

     The 1999 credit facility is collateralized by essentially all the assets of the Company. CCI has no operations of its own. Consequently, it will rely on dividends and cash flow of the Company to meet its debt service obligations. The terms of the credit facility restrict certain activities of the Company, including the incurrence of additional indebtedness and the payment of certain dividends. Accordingly, substantially all the assets and operations of the Company are restricted as to transfer to CCI and may not be available for dividends and/or debt service of CCI.

     The Company is a holding company with no assets or operations other than its investments in its subsidiaries. The Company's debt is fully and unconditionally guaranteed by substantially all

                              CLASSIC CABLE, INC.

of the Company's wholly owned direct and indirect subsidiaries on a joint and several basis. Other than inconsequential subsidiaries, all of the Company's subsidiaries are wholly owned. The Company is not presenting separate financial statements and other disclosures concerning these subsidiaries as management has determined that such information is not material to investors.

     The Company utilizes interest rate cap and interest rate swap agreements to limit the impact of increases in interest rates on its floating rate debt. The agreements require premium payments to counterparties based upon a notional principal amount. At December 31, 1999, an interest rate collar for a notional amount of $75 million was outstanding. No such agreements were outstanding at December 31, 1998. The impact of interest rate risk management activities on income in 1999, 1998 and 1997, and the amount of deferred gains and losses from interest rate risk management transactions at December 31, 1999 and 1998 were not material. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in the agreements. Interest rate swap agreements are used by the Company to change the interest rate of their debt from variable rate to fixed rate. The swap is a contractual agreement between the Company and another party to exchange payments periodically over the life of the agreement based upon the interest rates of the underlying debt over the period of the agreement. The differential to be paid or received is accrued and recognized as an adjustment of interest expense related to the debt (the accrual accounting method). The premium paid for both types of agreements is amortized to interest expense using the interest method over the life of the agreement.

     Maturities of long-term debt are as follows (in thousands):

2000....................................................   $    478
2001....................................................      2,350
2002....................................................      7,525
2003....................................................      9,400
2004....................................................     13,150
Thereafter..............................................    421,580
                                                           --------
                                                            454,483
Less discount...........................................       (151)
                                                           --------
                                                           $454,332
                                                           ========

     In the first quarter of 2000, the Company redeemed certain debt and restructured its credit facility. See Note 15 -- Subsequent Events.

7. EQUITY

  Stock Option Plan

     Our employees participate in the Classic Communications 1999 Omnibus Stock Incentive Plan whereby employees, officers, directors, consultants or advisors may be granted stock options, stock appreciation rights, restricted stock, performance shares or preferred stock. Pro forma information regarding the 1999 net loss is required by Financial Accounting Standards Board Statement No. 123, and has been determined as if we had accounted for our employee stock options under the fair value method of that Statement. Our 1999 pro forma net stock-based compensation expense was $2.4 million and the pro forma net loss was $38.5 million.

                              CLASSIC CABLE, INC.

  Preferred Stock

     In July 1998, the Company redeemed the outstanding shares of a subsidiary's preferred stock at a redemption price per share of $100 plus accrued and unpaid dividends.

8. INCOME TAXES

     Significant components of income tax benefit from continuing operations are as follows (in thousands):

                                                              DECEMBER 31
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------    -------    -------
Current:
  Federal..........................................  $     --    $   (80)   $   255
  State............................................        --         --         --
                                                     --------    -------    -------
          Total current............................        --        (80)       255
Deferred:
  Federal..........................................    (8,409)    (1,876)    (6,573)
  State............................................    (1,719)      (383)      (831)
                                                     --------    -------    -------
          Total deferred...........................   (10,128)    (2,259)    (7,404)
                                                     --------    -------    -------
          Income tax benefit.......................  $(10,128)   $(2,339)   $(7,149)
                                                     ========    =======    =======

     The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes and extraordinary items as a result of the following:

                                                                  DECEMBER 31
                                                           -------------------------
                                                           1999      1998      1997
                                                           -----     -----     -----
Tax at U.S. statutory rate...............................  (34.0)%   (34.0)%   (34.0)%
State taxes, net of federal benefit......................   (3.7)     (3.9)     (3.8)
Increase in valuation allowance..........................    9.2      25.1        --
Other nondeductible items................................    4.4       2.9       3.7
                                                           -----     -----     -----
                                                           (24.1)%    (9.9)%   (34.1)%
                                                           =====     =====     =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used

                              CLASSIC CABLE, INC.

for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                   DECEMBER 31
                                                               --------------------
                                                                 1999        1998
                                                               --------    --------
Deferred tax liabilities:
  Book over tax basis of depreciable assets................    $ 15,850    $    698
  Book over tax basis of assets that are amortizable for
     tax...................................................      40,047       2,056
                                                               --------    --------
          Total deferred tax liabilities...................      55,897       2,754
Deferred tax assets:
  Net operating loss carryforwards:
     Restricted............................................      28,552       4,880
     Other.................................................      10,716      12,839
  Alternative minimum tax credit carryforwards.............       5,858         166
Other......................................................       1,353         543
                                                               --------    --------
          Total deferred tax assets........................      46,479      18,428
Less valuation allowance...................................     (19,547)    (15,674)
                                                               --------    --------
          Net deferred tax assets..........................      26,932       2,754
                                                               --------    --------
          Net deferred tax liabilities.....................    $ 28,965    $     --
                                                               ========    ========

     At December 31, 1999, the Company had net operating loss carryforwards of $102.5 million for federal income tax purposes, which begin to expire in 2002 if not utilized. Approximately $74.6 million of the loss carryforwards is subject to various limitations under the Internal Revenue Code (including limitations of Section 382 of the Internal Revenue Code), which could result in expiration of the loss carryforward before utilization.

     During 1999, the Company recorded a net deferred tax liability of $41.6 million and a corresponding increase to goodwill related to the acquisition of Buford Group, Inc.

     Approximately $7.6 million of the total valuation allowance as of December 31, 1999 was previously recorded for certain acquisition net operating loss carryforwards and other acquisition deferred tax assets due to restrictions on their utilization under the tax law and other uncertainties regarding their realization. When, and if, realized, the tax benefit associated with these deferred tax assets will be applied to reduce goodwill and other noncurrent intangibles related to the acquisitions.

9. EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution pension plan, a 401(k) plan. Participation in this plan is available to substantially all employees. Employees may contribute up to 15% of their pay. The Company may match employee contributions for an amount up to 6% of each employee's base salary. Costs of the plan, including the Company's matching contributions, were $269,000, $149,000 and $114,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

10. ABANDONMENT OF TELEPHONE OPERATIONS

     At December 31, 1995, the Company was negotiating an agreement to purchase four telephone exchanges in Kansas. For various reasons, the Company did not complete the acquisitions and hence, did not enter the telephone business. Net assets of the telephone business, when abandoned in 1996, consisted primarily of property, plant and equipment. In

                              CLASSIC CABLE, INC.

connection therewith, the Company recorded a $2,994,000 charge in 1996 related to the termination of the purchase agreement and operations associated with the proposed acquisition. Items included in the charge were the write-off of certain costs capitalized in connection with the proposed acquisition, legal and consulting fees and estimated severance for personnel reductions. The Company revised their estimate of costs associated with the abandonment and took an additional charge of $500,000 in 1997.

     In November 1998, the Company settled certain litigation related to these transactions. Terms of the settlement included the sale of certain cable television systems in Kansas, the granting of a five year right of first refusal for the sale of certain other cable television systems in Kansas, and a five year non-competition agreement. In addition, the Company received cash consideration of $348,000 in 1999 in connection with the settlement. The settlement resulted in a loss of approximately $220,000.

11. SETTLEMENT OF CLAIMS

     In February 1998, CCI settled claims that arose in conjunction with divorce proceedings of an officer of CCI. CCI purchased certain of its stock in which the officer's wife held a community property interest and provided monetary consideration for the release of the claims. The related expenses, including legal, consultant and other fees of approximately $1,411,000 are included in corporate overhead expenses in 1997.

     In March 1997, the Company settled certain litigation in which the Company was seeking damages related to a previous year's acquisition. The Company received approximately $3.5 million in the settlement. The net proceeds of $3 million were recorded as a reduction of goodwill.

12. COMMITMENTS AND CONTINGENCIES

  Obligations of Parent

     The Company's parent, CCI, has certain obligations that would require resources of the Company if CCI were to satisfy these obligations. At December 31, 1999, these obligations primarily consisted of the $114.0 million of 13.25% Senior Discount Notes issued in July 1998. These notes were redeemed in January 2000. CCI used proceeds of its initial public offering of common stock to pay off this debt.

  Standby Letters of Credit

     The Company had outstanding at December 31, 1999, $3 million in standby letters of credit maturing through August 2000.

  Lease Arrangements

     The Company, as an integral part of its cable operations, has entered into short-term lease contracts for microwave service, pole use and office space. At December 31, 1999, future minimum lease payments were $470,000 in 2000, $370,000 in 2001, $290,000 in 2002, $250,000 in 2003, $190,000 in 2004 and $480,000
thereafter. Rent expense was $2,230,000, $1,285,000 and $1,160,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              CLASSIC CABLE, INC.

  Litigation

     The Company is involved in various legal proceedings that have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

13. RELATED PARTY TRANSACTIONS

     In accordance with various provisions of executive management's employment agreements, the Company made payments totaling approximately $5 million in relation to the Buford acquisition and change of control that resulted from the Brera equity investment. All payments to management were treated as a current period cost in the third quarter of 1999.

     In connection with the Buford acquisition, CCI paid a transaction fee of $300,000 to The Austin Advisory, a financial consulting firm in which a former member of executive management is a principal.

     In July 1998, CCI paid all outstanding principal and accrued interest balances on various subordinated debt agreements held by affiliates of CCI. The debt bore interest at 7.5% and 15% and the amount paid was $397,000 and $4,061,000, respectively.

14. QUARTERLY FINANCIAL SUMMARY

                                               MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                               --------   -------   ------------   -----------
                                                               (IN THOUSANDS)
                                                                 (UNAUDITED)
1999
Revenues.....................................  $19,576    $19,710     $ 33,105       $39,019
Operating loss...............................     (893)      (677)      (7,021)       (2,909)
Net loss before extraordinary item*..........   (6,186)    (6,044)     (17,511)       (2,227)
Net loss*....................................   (6,186)    (6,044)     (24,143)          312
1998
Revenues.....................................   16,072     16,142       18,190        19,398
Operating loss...............................     (547)      (446)        (720)       (1,086)
Net loss before extraordinary item...........   (4,725)    (5,056)      (5,131)       (6,264)
Net loss.....................................   (4,725)    (5,056)     (10,655)       (6,264)

---------------

 * Includes a fourth quarter adjustment of $9.4 million related to the income tax benefit in the third quarter due to a change in the estimate related to the purchase accounting of the Buford acquisition.

15. SUBSEQUENT EVENTS

     In February 2000, the Company acquired certain assets of Star Cable Associates ("Star") serving communities in three states for approximately $110 million in cash and 555,555 shares of CCI Class A voting common stock. The purchase was financed from proceeds of the Company's $225 million private debt offering of 10.5% senior subordinated notes and available cash. In addition, the Company utilized proceeds to pay down the 1999 credit facility by $100 million and to redeem $33 million of its 9.875% senior subordinated notes. The 1999 credit facility was further amended to (a) allow for the Star acquisition, (b) modify some of the covenants in the credit facility, (c) restructure the term loan A to allow the Company to reborrow against it through February 2001, subject to certain conditions, and (d) increase the term loan A facility $25 million. The extraordinary loss from these transactions was $8.5 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Buford Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Buford Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buford Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP

Dallas, Texas
March 5, 1999

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                1998        1997
                                                                ----        ----
Cash and cash equivalents...................................  $  7,903    $  7,890
Accounts receivable, net....................................     2,878       2,514
Prepaid expenses............................................       166         342
Property, plant and equipment...............................   200,727     166,886
Less accumulated depreciation and amortization..............   (87,483)    (71,198)
                                                              --------    --------
                                                               113,244      95,688
Intangible assets:
  Franchise rights..........................................    54,417      35,767
  Noncompetition agreements.................................     7,434       7,434
  Excess cost over net assets of acquired companies.........     2,114       2,114
  Other.....................................................     2,116       2,031
                                                              --------    --------
                                                                66,081      47,346
  Less accumulated amortization.............................   (16,705)    (12,001)
                                                              --------    --------
                                                                49,376      35,345
Other assets................................................     2,386       2,153
                                                              --------    --------
                                                              $175,953    $143,932
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $  1,033    $  1,209
Deposits and unearned revenues..............................     2,234       1,984
Accrued expenses............................................     8,642       7,052
Long-term obligations.......................................   118,000      85,000
Deferred federal income taxes...............................     1,238       1,763
                                                              --------    --------
     Total liabilities......................................   131,147      97,008
                                                              --------    --------
Stockholders' equity:
  Common stock, $1 par value. Authorized 2,000 shares;
     issued and outstanding 1,000 shares....................         1           1
  Additional capital........................................    14,833       6,945
  Retained earnings.........................................    29,972      39,978
                                                              --------    --------
     Total stockholders' equity.............................    44,806      46,924
Commitments and contingencies...............................
                                                              --------    --------
                                                              $175,953    $143,932
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               1998       1997       1996
                                                               ----       ----       ----
Cable television revenues..................................  $ 70,475    $58,136    $49,561
Operating expenses:
  Programming..............................................    18,339     14,349     11,596
  Plant and operating......................................     6,937      6,567      5,705
  General and administrative...............................    16,183     14,910     12,557
  Marketing and advertising................................       345        174        176
  Corporate overhead.......................................     9,364      4,858      2,898
  Depreciation and amortization............................    21,399     17,753     17,175
                                                             --------    -------    -------
                                                               72,567     58,611     50,107
                                                             --------    -------    -------
     Operating loss........................................    (2,092)      (475)      (546)
                                                             --------    -------    -------
Other income (expense):
  Interest expense.........................................    (7,919)    (5,787)    (5,345)
  Interest income..........................................       307        324        521
  Gain (loss) on sales of assets...........................      (165)       829      5,655
  Other, net...............................................      (363)      (294)      (414)
                                                             --------    -------    -------
                                                               (8,140)    (4,928)       417
                                                             --------    -------    -------
     Loss before income taxes..............................   (10,232)    (5,403)      (129)
Income tax benefit (expense)...............................       226        315        (94)
                                                             --------    -------    -------
     Net loss..............................................  $(10,006)   $(5,088)   $  (223)
                                                             ========    =======    =======

          See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                                TOTAL
                                        COMMON    ADDITIONAL    RETAINED    STOCKHOLDERS'
                                        STOCK      CAPITAL      EARNINGS       EQUITY
                                        ------    ----------    --------    -------------
Balance at December 31, 1995..........    $1       $ 1,968      $45,289       $ 47,258
Employee stock appreciation...........    --         1,458           --          1,458
Net loss..............................    --            --         (223)          (223)
                                          --       -------      --------      --------
Balance at December 31, 1996..........     1         3,426       45,066         48,493
Employee stock appreciation...........    --         3,519           --          3,519
Net loss..............................    --            --       (5,088)        (5,088)
                                          --       -------      --------      --------
Balance at December 31, 1997..........     1         6,945       39,978         46,924
Employee stock appreciation...........    --         7,888           --          7,888
Net loss..............................    --            --      (10,006)       (10,006)
                                          --       -------      --------      --------
Balance at December 31, 1998..........    $1       $14,833      $29,972       $ 44,806
                                          ==       =======      ========      ========

          See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                              1998       1997       1996
                                                              ----       ----       ----
Cash flows from operating activities:
  Net loss................................................  $(10,006)  $ (5,088)  $   (223)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
       Depreciation and amortization......................    21,399     17,753     17,175
       Non-cash interest expense..........................       171        168         --
       (Gain) loss on sales of assets.....................       165       (829)    (5,655)
       Employee stock appreciation expense................     7,888      3,519      1,458
       Deferred federal income tax expense (benefit)......      (525)      (449)        94
       Changes in assets and liabilities, excluding
          acquisitions and dispositions:
            Accounts receivable...........................      (364)    (1,031)       484
            Prepaid expenses..............................       176        (30)       (47)
            Federal income taxes receivable...............        --         --      1,040
            Accounts payable and accrued expenses.........     1,414      1,908       (522)
            Deposits and unearned revenue.................       250      1,418         79
            Other.........................................      (234)      (467)      (255)
                                                            --------   --------   --------
            Net cash provided by operating activities.....    20,334     16,872     13,628
                                                            --------   --------   --------
Cash flows from investing activities:
  Acquisitions of cable systems...........................   (29,900)   (17,771)   (18,350)
  Additions to property, plant and equipment..............   (20,469)   (22,042)   (15,593)
  Additions to intangible assets..........................    (3,139)    (1,098)        --
  Net proceeds from sale of assets........................       357         --         --
  Net proceeds from disposition of cable systems..........        --      1,228     13,654
                                                            --------   --------   --------
            Net cash used in investing activities.........   (53,151)   (39,683)   (20,289)
                                                            --------   --------   --------
Cash flows from financing activities:
  Proceeds from long-term obligations.....................    33,000     25,000      4,260
  Payments of long-term obligations.......................        --        (53)   (14,850)
  Payment of debt issuance costs..........................      (170)        --       (337)
                                                            --------   --------   --------
            Net cash provided by (used in) financing
               activities.................................    32,830     24,947    (10,927)
Net increase (decrease) in cash and cash equivalents......        13      2,136    (17,588)
Cash and cash equivalents at beginning of year............     7,890      5,754     23,342
                                                            --------   --------   --------
Cash and cash equivalents at end of year..................  $  7,903   $  7,890   $  5,754
                                                            ========   ========   ========

          See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION

     Buford Group, Inc. and subsidiaries (the "Company") are engaged in cable television operations within the United States. The Company owns and operates cable television systems primarily in Texas, Louisiana, Arkansas, and Missouri.

(b) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Buford Group, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     During 1998, the Company purchased the remaining 76.8% of Friendship Cable, Ltd. ("FCL"), a Texas limited partnership in which the Company had held a 1% general partner interest and limited partner interests aggregating 22.2%. The accounts of FCL for 1998 and 1997 are consolidated because the Company, as general partner, is required to fund deficits incurred during the period from inception to January 1, 2000, and certain shareholders of the Company controlled the limited partner interests of FCL through the date of the Company's acquisition of the remaining interests. In prior years, allocated net losses to the limited partners had reduced their capital accounts to zero.

(c) REVENUE RECOGNITION

     Revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system.

(d) STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     The Company uses the indirect method to present cash flows from operating activities. Supplemental disclosures of cash flow information follow:

                                                               1998          1997
                                                               ----          ----
Interest paid.............................................  $7,593,000    $4,588,000
                                                            ==========    ==========
Income taxes paid.........................................  $  250,000    $   59,000
                                                            ==========    ==========

(e) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, including all direct cost and certain indirect costs of construction of cable television transmission and distribution systems, and the cost of new customer installations. Maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized. The Company charges

                      BUFORD GROUP, INC. AND SUBSIDIARIES
depreciation to operations on a straight-line basis over the estimated useful lives of the related property and equipment as follows:

Cable distribution equipment.........................   3 - 12 years
Furniture, fixtures, automobiles and other...........   3 - 12 years
Buildings and improvements...........................   5 - 20 years

(f) INTANGIBLE ASSETS

     The excess cost over net identifiable tangible and intangible assets of acquired companies is being amortized on a straight-line basis over the estimated economic lives of 40 years. Franchise rights purchased in connection with cable television operations are being amortized on a straight-line basis over 5 to 15 years. The costs of noncompetition agreements are being amortized on a straight-line basis over the terms of the respective agreements.

     The Company assesses the recoverability of intangible assets as well as the related amortization lives by determining whether the carrying value of the intangible assets can be recovered over the remaining lives through projected undiscounted future cash flows. To the extent that such projections indicate that undiscounted future cash flows are not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are adjusted for impairment to a level commensurate with the estimated fair value of the underlying assets.

(g) FEDERAL INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

(h) DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Any derivative financial instruments are used to manage well-defined interest rate risks related to the Company's outstanding debt.

     Any costs of interest rate agreements are initially recognized as assets and amortized to interest expense over the lives of the agreements using the interest method. Under all interest rate agreements, the differential to be paid or received is recognized as an adjustment to interest expense. During the years ended December 31, 1998, 1997 and 1996, the Company recognized net expenses of $39,000, $38,000 and $59,000, respectively, under its interest rate agreements (see note 6).

     The carrying amounts of cash equivalents, accounts receivable and accounts payable reported in the accompanying consolidated financial statements approximate fair value due to their short maturities. The outstanding borrowings under the Company's credit agreement (note 6) bear interest at current market rates, and thus, the carrying amount of debt approximates estimated fair value. The fair value of the interest rate agreements (note 6) was

                      BUFORD GROUP, INC. AND SUBSIDIARIES
approximately $(449,000) at December 31, 1998, which represents the estimated amount, based on dealer quotations, that the Company would pay, excluding accrued interest, to terminate the contracts at December 31, 1998, taking into account the current unrealized loss on open contracts.

(i) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j) COMPREHENSIVE INCOME

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," in the first quarter of 1998, which required companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The adoption of this statement had no effect on the Company at December 31, 1998, because the Company has no elements of other comprehensive income. Accordingly, comprehensive income and net income are the same amount for each period presented.

(2) ACQUISITIONS AND DISPOSITIONS

     In April 1998, the Company acquired cable systems from three unaffiliated parties for $29.9 million. In April and May 1997, the Company acquired cable systems from unaffiliated parties for $17.8 million. During 1996, the Company acquired cable systems from unaffiliated parties for $18.4 million.

     The acquisitions were accounted for as purchases and, accordingly, the purchase prices were allocated to tangible and intangible assets based on estimated fair values at the dates of the acquisitions. Operating results of the acquired systems are included in the accompanying financial statements from the dates of acquisition. Net assets acquired as a result of these acquisitions included $15.6 million, $7.4 million and $7.0 million in franchise rights and $14.3 million, $10.4 million and $11.4 million in property, plant and equipment during 1998, 1997 and 1996, respectively.

     On October 1, 1996, the Company sold all of its cable television systems operating in North Carolina for a cash purchase price of $11.8 million, resulting in a gain of $4.7 million. Additionally, on October 1, 1996, the Company sold cable television system assets of a consolidated partnership (70%-owned) for a total cash price of $2.1 million, resulting in a gain of $717,000.

     In September 1998, the Company acquired the remaining 76.8% of FCL for $2.8 million. The Company accounted for this transaction as a purchase business combination, and accordingly, allocated the purchase price to FCL's assets (primarily intangible assets) based on their estimated fair values.

     Unaudited pro forma operating results as though the 1998 and 1997 acquisitions discussed above had occurred on January 1, 1997, with adjustments to give effect to amortization of

                      BUFORD GROUP, INC. AND SUBSIDIARIES
franchises, depreciation of property, plant and equipment, interest expense and certain other adjustments is as follows (in thousands):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                                ----       ----
                                                                  (UNAUDITED)
Revenues....................................................  $ 73,531    $67,354
Operating income (loss).....................................    (1,630)     1,801
Net loss....................................................   (10,177)    (4,831)

(3) ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Accounts receivable, trade..................................  $2,665    $2,417
Accounts receivable, other..................................     627       554
                                                              ------    ------
                                                               3,292     2,971
Less allowance for doubtful accounts........................    (414)     (457)
                                                              ------    ------
                                                              $2,878    $2,514
                                                              ======    ======

(4) OTHER ASSETS

     The Company is the named beneficiary on life insurance policies for key management members. The cash surrender value of the policies is recorded net of policy loans of $5,977,000 and $5,553,000 at December 31, 1998 and 1997,
respectively. The net amounts of $2,153,000 and $1,837,000 at December 31, 1998 and 1997, respectively, are included in other assets in the accompanying consolidated balance sheets.

(5) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment and accumulated depreciation and amortization follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                                ----        ----
Cable distribution equipment................................  $188,264    $155,119
Furniture, fixtures, automobiles and other..................     8,572       7,520
Buildings, land and improvements............................     3,891       4,247
                                                              --------    --------
                                                               200,727     166,886
Less accumulated depreciation and amortization..............   (87,483)    (71,198)
                                                              --------    --------
     Property, plant and equipment, net.....................  $113,244    $ 95,688
                                                              ========    ========

(6) LONG-TERM OBLIGATIONS

     The Company had outstanding borrowings of $118,000,000 and $85,000,000 at December 31, 1998 and 1997, respectively, under a credit agreement with banks providing for up to $140,000,000 of borrowings. Borrowings bear interest at the bank's floating rate, the London

                      BUFORD GROUP, INC. AND SUBSIDIARIES

Interbank Offered Rate ("LIBOR"), or a combination thereof as selected by the Company, plus a margin dependent on the Company's leverage ratio (as defined in the credit agreement). The weighted average effective interest rate at December 31, 1998 and 1997 was 6.75%. The Company must pay an annual commitment fee ranging from .25% to .375% of the unfunded portion of the commitment. Borrowings under the credit agreement are secured by the common stock of the Company and its subsidiaries. The credit agreement contains certain provisions which limit the Company as to additional indebtedness, sales of assets, liens, guarantees, investments and acquisitions. Additionally, the Company must maintain certain specified financial ratios.

     On April 30, 1998, the bank amended the credit agreement to extend the final maturity date to June 30, 2005. Beginning September 30, 1999, and quarterly thereafter through June 30, 2005, the commitment amount is to be reduced by quarterly amounts ranging from $2,655,000 to $12,685,000. Additionally, on or before April 30 of each year, commencing April 30, 2000, the Company is required to make mandatory payments equal to 50% of the excess cash flow for the previous fiscal year, if any, as defined in the credit agreement.

     In accordance with the credit agreement, the Company has interest rate agreements with various banks to reduce the impact of changes in interest rates. At December 31, 1998, the Company had three interest rate collar agreements expiring in May 1999, October 1999 and June 2000 with a bank covering notional principal amounts of $10,000,000, $10,000,000 and $15,000,000, respectively.
These agreements have maximum cap rates of 8.20%, 7.50% and 6.55%, respectively, and each has a minimum floor rate of 5.65%. The Company also had an interest rate swap agreement with a bank covering a notional amount of $25,000,000, with a fixed rate of 5.73%, which expires in January 2000.

     The Company is exposed to credit loss in the event of nonperformance of the other parties to the above agreements; however, the Company does not anticipate nonperformance by such counterparties.

     As of December 31, 1998, principal payments due on indebtedness in future years was as follows (in thousands):

1999.....................................................   $ 5,310
2000.....................................................    10,620
2001.....................................................    15,340
2002.....................................................    18,880
Thereafter...............................................    67,850

(7) ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Accrued programming.........................................  $2,970    $1,312
Accrued property taxes......................................   1,704     1,389
Accrued payroll and benefits................................   1,279     1,764
Accrued interest............................................     514       938
Accrued other...............................................   2,175     1,649
                                                              ------    ------
                                                              $8,642    $7,052
                                                              ======    ======

                      BUFORD GROUP, INC. AND SUBSIDIARIES

(8) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 includes the following (in thousands):

                                                            1998     1997     1996
                                                            ----     ----     ----
Current -- State..........................................  $ 250    $ 134    $--
Current -- Federal........................................     49       --     --
Deferred -- Federal.......................................   (525)    (449)    94
                                                            -----    -----    ---
                                                            $(226)   $(315)   $94
                                                            =====    =====    ===

     Actual income tax expense (benefit) differs from the "expected" income tax expense (benefit) (computed by applying the U.S. federal corporate tax rate of 35% to the loss before income taxes) as follows (in thousands):

                                                         1998       1997      1996
                                                         ----       ----      ----
Computed expected tax benefit.........................  $(3,581)   $(1,891)   $ (45)
Change in the valuation allowance.....................      394        328        1
Revision of prior year estimate.......................      299         --     (252)
Employee stock appreciation...........................    2,760      1,231      509
Other.................................................      (98)        17     (119)
                                                        -------    -------    -----
                                                        $  (226)   $  (315)   $  94
                                                        =======    =======    =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented as follows (in thousands):

                                                               1998       1997
                                                               ----       ----
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 8,616    $ 5,992
  Alternative minimum tax credit carryforwards..............    5,692      5,692
  Investment in partnerships................................       --      1,593
  Deferred compensation.....................................       --        116
  Other.....................................................      968        670
                                                              -------    -------
       Total gross deferred tax assets......................   15,276     14,063
  Less valuation allowance..................................   (4,764)    (4,370)
                                                              -------    -------
       Net deferred tax assets..............................   10,512      9,693
                                                              -------    -------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
     depreciation...........................................  $11,118    $10,898
  Other.....................................................      632        558
                                                              -------    -------
       Total gross deferred tax liabilities.................   11,750     11,456
                                                              -------    -------
       Net deferred tax liability...........................  $(1,238)   $(1,763)
                                                              =======    =======

     The net changes in the valuation allowance for 1998, 1997 and 1996 were increases of $394,000, $328,000, and $1,000, respectively. The Company has recognized deferred tax assets

                      BUFORD GROUP, INC. AND SUBSIDIARIES
to the extent such assets can be realized through future reversals of existing temporary differences.

     At December 31, 1998, the Company had approximately $24,596,000 of tax net operating loss carryforwards which expire in years 2007 through 2012. In addition, the Company had approximately $5,700,000 of alternative minimum tax credit carryforwards available to reduce future regular federal income taxes over an indefinite period.

(9) LEASE OBLIGATIONS

     Total rental expense for operating leases was $1,427,000, $1,433,000 and $1,264,000 in 1998, 1997 and 1996, respectively. Included in these amounts are payments for pole rental agreements amounting to $1,313,000, $1,306,000 and $1,102,000 in 1998, 1997 and 1996, respectively. Pole rental agreements may be terminated by either party by written notice ranging up to ninety days. The remaining operating lease agreements are primarily for office space and annual minimum aggregate rentals under such leases are not considered material.

(10) EMPLOYEE BENEFIT PLANS

     In January 1992, the Company established a savings plan to provide elective employee and employer contributions under Section 401(k) of the Internal Revenue Code. Under the terms of the plan, the Company may make voluntary contributions to the plan matching employee contributions in percentages and discretionary amounts as determined by the Board of Directors. The Company made matching and discretionary contributions to the plan of $423,000, $459,000 and $397,000 in 1998, 1997 and 1996, respectively.

     Under the terms of the Buford Television Partnership Agreement (the "Agreement") effective January 1, 1994, a new partnership, Buford Television Partnership ("BTP"), was formed to hold the outstanding shares of the Company. Under the terms of this Agreement, the stockholders on January 1, 1994 contributed 100% of their shares to the Partnership. Key employees were granted 12% ownership of future appreciation in the market value of the Company's common stock, as defined in the Agreement, through appreciation percentages. These appreciation percentages have none of the rights associated with ownership of the common stock of the Company, such as voting or dividend rights, and will have no value outside the context of the Agreement. However, the partners of BTP, which include the key employees, have voting rights in the management of BTP, the purpose of which is to acquire, manage, vote, pledge, hold and dispose of the Company's stock and to perform all duties necessary to accomplish the purposes of BTP. On December 1, 1997, the Agreement was amended whereby 620 shares of the Company's common stock were withdrawn from BTP by the principal stockholders, leaving BTP with 380 shares of the Company's common stock, or 38% ownership. However, the aforementioned key employees still retain 12% ownership of the future appreciation in the market value of 100% of the Company's common stock. Participants have vested 20% each year in the accumulated value of their appreciation percentages, and became fully vested as of December 31, 1998. The Company records expense for the accumulated value of the common stock appreciation based on vesting criteria over the five year vesting period, and subsequently, will continue to record expense based on the fully vested status of the key employees and changes in fair value of the Company's common stock. For the years ended December 31, 1998, 1997 and 1996, the Company recognized $7,888,000, $3,519,000 and $1,458,000, respectively, in expense related to the Agreement. The cumulative amount recorded pursuant to this agreement was $14,833,000 as of December 31, 1998.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

     The Company has agreements with several employees that provide for amounts to be paid to such employees in the event of a sale of certain cable systems' assets. The amounts to be paid are based on several factors, including historical cash flow. No amounts have been recorded related to these agreements as the Company has not consummated a sale of any of the cable systems' assets covered by these agreements.

(11) CONTINGENCIES

     In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). During May 1993, pursuant to authority granted to it under the 1992 Cable Act, the Federal Communications Commission ("FCC") issued its rate regulation rules which became effective September 1, 1993. These rate regulation rules required cable systems in franchised areas serving at least 1,000 customers, which receive certification and are not subject to effective competition, as defined, to set rates for basic and cable programming services, as well as related equipment and installations, pursuant to general cost-of-service standards or FCC prescribed benchmarks. The Act also entailed quality service criteria and must carry/retransmission requirements.

     On February 1, 1996, Congress passed The Telecommunications Act of 1996 (the "1996 Act") which was signed into law on February 6, 1996. This new law altered federal, state and local laws and regulations for telecommunications providers and services, including the Company. Several aspects of the 1996 Act impact cable television, including the elimination of regulation of the cable programming service tier for certain smaller cable providers, including the Company.

     The Company believes that it has complied with all provisions of the 1992 Cable Act and the 1996 Act including the rate setting provisions promulgated by the FCC.

(12) SUBSEQUENT EVENT (UNAUDITED)

     In May 1999, the Company and its stockholders entered into an agreement to sell all of the common stock of the Company to Classic Cable, Inc. for approximately $302.3 million.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999
                             (DOLLARS IN THOUSANDS)

                                ASSETS

Cash and cash equivalents...................................  $  2,890
Accounts receivable, net of allowance for doubtful accounts
  of $398...................................................     2,846
Prepaid expenses............................................       484
Property, plant and equipment...............................   208,268
Less accumulated depreciation and amortization..............   (96,913)
                                                              --------
                                                               111,355
Intangible assets:
     Franchise rights.......................................    54,417
     Noncompetition agreements..............................     7,434
     Excess cost over net assets of acquired companies......     2,114
     Other..................................................     1,089
                                                              --------
                                                                65,054
     Less accumulated amortization..........................   (18,613)
                                                              --------
                                                                46,441
Other assets................................................     2,586
                                                              --------
                                                              $166,602
                                                              ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $    491
Deposits and unearned revenues..............................     2,341
Accrued expenses............................................     7,073
Long-term obligations.......................................   112,000
Deferred federal income taxes...............................       976
                                                              --------
          Total liabilities.................................   122,881
                                                              --------
Stockholders' equity:
     Common stock, $1 par value. Authorized 2,000 shares;
      issued and outstanding 1,000 shares...................         1
     Additional capital.....................................    14,058
     Retained earnings......................................    29,662
                                                              --------
          Total stockholders' equity........................    43,721
Commitments and contingencies...............................
                                                              --------
                                                              $166,602
                                                              ========

See accompanying notes to unaudited condensed consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
               THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                 (IN THOUSANDS)

                                                        THREE MONTHS         SIX MONTHS
                                                            ENDED               ENDED
                                                          JUNE 30,            JUNE 30,
                                                      -----------------   -----------------
                                                       1999      1998      1999      1998
                                                       ----      ----      ----      ----
Cable television revenues...........................  $19,537   $17,680   $38,398   $32,943
                                                      -------   -------   -------   -------
Operating expenses:
  Programming.......................................    5,213     4,657    10,430     8,762
  Plant and operating...............................    1,683     1,688     3,377     3,345
  General and administrative........................    4,301     4,239     8,461     7,936
  Marketing and advertising.........................      128        57       237       150
  Corporate overhead................................     (430)    2,250       (72)    4,354
  Depreciation and amortization.....................    6,378     5,267    12,105    10,137
                                                      -------   -------   -------   -------
                                                       17,273    18,158    34,538    34,684
                                                      -------   -------   -------   -------
     Operating income (loss)........................    2,264      (478)    3,860    (1,741)
                                                      -------   -------   -------   -------
Other income (expense):
  Interest expense..................................   (2,001)   (2,089)   (4,095)   (3,681)
  Interest income...................................       74        90       166       172
  Other, net........................................     (175)      (77)     (244)      (99)
                                                      -------   -------   -------   -------
                                                       (2,102)   (2,076)   (4,173)   (3,608)
                                                      -------   -------   -------   -------
     Loss before income taxes and cumulative effect
       of change in accounting principle............      162    (2,554)     (313)   (5,349)
Income tax benefit (expense)........................      123       131       210       (25)
                                                      -------   -------   -------   -------
     Loss before cumulative effect of change in
       accounting principle.........................      285    (2,423)     (103)   (5,374)
Cumulative effect of change in accounting principle,
  net of income tax benefit of $52..................       --        --       207        --
                                                      -------   -------   -------   -------
     Net loss.......................................      285   $(2,423)  $  (310)  $(5,374)
                                                      =======   =======   =======   =======

See accompanying notes to unaudited condensed consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                 (IN THOUSANDS)

                                                               1999        1998
                                                               ----        ----
Cash flows from operating activities:
  Net loss..................................................  $  (310)   $ (5,374)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation and amortization........................   12,105      10,137
       Non-cash interest expense............................       12          42
       Employee stock appreciation expense..................     (775)      3,550
       Deferred federal income tax benefit..................     (210)       (274)
       Cumulative effect of change in accounting
        principle...........................................      207          --
       Changes in assets and liabilities:
          Accounts receivable...............................       32        (718)
          Prepaid expenses..................................     (318)       (188)
          Accounts payable and accrued expenses.............   (2,111)      1,272
          Deposits and unearned revenues....................      107         201
          Other.............................................     (212)       (178)
                                                              -------    --------
          Net cash provided by operating activities.........    8,527       8,470
                                                              -------    --------
Cash flows from investing activities:
  Additions to property, plant and equipment................   (7,540)    (10,980)
  Acquisition of cable systems..............................       --     (29,900)
  Other.....................................................       --         (89)
                                                              -------    --------
          Net cash used in investing activities.............   (7,540)    (40,969)
                                                              -------    --------
Cash flows from financing activities:
  Proceeds from long-term obligations.......................       --      30,000
  Payments of long-term obligations.........................   (6,000)         --
                                                              -------    --------
          Net cash provided by (used in) financing
            activities......................................   (6,000)     30,000
                                                              -------    --------
Net decrease in cash and cash equivalents...................   (5,013)     (2,499)
Cash and cash equivalents at beginning of period............    7,903       7,890
                                                              -------    --------
Cash and cash equivalents at end of period..................  $ 2,890    $  5,391
                                                              =======    ========

See accompanying notes to unaudited condensed consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

(1) GENERAL AND BASIS OF PRESENTATION

(a) ORGANIZATION

     Buford Group, Inc. and subsidiaries are engaged in cable television operations within the United States. The Company owns and operates cable television systems primarily in Texas, Louisiana, Arkansas, and Missouri.

(b) PRINCIPLES OF CONSOLIDATION

     The unaudited condensed consolidated financial statements include the accounts of Buford Group, Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

(c) INTERIM FINANCIAL INFORMATION

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the Company contain all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1999, and the results of operations and cash flows for the three and six months ended June 30, 1999 and 1998. These results are not necessarily indicative of the results to be expected for the full fiscal year.

(d) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) COMPREHENSIVE INCOME

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," in the first quarter of 1998, which required companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The adoption of this statement had no effect on the Company at December 31, 1998, because the Company has no elements of other comprehensive income. Accordingly, comprehensive income and net income are the same amount for each period presented.

(2) RECENT ACCOUNTING PRONOUNCEMENT

     The Company adopted the provisions of Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities," effective as of January 1, 1999. This pronouncement requires that costs of start-up activities, including organizational costs, should be expensed as incurred. As a result of adopting SOP 98-5, the Company recorded a charge of $259,000, less tax benefit of $52,000, as the cumulative effect of recording the change in accounting principle as of January 1, 1999.

                      BUFORD GROUP, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(3) CONTINGENCIES

     In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). During May 1993, pursuant to authority granted to it under the 1992 Cable Act, the Federal Communications Commission ("FCC") issued its rate regulation rules which became effective September 1, 1993. These rate regulation rules required cable systems in franchised areas serving at least 1,000 customers, which receive certification and are not subject to effective competition, as defined, to set rates for basic and cable programming services, as well as related equipment and installations, pursuant to general cost-of-service standards or FCC prescribed benchmarks. The Act also entailed quality service criteria and must carry/retransmission requirements.

     On February 1, 1996, Congress passed The Telecommunications Act of 1996 (the "1996 Act") which was signed into law on February 6, 1996. This new law altered federal, state and local laws and regulations for telecommunications providers and services, including the Company. Several aspects of the 1996 Act impact cable television, including the elimination of regulation of the cable programming service tier for certain smaller cable providers, including the Company.

     The Company believes that it has complied with all provisions of the 1992 Cable Act and the 1996 Act including the rate setting provisions promulgated by the FCC.

(4) SUBSEQUENT EVENTS

     In May 1999, the Company and its shareholders entered into an agreement to sell the common stock of the Company to Classic Cable, Inc. On July 29, 1999, the sale was consummated for a total selling price of approximately $297.8 million. In connection with the Buford Television Partnership Agreement (the "Agreement"), the Buford Television Partnership granted ownership in 12% of future appreciation in the market value of the Company's common stock, to certain key employees. At December 31, 1998, the Company had accrued an estimated liability under this agreement of approximately $14.8 million. The key employees covered by the Agreement received approximately $14.1 million in satisfaction of their rights under the agreement at the time of sale. Accordingly, the Company recorded a credit of approximately $.7 million to corporate overhead expense during the three months ended June 30, 1999.

     Additionally, the Company paid out approximately $2.6 million to certain employees under separate agreements that provided for payments in the event of the sale of certain cable systems' assets. The Company has not recognized expense at June 30, 1999 related to these agreements as such amounts are payable only upon consummation of a sale of cable system assets and were recognized when the sale closed.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Star Cable Associates

     In our opinion, the accompanying balance sheets and the related statements of operations and changes in partners' capital (deficiency) and of cash flows present fairly, in all material respects, the financial position of Star Cable Associates at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 14 to the financial statements, on February 15, 2000, Classic Communications Inc. completed its purchase of substantially all assets of the Partnership for approximately $110 million in cash and 555,555 shares of its Class A common stock.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 29, 2000

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                           (IN THOUSANDS OF DOLLARS)

                                                                1999       1998
                                                              --------   --------
                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $  4,873   $  3,013
  Accounts receivable, net (Note 5).........................       956        871
  Construction materials....................................       349        348
  Prepaid expenses and other current assets.................       188        194
                                                              --------   --------
          Total current assets..............................     6,366      4,426
Property, plant and equipment, net (Note 6).................    52,936     50,478
Deferred financing costs, net...............................       390        451
Intangible assets:
  Subscriber lists..........................................       538        538
  Franchise rights..........................................    16,128      8,687
  Noncompete agreements.....................................     1,416      1,157
  Goodwill..................................................     9,064      6,585
  Other.....................................................        12         41
                                                              --------   --------
                                                                27,158     17,008
  Less accumulated amortization.............................    (9,042)    (6,818)
                                                              --------   --------
                                                                18,116     10,190
                                                              --------   --------
          Total assets......................................  $ 77,808   $ 65,545
                                                              ========   ========

                 LIABILITIES AND PARTNERS' CAPITAL (DEFICIENCY)

Current liabilities:
  Accounts payable..........................................  $  1,350   $  1,250
  Subscriber deposits and unearned income...................     1,026      1,012
  Other accrued liabilities.................................       214        157
  Accrued interest payable..................................       277        228
  Deferred compensation.....................................       425         --
  Management fees payable (Note 12).........................         4        120
                                                              --------   --------
          Total current liabilities.........................     3,296      2,767
Deferred installation revenue...............................       280        235
Accrued interest payable -- subordinated debt...............       143        250
Senior debt (Note 7)........................................    51,700     39,000
Subordinated debt -- related party (Note 8).................    38,534     35,245
                                                              --------   --------
          Total liabilities.................................    93,953     77,497
                                                              --------   --------
Commitments and contingencies (Notes 3, 11 and 13)
Partners' capital (deficiency)..............................   (16,145)   (11,952)
                                                              --------   --------
          Total liabilities and partners' capital
            (deficiency)....................................  $ 77,808   $ 65,545
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

     STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' CAPITAL (DEFICIENCY)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                           (IN THOUSANDS OF DOLLARS)

                                                                1999       1998      1997
                                                              --------   --------   -------
Revenues....................................................  $ 24,981   $ 18,447   $16,950
                                                              --------   --------   -------
Operating expenses:
  Programming...............................................     7,407      5,435     5,016
  CATV system operating costs...............................     3,707      2,588     2,536
  General and administrative................................     2,444      1,691     1,603
  Marketing and advertising.................................       251        230       207
  Management fees...........................................       876        644       589
  Depreciation and amortization.............................     7,415      5,393     5,122
                                                              --------   --------   -------
          Total operating expenses..........................    22,100     15,981    15,073
                                                              --------   --------   -------
Income from operations......................................     2,881      2,466     1,877
                                                              --------   --------   -------
Other income (expense):
  Interest income...........................................       151        167       192
  Interest expense..........................................    (7,183)    (5,652)   (5,575)
  Loss on sale of assets....................................       (42)        (1)       (5)
                                                              --------   --------   -------
                                                                (7,074)    (5,486)   (5,388)
                                                              --------   --------   -------
Loss before extraordinary item..............................    (4,193)    (3,020)   (3,511)
Extraordinary item:
  Loss on early extinguishment of debt......................        --         --      (249)
                                                              --------   --------   -------
          Net loss..........................................    (4,193)    (3,020)   (3,760)
Partners' capital (deficiency), beginning of year...........   (11,952)    (8,932)   (5,172)
                                                              --------   --------   -------
Partners' capital (deficiency), end of year.................  $(16,145)  $(11,952)  $(8,932)
                                                              ========   ========   =======

   The accompanying notes are an integral part of these financial statements.

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                            STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                           (IN THOUSANDS OF DOLLARS)

                                                              1999       1998       1997
                                                            --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................  $ (4,193)  $ (3,020)  $ (3,760)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation.........................................     5,191      4,854      4,706
     Amortization of intangible assets....................     2,224        539        416
     Amortization of deferred financing costs.............        61         37         49
     Accrued interest on subordinated debt -- related
       party..............................................     3,182      3,036      3,552
     Extraordinary item -- loss on early extinguishment of
       debt...............................................        --         --        249
     Loss on sale of assets...............................        42          1          5
  Changes in working capital:
     Accounts receivable, net.............................       (85)      (222)       203
     Construction materials...............................        (1)        52         24
     Prepaid expenses and other current assets............         6         25         36
     Accounts payable.....................................       100        136        263
     Subscriber deposits and unearned income..............        14        207        (26)
     Other accrued liabilities............................        57       (120)       (47)
     Accrued interest payable.............................        49         43        (28)
     Management fees payable..............................      (116)        70          4
     Deferred installation revenue........................        45        (43)      (111)
     Deferred compensation................................       425         --         --
                                                            --------   --------   --------
          Net cash provided by operating activities.......     7,001      5,595      5,535
                                                            --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of CATV systems................................   (14,500)    (9,586)        --
  Capital expenditures....................................    (3,356)    (3,612)    (2,460)
  Proceeds from sale of assets............................        15         11         10
                                                            --------   --------   --------
          Net cash used in investing activities...........   (17,841)   (13,187)    (2,450)
                                                            --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under revolving credit facility..............    12,700     39,000     31,200
  Repayments of revolving credit facility.................        --    (31,200)   (24,250)
  Repayments of subordinated debt -- Related party........        --         --    (10,650)
  Expenditures for deferred financing costs...............        --       (239)      (257)
                                                            --------   --------   --------
          Net cash provided by (used in) financing
            activities....................................    12,700      7,561     (3,957)
                                                            --------   --------   --------
Net increase (decrease) in cash and cash equivalents......     1,860        (31)      (872)
Cash and cash equivalents, beginning of year..............     3,013      3,044      3,916
                                                            --------   --------   --------
Cash and cash equivalents, end of year....................  $  4,873   $  3,013   $  3,044
                                                            ========   ========   ========
Supplemental schedule of cash flow information:
  Cash interest paid......................................  $  4,031   $  2,536   $  1,928
                                                            ========   ========   ========
  Accrued interest on subordinated debt-related party.....  $  3,182   $  3,036   $  3,552
                                                            ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                       NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION

     Star Cable Associates (the Partnership) is a general partnership formed under the laws of the Commonwealth of Pennsylvania on August 6, 1986 to acquire, develop and operate community antenna television systems (CATV systems). The Partnership is governed by the Partnership Agreement and the Pennsylvania Uniform Partnership Act. The Partnership operates CATV systems in Texas, Louisiana and Ohio.

     Distributions, additional capital contributions and allocations of profits and losses among the partners are determined in accordance with the provisions of the Partnership Agreement. The Partnership Agreement also provides the general partners with the right to acquire each other's respective Partnership interests under certain conditions.

2. ACQUISITIONS

     In November 1998, the Partnership acquired additional CATV systems in Louisiana from Galaxy Telecom L.P. (the Galaxy acquisition) for approximately $9,586 in cash, including transaction costs. Based on appraised values, approximately $2,022 of the purchase price was allocated to tangible assets (primarily distribution systems) and $7,564 was allocated to intangible assets. The purchase price was financed from borrowings under the Partnership's senior revolving credit facility.

     In February 1999, the Partnership acquired certain operating assets of a CATV system from Illini Cablevision of Sabine, Inc., Illini Cablevision of Fort Polk, Inc. and Cable West of Louisiana, Inc. (the Illini acquisition) for approximately $15,000 in cash, including transaction costs. Based on appraised values, approximately $4,952 of the purchase price has been allocated to tangible assets (primarily distribution systems) and $10,048 has been allocated to intangible assets. These acquisitions were financed primarily from additional borrowings of approximately $12,700 under the Partnership's revolving credit facility.

     The above acquisitions were accounted for using the purchase method and, accordingly, the operating results of the systems acquired have been included in the Partnership's financial statements since the date of acquisition.

     The following summarized unaudited pro forma financial information assumes the Illini acquisition had occurred on January 1, 1998. The following pro forma information is not necessarily indicative of the results that would have occurred had the transaction been completed at the beginning of the period indicated, nor is it indicative of future operating results:

                                                             YEARS ENDED
                                                             DECEMBER 31
                                                          -----------------
                                                           1999      1998
                                                          -------   -------
Revenues................................................  $25,342   $22,749
Net loss................................................  $(4,086)  $(1,815)

3. CABLE RATE REGULATION

     In recent years, the cable television industry has been subject to Federal Communications Commission (FCC) regulation under the Telecommunications Act of 1996 and, previously, the Cable Television Consumer Protection and Competition Act of 1992 and related FCC regulations. On April 1, 1999, programming tier cable television rates were deregulated. Basic rates remain

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

subject to local rate regulations if the community becomes certified to regulate through the FCC. The Partnership currently has no communities actively regulating basic rates.

     During the periods the Partnership's cable rates were subject to regulation under the 1996 Act, the Partnership believes it met the FCC definition for small system relief from certain of the regulations. During the period its rates were subject to the 1992 Act, the Partnership generally justified its rates on the "cost-of-service" basis. In each case, management believes it fairly interpreted and applied the applicable laws and regulations.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS SEGMENT

     The Partnership is primarily engaged in one line of business and has one industry segment, which is to acquire, develop and operate CATV systems.

REVENUE RECOGNITION

     Revenue from cable services includes earned subscriber service revenue and fees for installations and connections. Subscriber service revenue is recognized in the period in which the services are provided to the customers. Subscriber services paid for in advance are recorded as income when earned.

     Initial installation revenue is recognized when the service is performed, to the extent of direct selling costs, with any balance deferred and taken into income over the estimated average period that subscribers are expected to remain connected to the system.

INCOME TAXES

     The partners are required to report their respective share of the Partnership's taxable income or loss in their individual income tax returns and are personally liable for any related taxes thereon. Accordingly, no provision for income taxes has been made in the accompanying financial statements of the Partnership.

     The Partnership has not provided unaudited pro forma information as if the Partnership was a taxable entity, since the Partnership would have no income tax benefit under the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," due to the recognition of a full valuation allowance against the Partnership's net deferred tax assets.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of 3 months or less.

CONSTRUCTION MATERIALS

     Construction materials are carried at cost and represent electronic components and other materials purchased to maintain or to construct cable television systems.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost.

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings and improvements..............................    25 years
Cable television distribution systems and plant.........  7-12 years
Equipment...............................................   3-7 years
Transportation vehicles.................................     5 years
Furniture and fixtures..................................     7 years

     Leasehold improvements are amortized over the shorter of their estimated life or the period of the related leases.

     Initial subscriber costs are capitalized as part of cable television distribution systems pursuant to industry practice. Costs related to disconnects and reconnects of customers are expensed as incurred. Maintenance and repair costs are charged to expense as incurred.

DEFERRED FINANCING COSTS

     Deferred financing costs are capitalized and amortized using the interest method over the term of the related debt.

INTANGIBLE ASSETS

     Amounts allocated to specific identifiable intangible assets in connection with CATV system acquisitions are capitalized and amortized using the straight-line method over periods ranging as follows:

Noncompete agreements...................................  5-15 years
Subscriber lists........................................    10 years
Franchise rights........................................     7 years
Goodwill................................................    20 years

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of property, plant and equipment, identifiable intangible assets and goodwill both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed future cash outflows; thus, no impairment loss has been recognized. Management reviews the valuation and amortization periods of goodwill on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of goodwill.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Partnership to concentrations of credit risk are primarily cash, cash equivalents and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions.

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

Concentrations of credit risk with respect to the Partnership receivables are limited due to the geographic dispersion and large number of customers, individually small balances, short payment terms and required deposits.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value because of their short maturities. The fair value of the Partnership's debt (Notes 7 and 8) approximates the book value due to the variable interest rates of the debt.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Recently, the FASB delayed the effective date of this statement for one year through the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133 and an Amendment of SFAS No. 133." Because of the Partnership's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Partnership.

5. ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following:

                                                               DECEMBER 31
                                                              -------------
                                                              1999     1998
                                                              ----     ----
Accounts receivable, subscriber.............................  $921     $915
Accounts receivable, related party..........................   116       10
Less allowance for doubtful accounts........................   (81)     (54)
                                                              ----     ----
Accounts receivable, net....................................  $956     $871
                                                              ====     ====

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                            DECEMBER 31
                                                        -------------------
                                                          1999       1998
                                                        --------   --------
Land..................................................  $     54   $     54
Buildings and improvements............................       293        232
Cable television distribution systems.................    57,528     55,269
Towers, head-ends and transmission equipment..........    11,163      6,648
Transportation vehicles...............................     1,449      1,355
Furniture and fixtures................................     2,327      1,822
                                                        --------   --------
                                                          72,814     65,380
Less accumulated depreciation.........................   (19,878)   (14,902)
                                                        --------   --------
                                                        $ 52,936   $ 50,478
                                                        ========   ========

7. SENIOR DEBT

     The Partnership has a revolving credit facility with certain lenders. In November 1998, in connection with the acquisition of the CATV systems in Louisiana, the loan agreement was amended to increase the maximum borrowings under the revolving credit facility from $35 million to $55 million. The borrowings outstanding under the revolving credit facility totaled $51.7 million and $39 million at December 31, 1999 and 1998, respectively.

     Under the Amended and Restated Loan Agreement, interest accrues at the option of the Partnership at (1) 0.375% to 1.5% over the bank's prime rate or
(2) 1.375% to 2.5% over the LIBOR rate based on the Partnership's leverage ratio, as defined in the loan agreement. Based on the option selected, interest is payable on a quarterly basis for option (1) or at the end of the selected term (which can range between 1 and 6 months) for option (2). The interest rate in effect under the revolving credit facility was 8.25% at December 31, 1999 and ranged from 7.50% to 7.66% as of December 31, 1998. Terms of the loan agreement provides for fees of .25 percent per annum on the average daily unused balance of the revolving credit facility.

     The loan agreement includes various covenants and restrictions relating to additional indebtedness, disposition of major assets, capital expenditures, management fees, and certain operating and financial covenants. The loan agreement limits Partnership distributions and provides reimbursement to the bank, under certain circumstances, for any potential reduction in the rate of return on the bank's capital as a consequence of its obligations under the agreement. The loan is collateralized by substantially all of the Partnership's assets.

     On February 16, 2000, the outstanding borrowings under the revolving credit facility totaling approximately $51.7 million were paid off from the proceeds from the sale of the Company (refer to Note 14).

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

8. SUBORDINATED DEBT-RELATED PARTY

     Subordinated debt-related party consist of:

                                                                 DECEMBER 31
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Subordinated notes -- principal.............................  $27,040   $27,040
Subordinated notes -- accrued interest......................   11,494     8,205
                                                              -------   -------
          Total.............................................  $38,534   $35,245
                                                              =======   =======

     The Partnership entered into a series of loan agreements with Star Cable Management, Inc. (SCM), the managing general partner of the Partnership. At December 31, 1999 and 1998, $27,040 of principal remained outstanding under the loan agreements. The loans mature on December 31, 2003 and accrue interest at prime plus 1/2% due monthly. The interest rate in effect at December 31, 1999 and 1998 was 9.00% and 8.25%, respectively.

     On February 16, 2000, the outstanding principal and interest balances totaling approximately $39,132 under the subordinate notes were paid off from the proceeds from the sale of the Company (refer to Note 14).

9. SELF-INSURED MEDICAL PLAN

     The Partnership participates in a self-insured medical plan with certain related entities. Medical claims are paid by the Partnership for all related entities that share in the proportional risk of the plan. Claims paid by the Partnership on behalf of these entities are subsequently reimbursed. Claims paid relating to the Partnership's employees amounted to approximately $246,000, $227,000 and $129,000 in 1999, 1998 and 1997, respectively. The Partnership is liable for each employee's medical expenses up to $32 per year with claims in excess of $32 reinsured with a third party.

10. DEFINED CONTRIBUTION SAVINGS PLAN

     The Partnership has a defined contribution 401(k) plan available to substantially all employees. Under the plan, the Partnership matches 50% of eligible employees' annual contributions up to $250 per employee. Partnership matching contributions to the plan were approximately $9 in 1999, 1998 and 1997, respectively.

11. DEFERRED COMPENSATION

     The Partnership has a Deferred Equity Bonus Plan (the Plan) for certain key employees providing for the earning of bonuses based on the appreciation in the market value of the Partnership's various CATV systems from the base year as defined in the Plan document. The bonus earned vests over a ten-year period from the date an employee becomes operating manager at a CATV system and is payable at the time such CATV system is sold. For the year ended December 31, 1999, the Partnership recognized approximately $425 of expense related to the Plan. No expense related to the Plan was recognized in 1998 or 1997.

                             STAR CABLE ASSOCIATES
                      (A PENNSYLVANIA GENERAL PARTNERSHIP)

                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

12. RELATED-PARTY TRANSACTIONS

     SCM supervises and manages the operations of the Partnership's CATV systems and performs certain other duties with respect to the Partnership's operations. Management fees, as prescribed by the management agreement, are not to exceed 3.5% of the quarterly gross revenues of the Partnership, plus additional amounts as defined under the terms of the management agreement. SCM is also entitled to be reimbursed for certain direct costs incurred on behalf of the Partnership. The management agreement expires on the earlier of January 31, 2001, the date SCM is no longer a general partner, or (as to any individual CATV system) on the closing date of the sale of the respective system. Management fees earned by SCM in 1999, 1998 and 1997 approximated $876, $644 and $589, respectively.

     The Partnership pays certain employee wages and benefits, lease and general and administrative costs on behalf of certain related entities. These costs are included in other receivables and are subsequently reimbursed by the related entities. At December 31, 1999 and 1998, such related-party receivables were approximately $116 and $10, respectively.

13. LEASE COMMITMENTS

     The Partnership leases office space and land used in the conduct of its business under long-term noncancelable operating leases expiring at various times. In May 1997, the Partnership entered into a 3-year operating lease renewal with a related entity for its office space. The rental obligation provides for monthly rentals of approximately $3 over the term of the lease. Total rent expense for all leases, including cancelable pole use leases, for the years ended December 31, 1999, 1998 and 1997 was approximately $133, $81 and $84, respectively.

     The following is a schedule of minimum lease payments required under noncancelable operating leases as of December 31, 1999:

YEAR ENDING
DECEMBER 31,
------------
2000........................................................   $ 92
2001........................................................     45
2002........................................................     25
2003........................................................     20
Thereafter..................................................     16
                                                               ----
                                                               $198
                                                               ====

14. SUBSEQUENT EVENT

     In February 2000, the management of the Partnership approved the payment of approximately $255 in bonuses to certain employees.

     On February 15, 2000, Classic Communications, Inc. completed its purchase of substantially all assets of the Partnership for an aggregate purchase price of approximately $110 million in cash and 555,555 shares of its Class A common stock.

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CLASSIC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CLASSIC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    UNTIL                , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------
                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Summary................................    1
Risk Factors...........................   15
Forward-Looking Statements.............   22
Use of Proceeds........................   23
Capitalization.........................   24
Unaudited Pro Forma Consolidated
  Financial Information................   25
Selected Historical Consolidated
  Financial Data -- Classic Cable,
  Inc..................................   33
Selected Historical Consolidated
  Financial Data -- Buford Group,
  Inc..................................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   35
Business...............................   43
Legislation and Regulation.............   57
Management.............................   68
Certain Relationships and Related
  Transactions.........................   80
Principal Stockholders.................   82
Description of Other Indebtedness......   83
The Exchange Offer.....................   88
Description of Notes...................   96
Certain United States Federal Income
  Tax Considerations...................  138
Plan of Distribution...................  138
Legal Matters..........................  139
Experts................................  139
Index to Consolidated Financial
  Statements...........................  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2010
                                      FOR
                          10 1/2% SENIOR SUBORDINATED
                               NOTES DUE 2010 OF

                              [CLASSIC CABLE LOGO]

                              CLASSIC CABLE, INC.
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                                            , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Eighth of the Registrant's Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Article 11 of the Registrant's Certificate of Incorporation provides as follows: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by either (i) any applicable law in effect on the date of incorporation of the Corporation, or (ii) any law which becomes effective during the existence of the Corporation and which is applicable to it.

     Article 8 of the Registrant's By-Laws provides as follows: To the extent permitted by law, the Corporation shall indemnify any person against any and all judgments, fines, amounts paid in settling or otherwise disposing of actions or threatened actions, and expenses in connection therewith, incurred by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or of any other corporation of any type or kind, domestic or foreign, which he served in any capacity at the request of the Corporation. To the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall at his request be paid by the Corporation in advance of the final disposition of such action or proceeding.

     The foregoing statements are subject to the detailed provisions of Section 102(b)(7) of the DGCL, Article 11 of the Certificate of Incorporation of the Registrant and Article 8 of the By-Laws of the Registrant, as applicable.

     The foregoing discussion is qualified in its entirety by reference to the DGCL and the Registrant's Certificate of Incorporation and By-Laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
            1.1              -- Purchase Agreement, dated February 11, 2000, by and among
                                Classic Cable, Inc. and Goldman, Sachs & Co., Donaldson,
                                Lufkin & Jenrette Securities Corporation and Merrill
                                Lynch, Pierce, Fenner & Smith Incorporated
            2.1 (1)          -- Securities Purchase Agreement among Classic Cable, Inc.
                                and Buford Group, Inc. dated as of May 11, 1999
            2.2 (2)          -- Asset Purchase Agreement, dated as of October 14, 1999, by and between Star Cable Associates and Universal Cable
                                Holdings, Inc., and Amendment No. 1 thereto, dated
                                February 16, 2000
            3.1 (3)          -- Classic Cable, Inc. Certificate of Incorporation dated
                                April 29, 1995.
            3.2 (4)          -- Classic Cable, Inc. Bylaws
            3.3 (5)          -- Classic Cable Holding, Inc. Certificate of Incorporation
                                dated December 1, 1996
            3.4 (6)          -- Classic Cable Holding, Inc. Bylaws
            3.5 (7)          -- Classic Telephone, Inc. Certificate of Incorporation
                                dated November 22, 1994
            3.6 (8)          -- Classic Telephone, Inc. Bylaws
            3.7 (9)          -- Universal Cable Holdings, Inc. Certificate of
                                Incorporation dated October 17, 1985, as amended
            3.8 (10)         -- Universal Cable Holdings, Inc. Bylaws
            3.9 (11)         -- Universal Cable Communications, Inc. Certificate of
                                Incorporation dated June 7, 1983, as amended
            3.10(12)         -- Universal Cable Communications, Inc. Bylaws
            3.11(13)         -- Universal Cable of Beaver Oklahoma, Inc. Certificate of
                                Incorporation dated June 4, 1987, as amended
            3.12(14)         -- Universal Cable of Beaver Oklahoma, Inc. Bylaws
            3.13(15)         -- Universal Cable Midwest, Inc. Certificate of
                                Incorporation dated February 22, 1989, as amended
            3.14(16)         -- Universal Cable Midwest, Inc. Bylaws
            3.15(17)         -- WT Acquisition Corporation Articles of Incorporation
                                dated August 14, 1992, as amended
            3.16(18)         -- WT Acquisition Corporation Bylaws
            3.17(19)         -- W.K. Communications, Inc. Certificate of Incorporation
                                dated June 11, 1987, as amended
            3.18(20)         -- W.K. Communications, Inc. Bylaws
            3.19(21)         -- Television Enterprises, Inc. Certificate of Incorporation
                                dated August 12, 1965, as amended
            3.20(22)         -- Television Enterprises, Inc. Bylaws
            3.21(23)         -- Black Creek Communications, L.P. Certificate of Limited
                                Partnership dated May 19, 1998
            3.22(24)         -- Black Creek Communications, L.P. Limited Partnership
                                Agreement
            3.23(25)         -- Black Creek Management, L.L.C. Articles of Organization
                                dated May 19, 1998
            3.24(26)         -- Black Creek Management, L.L.C. Regulations

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
            3.25(27)         -- Friendship Cable of Texas, Inc. Articles of Incorporation
                                dated July 12, 1988, as amended
            3.26(28)         -- Friendship Cable of Texas, Inc. Bylaws
            3.27(29)         -- CallCom 24, Inc. Articles of Incorporation dated June 9,
                                1998, as amended
            3.28(30)         -- CallCom 24, Inc. Bylaws
            3.29(31)         -- Correctional Cable TV, Inc. Articles of Incorporation
                                dated October 9, 1992.
            3.30(32)         -- Correctional Cable TV, Inc. Bylaws
            3.31(33)         -- Friendship Cable of Arkansas, Inc. Articles of
                                Incorporation dated July 11, 1986, as amended
            3.32(34)         -- Friendship Cable of Arkansas, Inc. Bylaws
            3.33             -- Classic Network Transmission, L.L.C. Certificate of
                                Formation dated July 21, 1999
            3.34             -- Classic Network Transmission, L.L.C. Limited Liability
                                Company Agreement, dated as of July 21, 1999
            4.1 (35)         -- Indenture for $125,000,000 9 7/8% Senior Subordinated
                                Notes due 2008, dated as of July 29, 1998, among Classic
                                Cable, Inc., as Issuer, and the Subsidiary Guarantors
                                listed on the Appendix thereto, and Chase Bank of Texas,
                                National Association, as Trustee
            4.2 (36)         -- Form of Global 9 7/8% Senior Subordinated Note due 2008
            4.3 (37)         -- Registration Rights Agreement, dated as of July 29, 1998, by and among Classic Cable, Inc., Merrill Lynch, Pierce,
                                Fenner & Smith Incorporated, and Goldman, Sachs & Co.
            4.4 (38)         -- First Supplemental Indenture, dated as of July 28, 1999, between Classic Cable, Inc., as Issuer, the Subsidiary
                                Guarantors named thereon, as Guarantors, and Chase Bank
                                of Texas, National Association, as Trustee
            4.5 (39)         -- Exchange and Registration Rights Agreement, dated July
                                28, 1999, by and between Classic Cable, Inc. and Goldman,
                                Sachs & Co., Donaldson, Lufkin & Jenrette Securities
                                Corporation and Merrill Lynch, Pierce, Fenner & Smith
                                Incorporated
            4.6 (40)         -- Indenture for $150,000,000 9.375% Senior Subordinated
                                Notes due 2009, dated as of July 28, 1999 between Classic
                                Cable, Inc., as Issuer, the Guarantors listed on Schedule
                                1 thereto, and Chase Bank of Texas, National Association,
                                as Trustee
            4.7 (41)         -- Form of Global 9.375% Senior Subordinated Note due 2009
            4.8 (42)         -- Purchase Agreement, dated July 21, 1999, by and among
                                Classic Cable, Inc. and Goldman, Sachs & Co., Donaldson,
                                Lufkin & Jenrette Securities Corporation and Merrill
                                Lynch, Pierce, Fenner & Smith Incorporated
            4.9              -- Indenture for $225,000,000 10 1/2% Senior Subordinated
                                Notes due 2010, dated as of February 16, 2000, among
                                Classic Cable, Inc., as Issuer, and the Subsidiary
                                Guarantors listed on Schedule 1 thereto, and Chase Bank
                                of Texas, National Association, as Trustee
            4.10             -- Form of Global 10 1/2% Senior Subordinated Note due 2010
            4.11             -- Exchange and Registration Rights Agreement, dated as of
                                February 16, 2000, by and among Classic Cable, Inc.,
                                Goldman Sachs & Co., Merrill Lynch & Co., Chase
                                Securities Inc. and Donaldson, Lufkin & Jenrette
            4.12(43)         -- Registration Rights Agreement dated as July 29, 1998, by and between Classic Communications, Inc., and Merrill
                                Lynch, Pierce, Fenner & Smith Incorporated

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
            4.13(44)         -- Shareholder and Registration Rights Agreement, dated as of July 29, 1998, by and among Classic Communications,
                                Inc., and Certain Stockholders and Merrill Lynch, Pierce,
                                Fenner & Smith Incorporated
            4.14(45)         -- Amended and Restated Registration Rights Agreement dated as of October 31, 1995, modified by Amendment No. 1
                                (dated as of October 31, 1995) and Amendment No. 2 (dated
                                as of December 27, 1995)
            4.15(46)         -- Amended and Restated Shareholders Agreement dated as of
                                October 31, 1995, modified by Amendment No. 1 (dated as
                                of October 31, 1995), Amendment No. 2 (dated as of
                                December 27, 1995) and Amendment No. 3 (dated as of
                                December 19, 1997)
            4.16(47)         -- Amended and Restated Stockholders' Agreement, dated as of
                                December 13, 1999, by and among Classic Communications,
                                Inc., Brera Classic, LLC and the additional parties named
                                therein
            4.17(48)         -- Amended and Restated Registration Rights Agreement, dated as of December 13, 1999, by and among Classic
                                Communications, Inc., Brera Classic, LLC and the
                                additional parties named therein
            5.1*             -- Form of opinion of Skadden, Arps, Slate, Meagher & Flom
                                (Illinois) regarding enforceability and issuance of the
                                securities, including consent
           10.1 (49)         -- Employment Agreement dated as of July 29, 1999 by and
                                between Classic Cable, Inc. and Ronald W. Martin
           10.2 (50)         -- Employment Agreement dated as of July 29, 1999 by and
                                between Classic Cable, Inc. and Elizabeth Kay Manigold
           10.3 (51)         -- Employment Agreement, dated as of July 28, 1999, by and between Classic Communications, Inc., Classic Cable, Inc.
                                and J. Merritt Belisle
           10.4 (52)         -- Employment Agreement, dated as of July 28, 1999, by and between Classic Communications, Inc., Classic Cable, Inc.
                                and Steven E. Seach
           10.5 (53)         -- Amended and Restated Credit Agreement, dated July 28,
                                1999, among Classic Cable, Inc., as Borrower, the Lenders
                                Parties thereto, Goldman Sachs Credit Partners L.P., as
                                Lead Arranger and Syndication Agent, The Chase Manhattan
                                Bank, as Documentation Agent and Union Bank of
                                California, N.A., as Administrative Agent
           10.6 (54)         -- Facilities Commitment Letter, dated June 24, 1999,
                                between Classic Cable, Inc. and Goldman Sachs Credit
                                Partners L.P.
           10.7 (55)         -- Amendment and Waiver No. 1 to the Amended and Restated
                                Credit Agreement dated November 15, 1999 among Classic
                                Cable, Inc., as Borrower, the Lenders Parties thereto,
                                Goldman Sachs Credit Partners, L.P., as Lead Arranger and
                                Syndication Agent, and The Chase Manhattan Bank, as
                                Documentation Agent, and Union Bank of California, N.A.,
                                as Administrative Agent
           10.8 (56)         -- Amended and Restated Credit Agreement dated January 31,
                                2000 among Classic Cable, Inc., as Borrower, the Lenders
                                Parties thereto, Goldman Sachs Credit Partners, L.P., as
                                Lead Arranger and Syndication Agent, and The Chase
                                Manhattan Bank, as Documentation Agent, and Union Bank of
                                California, N.A., Administrative Agent
           10.9 (57)         -- Management and Advisory Fee Agreement dated May 24, 1999
           10.10(58)         -- Asset Purchase Agreement dated May 14, 1998 by and
                                between Cable One, Inc. and Black Creek Communications,
                                Inc.
           10.10(b)(58)      -- Assignment of Asset Purchase Agreement dated June 19,
                                1998
           10.10(c)(58)      -- Amendment No. 1. to Asset Purchase Agreement dated July
                                15, 1998

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
           10.11(59)         -- Investment Agreement dated as of May 24, 1999 between
                                Brera Classic, LLC and Classic Communications, Inc.
           10.12(60)         -- Classic Communications, Inc. 1999 Omnibus Stock Incentive
                                Plan
           10.13(61)         -- 1996 Restricted Stock Award Plan of Classic
                                Communications, Inc.
           10.14(62)         -- 1998 Restricted Stock Award Plan of Classic
                                Communications, Inc.
           10.15(63)         -- Restricted Stock Award Agreement dated July 29, 1998 by and between J. Merritt Belisle and Classic
                                Communications, Inc.
           10.16(64)         -- Restricted Stock Award Agreement dated July 29, 1998 by and between Steven E. Seach and Classic Communications,
                                Inc.
           10.17(65)         -- Form of Stock Option Agreement relating to August 25,
                                1999 and December 7, 1999 grants
           12.1              -- Statement of Earnings to Fixed Charges
           21.1              -- Subsidiaries of Classic Cable, Inc.
           23.1              -- Consent of PricewaterhouseCoopers LLP
           23.2              -- Consent of PricewaterhouseCoopers LLP
           23.3              -- Consent of KPMG LLP
           24.1              -- Powers of Attorney (included as part of signature page of this Registration Statement)
           25.1              -- Statement of Eligibility on Form T-1 of Chase Bank of
                                Texas, National Association, as Trustee, including
                                consent
           99.1              -- Form of Transmittal Letter with respect to the Exchange
                                Offer
           99.2              -- Form of Notice of Guaranteed Delivery with respect to the
                                Exchange Offer

---------------

  *  To be filed by amendment

 (1) Incorporated herein by reference to Exhibit 2.1 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (2) Incorporated herein by reference to Exhibit 2 to registrant's Form 8-K filed on February 29, 2000

 (3) Incorporated herein by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (4) Incorporated herein by reference to Exhibit 3.2 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (5) Incorporated herein by reference to Exhibit 3.3 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (6) Incorporated herein by reference to Exhibit 3.4 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (7) Incorporated herein by reference to Exhibit 3.7 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (8) Incorporated herein by reference to Exhibit 3.8 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (9) Incorporated herein by reference to Exhibit 3.9 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(10) Incorporated herein by reference to Exhibit 3.10 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(11) Incorporated herein by reference to Exhibit 3.11 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(12) Incorporated herein by reference to Exhibit 3.12 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(13) Incorporated herein by reference to Exhibit 3.13 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(14) Incorporated herein by reference to Exhibit 3.14 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(15) Incorporated herein by reference to Exhibit 3.15 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(16) Incorporated herein by reference to Exhibit 3.16 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(17) Incorporated herein by reference to Exhibit 3.17 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(18) Incorporated herein by reference to Exhibit 3.18 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(19) Incorporated herein by reference to Exhibit 3.19 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(20) Incorporated herein by reference to Exhibit 3.20 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(21) Incorporated herein by reference to Exhibit 3.21 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(22) Incorporated herein by reference to Exhibit 3.22 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(23) Incorporated herein by reference to Exhibit 3.23 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(24) Incorporated herein by reference to Exhibit 3.24 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(25) Incorporated herein by reference to Exhibit 3.25 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(26) Incorporated herein by reference to Exhibit 3.26 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(27) Incorporated herein by reference to Exhibit 3.29 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(28) Incorporated herein by reference to Exhibit 3.30 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(29) Incorporated herein by reference to Exhibit 3.33 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(30) Incorporated herein by reference to Exhibit 3.34 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(31) Incorporated herein by reference to Exhibit 3.35 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(32) Incorporated herein by reference to Exhibit 3.36 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(33) Incorporated herein by reference to Exhibit 3.37 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(34) Incorporated herein by reference to Exhibit 3.38 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(35) Incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(36) Incorporated herein by reference to Exhibit 4.2 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(37) Incorporated herein by reference to Exhibit 4.3 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(38) Incorporated herein by reference to Exhibit 4.4 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(39) Incorporated herein by reference to Exhibit 10.15 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(40) Incorporated herein by reference to Exhibit 10.16 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(41) Incorporated herein by reference to Exhibit 10.17 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(42) Incorporated herein by reference to Exhibit 10.14 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(43) Incorporated herein by reference to Exhibit 4.3A to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(44) Incorporated herein by reference to Exhibit 4.3B to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(45) Incorporated herein by reference to Exhibit 4.3C to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(46) Incorporated herein by reference to Exhibit 4.3D to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(47) Incorporated herein by reference to Exhibit 4.52 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(48) Incorporated herein by reference to Exhibit 4.53 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(49) Incorporated herein by reference to Exhibit 10.1 to Classic Communications, Inc.'s Registration Statement on Form S-1 (Registration No. 333-89295)

(50) Incorporated herein by reference to Exhibit 10.2 to Classic Communications, Inc.'s Registration Statement on Form S-1 (Registration No. 333-89295)

(51) Incorporated herein by reference to Exhibit 10.3 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(52) Incorporated herein by reference to Exhibit 10.4 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(53) Incorporated herein by reference to Exhibit 10.6 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(54) Incorporated herein by reference to Exhibit 10.7 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(55) Incorporated herein by reference to Exhibit 10.5 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(56) Incorporated herein by reference to Exhibit 10.6 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(57) Incorporated herein by reference to Exhibit 10.10 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(58) Incorporated by reference to Exhibit 10.8 to registrant's Registration Statement on Form S-4 (Registration No. 333-63643)

(59) Incorporated herein by reference to Exhibit 10.9 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(60) Incorporated by reference to Exhibit 10.5 to Classic Communications, Inc.'s Annual Report on Form 10-K filed on March 30, 2000

(61) Incorporated by reference to Exhibit 10.9 to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(62) Incorporated by reference to Exhibit 10.10 to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(63) Incorporated by reference to Exhibit 10.10(a) to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(64) Incorporated by reference to Exhibit 10.10(b) to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(65) Incorporated by reference to Exhibit 10.13 to Classic Communications, Inc.'s Annual Report on Form 10-K filed on March 30, 2000

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to this request.

     (b) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            CLASSIC CABLE, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Classic Cable, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            CLASSIC CABLE HOLDING, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Classic Cable Holding, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            CLASSIC TELEPHONE, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Classic Telephone, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            UNIVERSAL CABLE HOLDINGS, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Universal Cable Holdings, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                        UNIVERSAL CABLE COMMUNICATIONS, INC.

                                        By:       /s/ STEVEN E. SEACH
                                           -------------------------------------
                                                      Steven E. Seach
                                                       President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Universal Cable Communications, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            UNIVERSAL CABLE
                                            OF BEAVER OKLAHOMA, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Universal Cable of Beaver Oklahoma, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            UNIVERSAL CABLE MIDWEST, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Universal Cable Midwest, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            WT ACQUISITION CORPORATION

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of WT Acquisition Corporation, do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            W.K. COMMUNICATIONS, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of W.K. Communications, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer      April 14, 2000
-----------------------------------------------------    and Director (Principal
                 J. Merritt Belisle                      Executive Officer)

                 /s/ STEVEN E. SEACH                   President and Chief          April 14, 2000
-----------------------------------------------------    Financial Officer
                   Steven E. Seach                       (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            TELEVISION ENTERPRISES, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Television Enterprises, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer       April 14, 2000
-----------------------------------------------------    and Director (Principal
                 J. Merritt Belisle                      Executive Officer)

                 /s/ STEVEN E. SEACH                   President and Chief           April 14, 2000
-----------------------------------------------------    Financial Officer
                   Steven E. Seach                       (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                          BLACK CREEK COMMUNICATIONS, L.P.
                                          BY: BLACK CREEK MANAGEMENT, L.L.C.
                                          Its General Partner

                                          By:     /s/ STEVEN E. SEACH
                                            ------------------------------------
                                                      Steven E. Seach,
                                               President and Chief Financial
                                                           Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Black Creek Communications, L.P., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer       April 14, 2000
-----------------------------------------------------    and Director (Principal
                 J. Merritt Belisle                      Executive Officer)

                 /s/ STEVEN E. SEACH                   President and Chief           April 14, 2000
-----------------------------------------------------    Financial Officer
                   Steven E. Seach                       (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            BLACK CREEK MANAGEMENT, L.L.C.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Black Creek Management, L.L.C., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Principal
                                                         Accounting Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            FRIENDSHIP CABLE OF TEXAS, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Friendship Cable of Texas, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Accounting
                                                         Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            CALLCOM 24, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Callcom 24, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Accounting
                                                         Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            CORRECTIONAL CABLE TV, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Correctional Cable TV, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Accounting
                                                         Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                            FRIENDSHIP CABLE OF ARKANSAS, INC.

                                            By:    /s/ STEVEN E. SEACH
                                              ----------------------------------
                                                       Steven E. Seach,
                                                President and Chief Financial
                                                            Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Friendship Cable of Arkansas, Inc., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer and       April 14, 2000
-----------------------------------------------------    Director (Principal Executive
                 J. Merritt Belisle                      Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial     April 14, 2000
-----------------------------------------------------    Officer (Principal Financial
                   Steven E. Seach                       Officer and Accounting
                                                         Officer)

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF AUSTIN, STATE OF TEXAS, ON THE 14TH DAY OF APRIL, 2000.

                                          CLASSIC NETWORK TRANSMISSION, L.L.C.

                                          By:     /s/ STEVEN E. SEACH
                                            ------------------------------------
                                                      Steven E. Seach,
                                               President and Chief Financial
                                                           Officer

                               POWER OF ATTORNEY

     We the undersigned directors and officers of Classic Network Transmission, L.L.C., do hereby constitute and appoint Steven E. Seach our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----

               /s/ J. MERRITT BELISLE                  Chief Executive Officer         April 14, 2000
-----------------------------------------------------    and Director (Principal
                 J. Merritt Belisle                      Executive Officer)

                 /s/ STEVEN E. SEACH                   President and Chief             April 14, 2000
-----------------------------------------------------    Financial Officer
                   Steven E. Seach                       (Principal Financial
                                                         Officer and Accounting
                                                         Officer)

                                 EXHIBIT INDEX

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
            1.1              -- Purchase Agreement, dated February 11, 2000, by and among
                                Classic Cable, Inc. and Goldman, Sachs & Co., Donaldson,
                                Lufkin & Jenrette Securities Corporation and Merrill
                                Lynch, Pierce, Fenner & Smith Incorporated
            2.1 (1)          -- Securities Purchase Agreement among Classic Cable, Inc.
                                and Buford Group, Inc. dated as of May 11, 1999
            2.2 (2)          -- Asset Purchase Agreement, dated as of October 14, 1999, by and between Star Cable Associates and Universal Cable
                                Holdings, Inc., and Amendment No. 1 thereto, dated
                                February 16, 2000
            3.1 (3)          -- Classic Cable, Inc. Certificate of Incorporation dated
                                April 29, 1995.
            3.2 (4)          -- Classic Cable, Inc. Bylaws
            3.3 (5)          -- Classic Cable Holding, Inc. Certificate of Incorporation
                                dated December 1, 1996
            3.4 (6)          -- Classic Cable Holding, Inc. Bylaws
            3.5 (7)          -- Classic Telephone, Inc. Certificate of Incorporation
                                dated November 22, 1994
            3.6 (8)          -- Classic Telephone, Inc. Bylaws
            3.7 (9)          -- Universal Cable Holdings, Inc. Certificate of
                                Incorporation dated October 17, 1985, as amended
            3.8 (10)         -- Universal Cable Holdings, Inc. Bylaws
            3.9 (11)         -- Universal Cable Communications, Inc. Certificate of
                                Incorporation dated June 7, 1983, as amended
            3.10(12)         -- Universal Cable Communications, Inc. Bylaws
            3.11(13)         -- Universal Cable of Beaver Oklahoma, Inc. Certificate of
                                Incorporation dated June 4, 1987, as amended
            3.12(14)         -- Universal Cable of Beaver Oklahoma, Inc. Bylaws
            3.13(15)         -- Universal Cable Midwest, Inc. Certificate of
                                Incorporation dated February 22, 1989, as amended
            3.14(16)         -- Universal Cable Midwest, Inc. Bylaws
            3.15(17)         -- WT Acquisition Corporation Articles of Incorporation
                                dated August 14, 1992, as amended
            3.16(18)         -- WT Acquisition Corporation Bylaws
            3.17(19)         -- W.K. Communications, Inc. Certificate of Incorporation
                                dated June 11, 1987, as amended
            3.18(20)         -- W.K. Communications, Inc. Bylaws
            3.19(21)         -- Television Enterprises, Inc. Certificate of Incorporation
                                dated August 12, 1965, as amended
            3.20(22)         -- Television Enterprises, Inc. Bylaws
            3.21(23)         -- Black Creek Communications, L.P. Certificate of Limited
                                Partnership dated May 19, 1998
            3.22(24)         -- Black Creek Communications, L.P. Limited Partnership
                                Agreement
            3.23(25)         -- Black Creek Management, L.L.C. Articles of Organization
                                dated May 19, 1998
            3.24(26)         -- Black Creek Management, L.L.C. Regulations
            3.25(27)         -- Friendship Cable of Texas, Inc. Articles of Incorporation
                                dated July 12, 1988, as amended
            3.26(28)         -- Friendship Cable of Texas, Inc. Bylaws

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
            3.27(29)         -- CallCom 24, Inc. Articles of Incorporation dated June 9,
                                1998, as amended
            3.28(30)         -- CallCom 24, Inc. Bylaws
            3.29(31)         -- Correctional Cable TV, Inc. Articles of Incorporation
                                dated October 9, 1992.
            3.30(32)         -- Correctional Cable TV, Inc. Bylaws
            3.31(33)         -- Friendship Cable of Arkansas, Inc. Articles of
                                Incorporation dated July 11, 1986, as amended
            3.32(34)         -- Friendship Cable of Arkansas, Inc. Bylaws
            3.33             -- Classic Network Transmission, L.L.C. Certificate of
                                Formation dated July 21, 1999
            3.34             -- Classic Network Transmission, L.L.C. Limited Liability
                                Company Agreement, dated as of July 21, 1999
            4.1 (35)         -- Indenture for $125,000,000 9 7/8% Senior Subordinated
                                Notes due 2008, dated as of July 29, 1998, among Classic
                                Cable, Inc., as Issuer, and the Subsidiary Guarantors
                                listed on the Appendix thereto, and Chase Bank of Texas,
                                National Association, as Trustee
            4.2 (36)         -- Form of Global 9 7/8% Senior Subordinated Note due 2008
            4.3 (37)         -- Registration Rights Agreement, dated as of July 29, 1998, by and among Classic Cable, Inc., Merrill Lynch, Pierce,
                                Fenner & Smith Incorporated, and Goldman, Sachs & Co.
            4.4 (38)         -- First Supplemental Indenture, dated as of July 28, 1999, between Classic Cable, Inc., as Issuer, the Subsidiary
                                Guarantors named thereon, as Guarantors, and Chase Bank
                                of Texas, National Association, as Trustee
            4.5 (39)         -- Exchange and Registration Rights Agreement, dated July
                                28, 1999, by and between Classic Cable, Inc. and Goldman,
                                Sachs & Co., Donaldson, Lufkin & Jenrette Securities
                                Corporation and Merrill Lynch, Pierce, Fenner & Smith
                                Incorporated
            4.6 (40)         -- Indenture for $150,000,000 9.375% Senior Subordinated
                                Notes due 2009, dated as of July 28, 1999 between Classic
                                Cable, Inc., as Issuer, the Guarantors listed on Schedule
                                1 thereto, and Chase Bank of Texas, National Association,
                                as Trustee
            4.7 (41)         -- Form of Global 9.375% Senior Subordinated Note due 2009
            4.8 (42)         -- Purchase Agreement, dated July 21, 1999, by and among
                                Classic Cable, Inc. and Goldman, Sachs & Co., Donaldson,
                                Lufkin & Jenrette Securities Corporation and Merrill
                                Lynch, Pierce, Fenner & Smith Incorporated
            4.9              -- Indenture for $225,000,000 10 1/2% Senior Subordinated
                                Notes due 2010, dated as of February 16, 2000, among
                                Classic Cable, Inc., as Issuer, and the Subsidiary
                                Guarantors listed on Schedule 1 thereto, and Chase Bank
                                of Texas, National Association, as Trustee
            4.10             -- Form of Global 10 1/2% Senior Subordinated Note due 2010
            4.11             -- Exchange and Registration Rights Agreement, dated as of
                                February 16, 2000, by and among Classic Cable, Inc.,
                                Goldman Sachs & Co., Merrill Lynch & Co., Chase
                                Securities Inc. and Donaldson, Lufkin & Jenrette
            4.12(43)         -- Registration Rights Agreement dated as July 29, 1998, by and between Classic Communications, Inc., and Merrill
                                Lynch, Pierce, Fenner & Smith Incorporated
            4.13(44)         -- Shareholder and Registration Rights Agreement, dated as of July 29, 1998, by and among Classic Communications,
                                Inc., and Certain Stockholders and Merrill Lynch, Pierce,
                                Fenner & Smith Incorporated

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
            4.14(45)         -- Amended and Restated Registration Rights Agreement dated as of October 31, 1995, modified by Amendment No. 1
                                (dated as of October 31, 1995) and Amendment No. 2 (dated
                                as of December 27, 1995)
            4.15(46)         -- Amended and Restated Shareholders Agreement dated as of
                                October 31, 1995, modified by Amendment No. 1 (dated as
                                of October 31, 1995), Amendment No. 2 (dated as of
                                December 27, 1995) and Amendment No. 3 (dated as of
                                December 19, 1997)
            4.16(47)         -- Amended and Restated Stockholders' Agreement, dated as of
                                December 13, 1999, by and among Classic Communications,
                                Inc., Brera Classic, LLC and the additional parties named
                                therein
            4.17(48)         -- Amended and Restated Registration Rights Agreement, dated as of December 13, 1999, by and among Classic
                                Communications, Inc., Brera Classic, LLC and the
                                additional parties named therein
            5.1*             -- Form of opinion of Skadden, Arps, Slate, Meagher & Flom
                                (Illinois) regarding enforceability and issuance of the
                                securities, including consent
           10.1 (49)         -- Employment Agreement dated as of July 29, 1999 by and
                                between Classic Cable, Inc. and Ronald W. Martin
           10.2 (50)         -- Employment Agreement dated as of July 29, 1999 by and
                                between Classic Cable, Inc. and Elizabeth Kay Manigold
           10.3 (51)         -- Employment Agreement, dated as of July 28, 1999, by and between Classic Communications, Inc., Classic Cable, Inc.
                                and J. Merritt Belisle
           10.4 (52)         -- Employment Agreement, dated as of July 28, 1999, by and between Classic Communications, Inc., Classic Cable, Inc.
                                and Steven E. Seach
           10.5 (53)         -- Amended and Restated Credit Agreement, dated July 28,
                                1999, among Classic Cable, Inc., as Borrower, the Lenders
                                Parties thereto, Goldman Sachs Credit Partners L.P., as
                                Lead Arranger and Syndication Agent, The Chase Manhattan
                                Bank, as Documentation Agent and Union Bank of
                                California, N.A., as Administrative Agent
           10.6 (54)         -- Facilities Commitment Letter, dated June 24, 1999,
                                between Classic Cable, Inc. and Goldman Sachs Credit
                                Partners L.P.
           10.7 (55)         -- Amendment and Waiver No. 1 to the Amended and Restated
                                Credit Agreement dated November 15, 1999 among Classic
                                Cable, Inc., as Borrower, the Lenders Parties thereto,
                                Goldman Sachs Credit Partners, L.P., as Lead Arranger and
                                Syndication Agent, and The Chase Manhattan Bank, as
                                Documentation Agent, and Union Bank of California, N.A.,
                                as Administrative Agent
           10.8 (56)         -- Amended and Restated Credit Agreement dated January 31,
                                2000 among Classic Cable, Inc., as Borrower, the Lenders
                                Parties thereto, Goldman Sachs Credit Partners, L.P., as
                                Lead Arranger and Syndication Agent, and The Chase
                                Manhattan Bank, as Documentation Agent, and Union Bank of
                                California, N.A., Administrative Agent
           10.9 (57)         -- Management and Advisory Fee Agreement dated May 24, 1999
           10.10(58)         -- Asset Purchase Agreement dated May 14, 1998 by and
                                between Cable One, Inc. and Black Creek Communications,
                                Inc
           10.10(b)(58)      -- Assignment of Asset Purchase Agreement dated June 19,
                                1998
           10.10(c)(58)      -- Amendment No. 1. to Asset Purchase Agreement dated July
                                15, 1998
           10.11(59)         -- Investment Agreement dated as of May 24, 1999 between
                                Brera Classic, LLC and Classic Communications, Inc.
           10.12(60)         -- Classic Communications, Inc. 1999 Omnibus Stock Incentive
                                Plan
           10.13(61)         -- 1996 Restricted Stock Award Plan of Classic
                                Communications, Inc.
           10.14(62)         -- 1998 Restricted Stock Award Plan of Classic
                                Communications, Inc.

        EXHIBIT NO.                                    EXHIBIT
        -----------                                    -------
           10.15(63)         -- Restricted Stock Award Agreement dated July 29, 1998 by and between J. Merritt Belisle and Classic
                                Communications, Inc.
           10.16(64)         -- Restricted Stock Award Agreement dated July 29, 1998 by and between Steven E. Seach and Classic Communications,
                                Inc.
           10.17(65)         -- Form of Stock Option Agreement relating to August 25,
                                1999 and December 7, 1999 grants
           12.1              -- Statement of Earnings to Fixed Charges
           21.1              -- Subsidiaries of Classic Cable, Inc.
           23.1              -- Consent of PricewaterhouseCoopers LLP
           23.2              -- Consent of PricewaterhouseCoopers LLP
           23.3              -- Consent of KPMG LLP
           24.1              -- Powers of Attorney (included as part of signature page of this Registration Statement)
           25.1              -- Statement of Eligibility on Form T-1 of Chase Bank of
                                Texas, National Association, as Trustee, including
                                consent
           99.1              -- Form of Transmittal Letter with respect to the Exchange
                                Offer
           99.2              -- Form of Notice of Guaranteed Delivery with respect to the
                                Exchange Offer

---------------

  *  To be filed by amendment

 (1) Incorporated herein by reference to Exhibit 2.1 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (2) Incorporated herein by reference to Exhibit 2 to registrant's Form 8-K filed on February 29, 2000

 (3) Incorporated herein by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (4) Incorporated herein by reference to Exhibit 3.2 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (5) Incorporated herein by reference to Exhibit 3.3 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (6) Incorporated herein by reference to Exhibit 3.4 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (7) Incorporated herein by reference to Exhibit 3.7 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (8) Incorporated herein by reference to Exhibit 3.8 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

 (9) Incorporated herein by reference to Exhibit 3.9 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(10) Incorporated herein by reference to Exhibit 3.10 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(11) Incorporated herein by reference to Exhibit 3.11 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(12) Incorporated herein by reference to Exhibit 3.12 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(13) Incorporated herein by reference to Exhibit 3.13 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(14) Incorporated herein by reference to Exhibit 3.14 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(15) Incorporated herein by reference to Exhibit 3.15 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(16) Incorporated herein by reference to Exhibit 3.16 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(17) Incorporated herein by reference to Exhibit 3.17 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(18) Incorporated herein by reference to Exhibit 3.18 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(19) Incorporated herein by reference to Exhibit 3.19 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(20) Incorporated herein by reference to Exhibit 3.20 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(21) Incorporated herein by reference to Exhibit 3.21 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(22) Incorporated herein by reference to Exhibit 3.22 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(23) Incorporated herein by reference to Exhibit 3.23 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(24) Incorporated herein by reference to Exhibit 3.24 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(25) Incorporated herein by reference to Exhibit 3.25 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(26) Incorporated herein by reference to Exhibit 3.26 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(27) Incorporated herein by reference to Exhibit 3.29 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(28) Incorporated herein by reference to Exhibit 3.30 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(29) Incorporated herein by reference to Exhibit 3.33 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(30) Incorporated herein by reference to Exhibit 3.34 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(31) Incorporated herein by reference to Exhibit 3.35 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(32) Incorporated herein by reference to Exhibit 3.36 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(33) Incorporated herein by reference to Exhibit 3.37 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(34) Incorporated herein by reference to Exhibit 3.38 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(35) Incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(36) Incorporated herein by reference to Exhibit 4.2 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(37) Incorporated herein by reference to Exhibit 4.3 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(38) Incorporated herein by reference to Exhibit 4.4 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(39) Incorporated herein by reference to Exhibit 10.15 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(40) Incorporated herein by reference to Exhibit 10.16 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(41) Incorporated herein by reference to Exhibit 10.17 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(42) Incorporated herein by reference to Exhibit 10.14 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(43) Incorporated herein by reference to Exhibit 4.3A to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(44) Incorporated herein by reference to Exhibit 4.3B to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(45) Incorporated herein by reference to Exhibit 4.3C to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(46) Incorporated herein by reference to Exhibit 4.3D to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(47) Incorporated herein by reference to Exhibit 4.52 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(48) Incorporated herein by reference to Exhibit 4.53 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(49) Incorporated herein by reference to Exhibit 10.1 to Classic Communications, Inc.'s Registration Statement on Form S-1 (Registration No. 333-89295)

(50) Incorporated herein by reference to Exhibit 10.2 to Classic Communications, Inc.'s Registration Statement on Form S-1 (Registration No. 333-89295)

(51) Incorporated herein by reference to Exhibit 10.3 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(52) Incorporated herein by reference to Exhibit 10.4 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(53) Incorporated herein by reference to Exhibit 10.6 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(54) Incorporated herein by reference to Exhibit 10.7 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(55) Incorporated herein by reference to Exhibit 10.5 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(56) Incorporated herein by reference to Exhibit 10.6 to the registrant's Annual Report on Form 10-K filed on March 30, 2000

(57) Incorporated herein by reference to Exhibit 10.10 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(58) Incorporated by reference to Exhibit 10.8 to registrant's Registration Statement on Form S-4 (Registration No. 333-63643)

(59) Incorporated herein by reference to Exhibit 10.9 to the registrant's Registration Statement on Form S-4 (File No. 333-63643)

(60) Incorporated by reference to Exhibit 10.5 to Classic Communications, Inc.'s Annual Report on Form 10-K filed on March 30, 2000

(61) Incorporated by reference to Exhibit 10.9 to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(62) Incorporated by reference to Exhibit 10.10 to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(63) Incorporated by reference to Exhibit 10.10(a) to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(64) Incorporated by reference to Exhibit 10.10(b) to Classic Communications, Inc.'s Registration Statement on Form S-4 (Registration No. 333-63641)

(65) Incorporated by reference to Exhibit 10.13 to Classic Communications, Inc.'s Annual Report on Form 10-K filed on March 30, 2000